Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MESQUITE COMANCHE HOLDINGS, LLC

AND

SN EF MAVERICK, LLC

COLLECTIVELY, AS SELLER,

AND

JAVELIN EF L.P.,

AS PURCHASER

DATED AS OF May 2, 2023

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

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TABLE OF CONTENTS (cont.)

Appendices, Exhibits, and Schedules:

Appendix A	-	Definitions

Exhibit A-1	-	Leases
Exhibit A-2	-	Wells
Exhibit A-3	-	Surface Interests
Exhibit A-4	-	Specified Vehicles
Exhibit A-5	-	Field Office Lease
Exhibit A-6	-	Certain Excluded Assets
Exhibit A-7	-	FCC Licenses
Exhibit B	-	Form of Assignment, Bill of Sale, and Conveyance
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Specified Contract Assignment and Assumption Agreement

Schedule 1.1(a)	-	Permitted Encumbrances
Schedule 1.1(b)	-	Specified Midstream Contracts
Schedule 1.1(c)	-	Specified Agency Agreements
Schedule 1.1(d)	-	Specified Environmental Conditions
Schedule 1.1(e)	-	Specified Matters
Schedule 1.1(f)	-	Specified Contracts
Schedule 2.2(c)	-	Contracts
Schedule 3.3(a)(iii)	-	Prepaid Property Costs
Schedule 3.4	-	Allocated Values
Schedule 5.1(a)	-	Seller Knowledge Individuals
Schedule 5.7	-	Litigation
Schedule 5.8	-	Taxes
Schedule 5.9	-	Capital Commitments
Schedule 5.10	-	Compliance with Laws
Schedule 5.11(a)	-	Material Contracts
Schedule 5.11(b)	-	Material Contracts in Default
Schedule 5.12	-	Payments for Production and Imbalances
Schedule 5.13	-	Consents and Preferential Purchase Rights
Schedule 5.14	-	Non-Consent Operations
Schedule 5.15	-	Plugging and Abandonment; Wells
Schedule 5.16	-	Environmental Matters
Schedule 5.17	-	Suspense Funds; Royalties
Schedule 5.19	-	Credit Support
Schedule 5.20(a)(i)	-	Benefit Plans
Schedule 5.20(a)(ii)	-	Obligations to Designated Business Employees
Schedule 5.22	-	Leases
Schedule 5.23	-	Payouts
Schedule 5.26	-	Permits
Schedule 5.28	-	Affiliate Retained Assets
Schedule 6.7	-	Purchaser Knowledge Individuals
Schedule 7.4	-	Operation of Business

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TABLE OF CONTENTS (cont.)

Schedule 7.11(a)	-	Designated Business Employees
Schedule 7.15	-	Certain Indemnifiable Matters
Schedule 7.17	-	Blanket Agreement Confirmations
Schedule 8.1(f)	-	Material Consents
Schedule 11.1	-	Assumed Purchaser Obligations

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of May 2, 2023 (the “Execution Date”), by and between MESQUITE COMANCHE HOLDINGS, LLC, a Delaware limited liability company (“Comanche Holdings”), and SN EF MAVERICK, LLC, a Delaware limited liability company (“SN EF Maverick”, and collectively with Comanche Holdings, “Seller”), on the one part, and JAVELIN EF L.P., a Delaware limited partnership (“Purchaser”), on the other part. Seller and Purchaser are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Seller owns certain interests in oil and gas properties, rights, and related assets that are defined and described herein as the “Assets.”

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets, in the manner and upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the Preamble of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.

Section 1.2 References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied by Seller. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions of this Agreement, (a) Seller agrees to sell, transfer, and convey the Assets to Purchaser, and (b) Purchaser agrees to purchase, accept, and pay for the Assets and to assume the Assumed Purchaser Obligations.

Section 2.2 Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the following (less and except the Excluded Assets):

(a) the oil, gas, and mineral leases, subleases, and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, farmout rights, and mineral fee interests and all other rights or interests in oil, gas, or other minerals, in each case, as described on Exhibit A-1 or otherwise located in the Assigned Area, whether producing or non-producing, together with all leasehold estates created thereby, in each case, subject to the terms, conditions, covenants, and obligations set forth in such leases (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage or rights that includes or constitutes all or part of any Leases (the “Units”), and all tenements, hereditaments, and appurtenances belonging to the Leases and Units;

(b) all oil, gas, water, disposal, injection, monitoring, and other wells located on the Leases or Units, whether producing, shut-in, completed, or temporarily or permanently plugged and abandoned, including the oil and gas wells described on Exhibit A-2 (collectively, the “Wells” and together with the Units and the Leases, the “Properties”); and all tangible personal property, supplies, inventory, equipment, fixtures, and improvements, in each case, to the extent they are owned or held for use in connection with the operation, production, treating, gathering, storing, transportation, or marketing of Hydrocarbons from the Wells (the “Equipment”), including all SCADA Equipment, flowlines, pipelines, gathering systems and appurtenances thereto;

(c) to the extent that they may be assigned, all contracts, agreements, and instruments (including any amendments thereto) that are binding on the Properties or relate to the ownership or operation of the Properties to the extent the foregoing cover or are attributable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, bottom-hole agreements, participation agreements, exchange agreements, balancing agreements, Hydrocarbon gathering and transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, including those contracts described on Schedule 2.2(c); provided, however, the foregoing shall not include (i) any contracts, agreements, or instruments to the extent they relate to any of the Excluded Assets and (ii) the Leases, the Surface Interests, the Permits, and other instruments creating or evidencing an interest in the ownership of the Assets (subject to such exclusions, the “Contracts”);

(d) the Field Office Lease;

(e) to the extent that they may be assigned, all surface fee interests, easements, licenses, servitudes, rights-of-way, surface leases, and other surface rights appurtenant to, and used or held for use in connection with, the Properties, including those surface interests set forth on Exhibit A-3 or otherwise located within the Assigned Area, and all improvements, fixtures, structures, facilities and appurtenances (including any field offices or yards) located thereon or relating thereto (the “Surface Interests”);

(f) all pipelines, in-field gathering lines, flowlines and water management facilities used or held in connection with the production, gathering, treatment, storing, sale, or disposal of Hydrocarbons or produced water from or in connection with the Assets;

(g) all Hydrocarbons in, on, under, or produced from or attributable to the Properties at and after the Effective Time, and the proceeds thereof, and all Hydrocarbon inventories from or attributable to the Properties that are in storage as of the Effective Time;

(h) all rights, benefits, liabilities, and obligations arising from or in connection with any Imbalances;

(i) to the extent that they may be assigned (provided that Seller shall use Commercially Reasonable Efforts to obtain consent to assign), all Permits that are used or held for use in connection with the ownership or operation of the Assets;

(j) to the extent they may be assigned without payment of a fee or other penalty to any Third Party under any Contract (unless Purchaser has separately agreed in writing to pay such fee or other penalty), all geophysical, geological, cores and core analysis, and other seismic and related technical data and information relating to the Assets (excluding, however, (i) all geological, geophysical and other seismic and related technical data and information relating to the Assets which Seller may not, after using Commercially Reasonable Efforts, disclose, assign or transfer under existing agreements and (ii) licenses without making any additional payments unless Purchaser actually makes such payment);

(k) all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, to the extent attributable to the Assets (i.e., those items described in the other subsections of this Section 2.2) with respect to periods of time from and after the Effective Time, and (ii) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or contract, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the Assets (i.e., those items described in the other subsections of this Section 2.2);

(l) all rights to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, in each case, to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of the Assets (i.e., those items described in the other subsections of this Section 2.2) or to the extent relating to any Assumed Purchaser Obligations;

(m) all intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors, and Third Parties, and rights accruing under applicable statutes of limitation or prescription, in each case, to the extent that they are related or attributable to the Assets;

(n) to the extent related to the Assets (i.e., those items described in the other subsections of this Section 2.2), all claims, rights, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs, and expenses (including court costs, expert witness fees, and reasonable attorneys’ fees) in favor of Seller (i) arising from acts, omissions, or events occurring from and after the Effective Time, or (ii) relating to the period prior to the Effective Time to the extent covering, related or attributable to the Assumed Purchaser Obligations, in each case, excluding items that relate to matters for which Seller is required to provide indemnification to Purchaser hereunder;

(o) all communication towers, antenna, radio frequency transmitters and associated electronic equipment related to the FCC Licenses; and

(p) the Records.

Section 2.3 Excluded Assets. The Assets shall not include, and there is excepted, reserved, and excluded from this transaction, the Excluded Assets.

Section 2.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to the other terms and conditions of this Agreement, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 12:01 a.m., Central Time, on March 1, 2023 (the “Effective Time”), as described below.

(b) Except with respect to the Specified Agency Agreement Receivables, Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets at and after the Effective Time (provided that, notwithstanding the preceding, Seller and its Affiliates shall be entitled to all proceeds of cash calls and billings and other funds received for the account of Third Parties with respect to any of the Assets operated by Seller or its Affiliates for all periods prior to the Closing Date, but only to the extent that such proceeds and funds are used by Seller (or its Affiliate) to pay for expenditures on behalf of such Third Parties in Seller’s (or its Affiliate’s) role as operator of the Assets prior to the Closing Date, in which case, Purchaser shall not be burdened by any such expenses through an upward adjustment to the Unadjusted Purchase Price or otherwise), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time.

(c) Seller (i) shall be entitled to (A) all production of Hydrocarbons from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, revenue, receipts, and credits earned with respect to the Assets prior to the Effective Time, and to proceeds from cash calls and billings and other funds received for the account of Third Parties for all periods prior to the Closing Date, as described in subsection (b) above, but only to the extent that such proceeds and funds are used by Seller (or its Affiliate) to pay for expenditures on behalf of such Third Parties in Seller’s (or its Affiliate’s) role as operator of the Assets prior to the Closing Date (in which case, Purchaser shall not be responsible for such Third Party expenses through an upward adjustment to the Unadjusted Purchase Price or otherwise to the extent such Third Party expenses are paid by Seller in its role as operator from such retained cash calls and billings), and (B) all Specified Agency Agreement Receivables, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

(d) Should Purchaser receive after Closing any income, proceeds, revenue, or other amounts to which Seller is entitled under Section 2.4(c), Purchaser shall fully disclose, account for, and promptly remit the same to Seller. If, after Closing, Seller receives any income, proceeds, revenue, or other amounts with respect to the Assets to which Seller is not entitled pursuant to Section 2.4(c), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(e) Should Purchaser pay after Closing any Property Costs for which Seller is responsible under Section 2.4(c), Seller shall reimburse Purchaser promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Seller pay after Closing any Property Costs for which Seller is not responsible under Section 2.4(c), Purchaser shall reimburse Seller promptly after receipt of an invoice with respect to such Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f) Except to the extent such amounts are, or are attributable to, the Excluded Assets, Seller shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs incurred with respect to the Assets following the date that is the nine-month anniversary of the Closing Date.

(g) Rights-of-way fees, insurance premiums, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at and after the Effective Time. Asset Taxes shall be allocated in a manner consistent with Section 12.2. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 2.5 Procedures.

(a) For purposes of allocating production (and proceeds and accounts receivable with respect thereto) under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the initial point of entry into the pipelines through which they are transported from the field and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters (or other custody transfer meters, whichever is closest to the Well) on the pipelines through which they are transported. Such allocations (along with the adjustments made pursuant to Section 3.3) shall be based on data and information provided by the Third Party operators (if applicable) of the Assets and all other relevant data and information reasonably available to the Parties; provided that, if any such data or information has not been provided by a Third Party operator as of the relevant time, then Seller shall make a good faith estimate of such allocations or adjustments, as applicable, based on the best data and information available to Seller at such time. In order to accomplish the foregoing allocation of production, Seller shall conduct customary gauging, metering and strapping procedures, or shall utilize reasonable interpolating procedures to arrive at an allocation of production when gauging, metering and strapping data is not available on hand as of the Effective Time. Seller shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data used by Seller and reasonably necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.3. The terms “earned” and “incurred” shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society standards, and expenditures that are incurred pursuant to an operating agreement, unit agreement, or similar agreement shall be deemed incurred when expended by the operator of the applicable Property, in accordance with such operator’s then-current practice.

(b) After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of (i) Property Costs for which such Party is entirely or in part responsible under the terms of Section 2.4 or (ii) Hydrocarbons from or attributable to the Properties (and all products and proceeds attributable thereto) or other income, proceeds, revenue, receipts, and credits earned with respect to the Assets, in each case, to which such Party is entirely or in part entitled under the terms of Section 2.4, provided that a Party shall not agree to any adjustments to previously assessed costs for which the other Party is liable, or any compromise of any audit claims to which such other Party would be entitled, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed. Purchaser shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Purchaser or its Affiliates and relating to periods for which Seller is wholly or partially responsible or with respect to any Excluded Assets.

ARTICLE 3

PURCHASE PRICE

Section 3.1 Purchase Price.

(a) The purchase price for the Assets shall be $600,000,000 (the “Unadjusted Purchase Price”), as adjusted and paid, as applicable, pursuant to and in accordance with Section 3.3 and Section 9.4.

(b) Upon the execution of this Agreement, Purchaser shall deliver into the Escrow Account an amount equal to $60,000,000 (together with all interest accrued thereon, the “Deposit”) to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement. If the Closing occurs, the Deposit shall be taken into account in the determination of the Closing Payment pursuant to Section 9.4(a). However, if the Closing does not occur, the Deposit shall be distributed in accordance with Section 10.2.

Section 3.2 Allocation of Purchase Price. The Parties agree that the Adjusted Purchase Price and any liabilities associated with the Assets (to the extent properly taken into account as consideration for U.S. federal income tax purposes) shall be allocated among the six categories of assets specified in Part II of IRS Form 8594, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, in accordance with an allocation schedule, which shall be prepared by Seller and delivered to Purchaser within 60 days following the final determination of the Adjusted Purchase Price pursuant to Section 3.3 and Section 9.4 (the “Purchase Price Allocation Schedule”). If the Parties, acting reasonably and in good faith, agree on the Purchase Price Allocation Schedule or any revisions thereto within 30 days subsequent to the delivery of the draft Purchase Price Allocation Schedule delivered by Seller to Purchaser (as described in the immediately preceding sentence), then, except as otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code), the Parties shall use the Purchase Price Allocation Schedule to allocate the Adjusted Purchase Price and any liabilities associated with the Assets (to the extent properly taken into account as consideration for U.S. federal income tax purposes) among the Assets; provided, however, that (x) if the Parties are unable to mutually agree on the allocation within the 30-day period, then each Party shall be entitled to determine its own allocation, (y) nothing contained herein shall prevent either Party from settling in good faith any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the allocation and (z) neither Party shall be required to litigate any proposed deficiency or adjustment by any Taxing authority challenging such allocation. Each Party shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the agreed Purchase Price Allocation Schedule. If an adjustment is made with respect to the Unadjusted Purchase Price (including any portion thereof) pursuant to this Agreement, the Purchase Price Allocation Schedule shall be adjusted in accordance with Section 1060 of the Code and as mutually agreed by the Parties (and the other provisions of this Section 3.2 with respect to disputed items, if any, shall apply mutatis mutandis).

Section 3.3 Adjustments to Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (x) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP as consistently applied by Seller, (y) without duplication (in this Agreement or otherwise), and (z) with respect to matters (A) in the case of Section 3.3(b)(iii), for which notice is given on or before the applicable Title Claim Date, and (B) in all of the other cases set forth in Section 3.3(a) and Section 3.3(b), identified on or before the Cut-off Date. Each adjustment to the Unadjusted Purchase Price described in Section 3.3(a) and Section 3.3(b) shall be allocated among the Assets in accordance with Section 3.4. Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, with the result of such adjustments to such Unadjusted Purchase Price herein the “Adjusted Purchase Price”:

(a) The Unadjusted Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i) an amount equal to all Property Costs attributable to the ownership or operation of the Assets that are incurred at and after the Effective Time but paid by Seller or its Affiliates (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Seller pursuant to Section 2.4(c).

(ii) an amount equal to, to the extent that such amounts have been received by Purchaser and not remitted or paid to Seller, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties prior to the Effective Time, (B) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and (C) any other amounts to which Seller is entitled pursuant to Section 2.4(c);

(iii) the amount of all prepaid Property Costs paid by Seller (or any of its Affiliates) with respect to the ownership or operation of the Assets after the Effective Time (with such amount determined consistent with Section 2.4(g)) as set forth on Schedule 3.3(a)(iii), and to the extent not set forth on Schedule 3.3(a)(iii), all prepaid Property Costs in each case to the extent any such individual prepaid Property Cost is less than $250,000;

(iv) to the extent that proceeds for such volumes have not been received by Seller, an amount equal to the aggregated volumes of merchantable Hydrocarbons stored in stock tanks (excluding tank bottoms), pipelines, or other storage (excluding Hydrocarbons that are stored as linefill) as of the Effective Time that are attributable to the ownership or operation of the Assets, multiplied by the contract price therefor on the Effective Time;

(v) to the extent that Seller is under-produced or over-delivered as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 5.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances, multiplied by a price of $2.04 per MMBtu;

(vi) an amount equal to all Overhead Costs attributable to the period from the Effective Time to the Closing Date (pro-rated for any partial months);

(vii) the amount of Asset Taxes allocated to Purchaser pursuant to Section 12.2 but paid or otherwise economically borne by Seller (or any of its Affiliates) (which shall include, for the avoidance of doubt, any prepaid Asset Taxes); and

(viii) the Specified Agency Agreement Amount (to the extent received by Purchaser); and

(ix) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b) The Unadjusted Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i) an amount equal to all Property Costs attributable to the ownership or operation of the Assets that are incurred prior to the Effective Time but paid by Purchaser (as is consistent with Section 2.4(b) and Section 2.4(c)), but excluding any amounts previously reimbursed to Purchaser pursuant to Section 2.4(e);

(ii) an amount equal to, to the extent that such amounts have been received by Seller and not remitted or paid to Purchaser, (A) all proceeds from the production of Hydrocarbons from or attributable to the Properties at and after the Effective Time, (B) all other income, proceeds, receipts, and credits earned with respect to the Assets at and after the Effective Time, and (C) any other amounts to which Purchaser is entitled pursuant to Section 2.4(b);

(iii) any reductions to the Unadjusted Purchase Price to be made in accordance with Section 4.2 (which shall include, for purposes of certainty, an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.2(c)), reduced by any amounts for Title Benefits determined pursuant to Section 4.3;

(iv) an amount equal to the Allocated Value of any Assets excluded from this transaction pursuant to Section 4.6;

(v) to the extent that Seller is over-produced or under-delivered as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 5.12, as complete and final settlement of all such Imbalances, the amount of the Imbalances, multiplied by a price of $2.04 per MMBtu;

(vi) to the extent not transferred to Purchaser at the Closing, the amount of any Suspense Funds held by Seller as of Closing, if any;

(vii) the amount of Asset Taxes allocated to Seller pursuant to Section 12.2 but paid or otherwise economically borne by Purchaser (or any of its Affiliates); and

(viii) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

Section 3.4 Allocated Values. The “Allocated Values” for the Assets (which are provided for, and allocated among, each of the Leases and Wells) are set forth on Schedule 3.4. Each adjustment shall be allocated to the particular Assets to which such adjustment relates to the extent, and in the proportion which, such adjustment relates to such Assets and to the extent that it is, in the commercially reasonable discretion of Seller, possible to do so. Any adjustment not allocated to a specific Asset or Assets pursuant to the immediately preceding sentence shall be allocated among the various Assets in proportion to the Unadjusted Purchase Price allocated to each Asset on Schedule 3.4. Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.

Section 3.5 Escrow Agreement. Simultaneously with the execution of this Agreement, Seller and Purchaser have executed, and have obtained execution by the Escrow Agent of, the Escrow Agreement.

Section 3.6 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as are required to be withheld and paid over to the applicable Governmental Body under the Code, or any applicable provision of Tax Law; provided that Purchaser shall use Commercially Reasonable Efforts to provide to Seller written notice of its intent to so deduct and withhold, along with a description of the legal basis therefor, at least five Business Days prior to such contemplated deduction or withholding. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Body in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE 4

TITLE AND ENVIRONMENTAL MATTERS

Section 4.1 Seller’s Title.

(a) EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE AND EXCEPT AS EXPRESSLY REPRESENTED IN SECTION 5.7, SECTION 5.11, SECTION 5.13, SECTION 5.14, SECTION 5.21 AND SECTION 5.24, AND WITHOUT LIMITING PURCHASER’S REMEDIES FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO SELLER’S TITLE TO, OR ANY OTHER PERSON’S TITLE TO, OR ANY DEFICIENCY IN TITLE TO, ANY OF THE ASSETS OR THE DESCRIPTION THEREOF. WITHOUT LIMITATION OF SELLER’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 11.2(B) WITH RESPECT TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.7, SECTION 5.11, SECTION 5.13, SECTION 5.14, SECTION 5.21 AND SECTION 5.24 AND FOR THE EXCLUDED ASSETS AND RETAINED LIABILITIES, PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE PROVISIONS OF SECTION 4.5, PURCHASER’S SOLE REMEDY FOR

ANY DEFECT OF TITLE, WITH RESPECT TO ANY OF THE ASSETS, (i) ON OR BEFORE THE APPLICABLE TITLE CLAIM DATE, SHALL BE AS SET FORTH IN SECTION 4.2 AND (ii) FROM AND AFTER THE APPLICABLE TITLE CLAIM DATE (WITHOUT DUPLICATION), SHALL BE PURSUANT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE. EXCEPT FOR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCE AND WITHOUT LIMITING PURCHASER’S REMEDIES FOR TITLE DEFECTS SET FORTH IN THIS ARTICLE 4 OR SELLER’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 11.2(B) WITH RESPECT TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.7, SECTION 5.11, SECTION 5.13, SECTION 5.14, SECTION 5.21 AND SECTION 5.24 AND FOR THE EXCLUDED ASSETS AND RETAINED LIABILITIES, PURCHASER HEREBY WAIVES ANY RIGHT TO ASSERT ANY TITLE DEFECT OR OTHER TITLE MATTER, OR TO OTHERWISE RECEIVE ANY ADJUSTMENT TO THE PURCHASE PRICE IN RESPECT OF, ANY TITLE DEFECT OR OTHER TITLE MATTER.

(b) The Conveyance delivered at Closing will contain a special warranty of Defensible Title whereby Seller shall warrant Defensible Title to its interest in the Leases and Wells unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller or any of its Affiliates but not otherwise, subject, however, to the Permitted Encumbrances and the following subsections (i) through (iv). The special warranty of Defensible Title contained in the Conveyance shall constitute a special warranty of title by, through, and under Seller and its Affiliates under the applicable Laws of the State of Texas.

(i) The special warranty of Defensible Title contained in the Conveyance shall be subject to the further limitations and provisions of this Article 4, mutatis mutandis, but, excluding any effect of the Individual Defect Threshold and the Aggregate Defect Deductible.

(ii) No later than 5:00 p.m. Central Time on the date that is 15 months after the Closing Date (the “SWT Claim Date”), Purchaser may furnish Seller a Title Defect Notice meeting the requirements of the third sentence of Section 4.2(a) setting forth any matters that Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Conveyance. Seller shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of the special warranty of Defensible Title, prior to the date that is 120 days after Seller’s receipt of such claim of special warranty of Defensible Title. Purchaser shall be deemed to have waived all breaches of Seller’s special warranty of Defensible Title set forth in the Conveyance for which Seller has not received on or before the SWT Claim Date a valid Title Defect Notice that satisfies the requirements set forth in the third sentence of Section 4.2(a).

(iii) For purposes of the special warranty of Defensible Title contained in the Conveyance, the value of the Leases and Wells, as applicable, shall be deemed to be the Allocated Value thereof. Recovery on the special warranty of Defensible Title contained in the Conveyance shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title contained in the Conveyance, as a Title Defect on or prior to the Title Claim Date pursuant to Section 4.2, in each case without taking into account the Individual Defect Threshold and the Aggregate Defect Deductible.

(iv) Notwithstanding anything to the contrary in this Agreement, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER SHALL NOT BE ENTITLED TO PROTECTION UNDER (NOR HAVE THE RIGHT TO MAKE A CLAIM AGAINST) THE SPECIAL WARRANTY OF DEFENSIBLE TITLE CONTAINED IN THE CONVEYANCE FOR (A) ANY TITLE DEFECT ASSERTED (OR ANY MATTER RAISED IN A PRELIMINARY TITLE DEFECT NOTICE) UNDER THIS ARTICLE 4 PRIOR TO THE APPLICABLE TITLE CLAIM DATE OR (B) ANY EXCLUDED DEFECT.

Section 4.2 Title Defects.

(a) To assert a claim of a Title Defect, Purchaser must submit a claim notice to Seller (a “Title Defect Notice”) by 5:00 p.m. Central Time on June 26, 2023 (such date, the “Title Claim Date”). To give Seller an opportunity to commence reviewing and curing alleged Title Defects asserted by Purchaser, Purchaser shall use reasonable efforts to give Seller, on a bi-weekly basis prior to the Title Claim Date, written notice of any alleged Title Defects discovered by Purchaser’s Representatives during such two calendar week period, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure by Purchaser to provide any such preliminary notices shall not affect Purchaser’s right to assert Title Defects at any time prior to or on the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and include (i) a reasonably detailed description of the alleged Title Defect and the basis of the alleged Title Defect, (ii) the Asset adversely affected by the Title Defect (a “Title Defect Property”), (iii) if applicable, the Allocated Value of each Title Defect Property, (iv) reasonable documentation upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents reasonably necessary for Seller to identify the existence of the alleged Title Defect (only to the extent such documents are in Purchaser’s or its Representatives’ possession), and (v) Purchaser’s good faith estimate of the Title Defect Amount and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney, examiner or environmental consultant hired by Purchaser (and, with respect to an Environmental Defect, Purchaser’s computation of such adjustment, if applicable, shall describe in reasonable detail the remediation proposed for the alleged Environmental Defect and identify all material assumptions used by Purchaser in calculating the adjustment, including the standards Purchaser asserts must be met to comply with applicable Environmental Laws). Notwithstanding anything herein to the contrary (except for the special warranty of Defensible Title set forth in the Conveyance), subject to Purchaser’s right to indemnity under Section 11.2(b) for breaches of Seller’s representations and warranties in Section 5.7, Section 5.11, Section 5.13, Section 5.14, Section 5.21 and Section 5.24 and for the Excluded Assets and Retained Liabilities, Purchaser forever waives, and Seller shall have no liability for, Title Defects not asserted by a Title Defect Notice that substantially complies with all of the requirements set forth in the preceding sentence by the Title Claim Date.

(b)

(i) Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before (i) with respect to Title Defects other than Environmental Defects, the date that is 150 days after the Closing Date and (ii) with respect to Environmental Defects, the Closing Date (each, as applicable, the “Cure Period”) for which Purchaser has submitted a Title Defect Notice to Seller on or prior to the Title Claim Date, and Purchaser shall take all actions reasonably requested by Seller to assist it with the cure or removal of any such Title Defects; provided, however, notwithstanding any of the foregoing provisions to the contrary, and subject to, and without limiting, Section 7.16, Seller may continue to remediate any of the Specified Environmental Conditions from and after the Closing (if any such ongoing remediation is not completed prior to the Closing Date). From and after the Closing until the Remediation Transition Date, and subject to, and without limiting, Section 7.16, (x) Purchaser and its Affiliates shall grant Seller and its Representatives reasonable access to the premises of the Assets to conduct such remediation until its completion, and (y) subject to the Transition Services Agreement, Seller’s right of access granted under this Section 4.2(b)(i) from and after the Closing shall be subject to the same obligations applicable to Purchaser (pursuant to Section 7.1(b), Section 7.1(c) and Section 7.1(d) (including, for the avoidance of doubt, the indemnity provided for therein), which shall apply mutatis mutandis.

(ii) At the Closing and except with respect to Title Defects for Title Defect Properties excluded from the Closing, Seller shall convey the Title Defect Properties to Purchaser and the Unadjusted Purchase Price shall be reduced by an amount equal to the Deemed Defect Amount for any Title Defect that is not cured prior to the Closing, provided, however, that with respect to any Title Defects (other than Environmental Defects) for which Seller has provided notice to Purchaser at least two Business Days prior to the Scheduled Closing Date that Seller intends to attempt to cure such Title Defect during the applicable Cure Period (a “Remedy Notice”) or for Title Defects that are Title Defects or Environmental Defects which Seller disputes the existence of such Title Defect, the proper and adequate cure therefore, or the Title Defect Amount attributable to a Title Defect (a “Disputed Defect” and such notice, a “Dispute Notice”), (A) the Unadjusted Purchase Price shall not be reduced at the Closing by the Title Defect Amount for such Title Defect, (B) Purchaser’s good faith estimate of the Title Defect Amount for such Title Defect (the “Deemed Defect Amount”) shall not be paid to Seller at the Closing and shall be handled in accordance with Section 4.2(b)(iii) and (C) the Unadjusted Purchase Price shall be deemed to be reduced for purposes of Section 8.1(e) and Section 8.2(e) based on the Deemed Defect Amount for each Title Defect.

(iii) At Closing, Purchaser shall deposit with the Escrow Agent an amount equal to the aggregate Deemed Defect Amounts for any Title Defects with respect to which a Remedy Notice or Dispute Notice is provided to Purchaser by Seller in accordance with Section 4.2(b)(ii) (such amount, the “Defect Escrow Amount”), and such Defect Escrow Amount or portions thereof shall be distributed in accordance with this Section 4.2(b)(iii). If (A) before the end of the applicable Cure Period, Seller and Purchaser agree that such Title Defect has been cured, or (B) Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is fully cured or does not exist, then within five Business Days after the expiration of the applicable Cure Period (in the case of clause (A)) or the determination of the Title Arbitrator (in the case of clause (B)), the Parties shall jointly direct the Escrow Agent to release the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) to Seller; provided, however, that, if such Title Defect has only been partially cured, the Unadjusted Purchase Price shall be adjusted downward based on the Title Defect Amount for such Title Defect as partially cured, the Parties shall jointly direct the Escrow Agent to release to Purchaser the portion of the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) that is equal to such adjustment (or the entirety of such amount if the Title Defect Amount equals or exceeds the amount so escrowed), the Parties shall jointly direct the Escrow Agent to release to Seller the remaining amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii), if any, and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed under Section 9.4(b). If (1) upon the end of the applicable Cure Period, Seller and Purchaser agree that such Title Defect has not been cured, or (2) Seller and Purchaser cannot agree, and it is determined by the Title Arbitrator that such Title Defect is not cured, then, within five Business Days after the expiration of the applicable Cure Period (in the case of clause (1)) or the determination of the Title Arbitrator (in the case of clause (2)), the Parties shall jointly direct the Escrow Agent to release the Deemed Defect Amount escrowed for such Title Defect pursuant to this Section 4.2(b)(iii) to Purchaser, the Unadjusted Purchase Price shall be adjusted downward by the Title Defect Amount for such Title Defect and such adjustment and releases shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b). Within five Business Days after the Title Arbitrator has made a determination with respect to any Title Defect or Title Defect Amount, the Parties shall jointly direct the Escrow Agent to disburse the amount as determined by the Title Arbitrator to the Party determined by the Title Arbitrator to be entitled thereto, but only to the extent direction has not been otherwise provided to the Escrow Agent above in this Section 4.2(b)(iii) with respect to such Title Defect or Title Defect Amount, the Unadjusted Purchase Price shall be adjusted downward in accordance with such determination, if applicable, and such adjustment shall be reflected in the calculations, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b). Any interest earned on the Defect Escrow Amount shall be released to the Party receiving such Defect Escrow Amount.

(iv) If any Title Defect that is not an Environmental Defect with respect to which Seller provided a Remedy Notice to Purchaser is not cured or resolved within the applicable Cure Period, or with respect to any Title Defect for which the Title Arbitrator has made a determination with respect to any Disputed Title Matter in favor Purchaser, then the Unadjusted Purchase Price shall be adjusted downwards by the applicable Title Defect Amount and the Parties shall promptly deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to return the applicable Title Defect Amount to Purchaser. For the avoidance of doubt, if there are any Disputed Defects that have not been cured, waived, or otherwise resolved by written agreement of the Parties prior to the Closing, such Disputed Defect(s) (and any remedies relating thereto) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4. An election by Seller to attempt to cure a Title Defect shall be without prejudice to its rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Seller’s right to dispute the existence, nature, or value of, or cost to cure, the alleged Title Defect.

(c) In the event that any Title Defect is not waived by Purchaser or, subject to Section 4.2(b), not cured or resolved within the Cure Period, then subject to Section 4.5(b) and to the applicable Individual Defect Threshold and the Aggregate Defect Deductible, as applicable, the Unadjusted Purchase Price shall be decreased by an amount equal to an amount determined pursuant to Section 4.2(d) (the “Title Defect Amount”) as being the value of such Title Defect.

(d) The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance, or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Title Defect Property;

(iii) if the Title Defect reflects a discrepancy (with a proportionate decrease in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Defect Property and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable;

(iv) if the Title Defect reflects a discrepancy between (A) the Net Acres for the affected Lease and (B) the Net Acres stated in Exhibit A-2, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Acre decrease for such Title Defect Property, and the denominator of which is the Net Acres of such Title Defect Property stated in Exhibit A-2;

(v) if the Title Defect is an Environmental Defect, the Title Defect Amount shall be equal to the estimated costs and expenses of the most cost-effective remediation of the Environmental Defect (as of the Title Claim Date) required or allowed under applicable Environmental Laws;

(vi) if the Title Defect represents an obligation, encumbrance, burden, or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (ii), (iii), (iv) or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation;

(vii) the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; provided that, for clarity, a single Title Defect which affects more than one Title Defect Property (each with an Allocated Value) shall be subject to a single application of the Individual Defect Threshold for purposes of determining whether the Title Defect Amount for any such Title Defect exceeds the Individual Defect Threshold; provided, further, that Title Defect Amounts for Environmental Defects for any regulatory deficiency not based on underlying physical condition of the Assets may be aggregated for purposes of meeting the Individual Defect Threshold to the extent, and only to the extent, such Environmental Defects represent the same or substantially similar regulatory deficiency; and

(viii) notwithstanding anything to the contrary in this Article 4, except with respect to Title Defects described in Section 4.2(d)(ii) or Section 4.2(d)(v), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(e) It is understood and agreed that Environmental Defects shall constitute Title Defects for purposes of this Agreement (as is provided in the definition of the term “Title Defects” set forth in Appendix A) and, as such, will be handled in accordance with, and in all instances will be subject to, the provisions of this Section 4.2 and the other applicable provisions of this Article 4 (including the applicable Individual Defect Threshold and Aggregate Defect Deductible set forth in Section 4.5). As such, without limiting the disclaimers and acknowledgements set forth in Article 5, respectively:

(i) SUBJECT TO, AND WITHOUT LIMITATION OF, PURCHASER’S RIGHT TO INDEMNITY IN SECTION 11.2(B) FOR BREACHES OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 5.15 AND SECTION 5.16 AND THE EXCLUDED ASSETS AND RETAINED LIABILITIES, PURCHASER HEREBY WAIVES AND RELEASES ANY REMEDIES OR CLAIMS (WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, LIQUIDATED OR UNLIQUIDATED, AND WHETHER ARISING AT LAW OR IN EQUITY) THAT IT MAY HAVE AGAINST SELLER, ITS AFFILIATES OR ANY OTHER MEMBER OF THE SELLER GROUP UNDER APPLICABLE LAWS WITH RESPECT TO ENVIRONMENTAL DEFECTS (INCLUDING ANY CLAIMS ARISING UNDER CERCLA OR OTHER ENVIRONMENTAL LAWS), OR OTHER ENVIRONMENTAL MATTERS, EXCEPT SOLELY FOR THOSE REMEDIES SET FORTH IN THIS ARTICLE 4.

(ii) PURCHASER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING, AND TRANSPORTATION OF OIL AND GAS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES, SCALE, NORM, HAZARDOUS SUBSTANCES, OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON, OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM, OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS, OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM, AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

(iii) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER AGREEMENT OR INSTRUMENT DELIVERED HEREUNDER, SUBJECT TO, AND WITHOUT LIMITATION OF, SELLER’S REPRESENTATIONS SET FORTH IN SECTION 5.15 AND SECTION 5.16 SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS SUBSTANCES IN OR ON THE ASSETS.

Section 4.3 Title Benefits.

(a) Seller has the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit discovered by Seller a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit reasonably sufficient to determine the basis of the alleged Title Benefit, (ii) the Lease or Well affected by such Title Benefit (a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents upon which Seller relies for the assertion of a Title Benefit, including, at a minimum, supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to identify the existence of the alleged Title Benefit, and (v) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations and information upon which Seller’s belief is based on or before the Title Claim Date with respect to each Title Benefit discovered by Seller. Subject to Section 4.1(b)(iv), Seller forever waives Title Benefits not asserted by a Title Benefit Notice meeting all the requirements set forth in the preceding sentence by the Title Claim Date.

(b) With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), the downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.3(b)(iii) for Title Defects shall be decreased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c). For the avoidance of doubt, the application of any Title Benefit Amounts to the Unadjusted Purchase Price shall be applicable only as an offset to those Title Defect Amounts that may result in a downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.3(b)(iii).

(c) The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms, and conditions:

(i) if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit reflects a difference (with a proportional increase in the working interest for the affected Title Defect Property) between (A) the Net Revenue Interest for the affected Title Benefit Property and (B) the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated in Exhibit A-1 or Exhibit A-2, as applicable; and

(iii) if the Title Benefit reflects a discrepancy between (A) the Net Acres for the affected Lease and (B) the Net Acres stated in Exhibit A-2, the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Acres increase for such Title Benefit Property and the denominator of which is the Net Acres of such Title Benefit Property stated in Exhibit A-2;

(iv) if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsections (ii) or (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller, and such other factors as are necessary to make a proper evaluation.

(d) If the Parties cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts prior to Closing, the provisions of Section 4.4 shall apply.

Section 4.4 Title Disputes.

(a) The Parties shall attempt to agree on all Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, prior to Closing. If the Parties are unable to agree on Title Defects and Title Benefits and Title Defect Amounts and Title Benefit Amounts, respectively, by the Scheduled Closing Date, then all Deemed Defect Amounts shall be paid into escrow in accordance with Section 4.2(b)(iii). If, on or before the Closing, the Parties are unable to agree on an alleged Title Defect/Title Benefit (including, in the case of Title Defects, the adequate cure therefor) or Title Defect Amount/Title Benefit Amount (the

“Disputed Title Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4. By not later than the fifth Business Day following the Closing (or (i) the Scheduled Closing Date, if prior to Closing and such Disputed Title Matters must be resolved in order to determine whether the conditions described in Section 8.1(e) and Section 8.2(e) are not satisfied, or (ii) if related to a dispute regarding whether a Title Defect was cured, the expiration of the applicable Cure Period), Purchaser shall provide to Seller in the case of Title Defects/Title Defect Amounts and Seller shall provide to Purchaser in the case of Title Benefit/Title Benefit Amounts, a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all reasonable supporting documentation, of the Disputed Title Matters (with such Party providing the notice being referred to herein as the “Disputing Party”). By not later than 10 Business Days after the other Party’s receipt of the Disputing Party’s written description of the Disputed Title Matters, such other Party shall provide to the Disputing Party a written response setting forth the other Party’s position with respect to the Disputed Title Matters together with all reasonable supporting documentation.

(b) By not later than 10 Business Days after the Disputing Party’s receipt of the other Party’s written response to the Disputing Party’s written description of the Disputed Title Matters, the Disputing Party may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section 4.4, by written notice (the “Title Arbitration Notice”) to such other Party of any Disputed Title Matters not otherwise mutually resolved or waived that are to be resolved by arbitration (“Final Disputed Title Matters”).

(c) The arbitration shall be held before a one-member arbitration panel (the “Title Arbitrator”), determined as follows: the Title Arbitrator shall be an attorney with at least 10 years’ experience (i) in the case of Title Defects other than Environmental Defects, examining oil and gas titles in the geographic area where the Assets subject to such dispute are located, and (ii) in the case of Environmental Defects, as an environmental attorney practicing in the geographic area where the Assets subject to such dispute are located; provided, however, that the Title Arbitrator shall not have performed professional services for either Party or any of their respective Affiliates during the previous five years. Within two Business Days following a Party’s receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three acceptable, qualified arbitrators. Within two Business Days following the exchange of lists of acceptable arbitrators, the Parties shall select by mutual agreement the Title Arbitrator from their original lists of three acceptable arbitrators. If no such agreement is reached within seven Business Days following the delivery of Title Arbitration Notice, the Houston, Texas office of the American Arbitration Association shall select an arbitrator from the original lists provided by the Parties to serve as the Title Arbitrator.

(d) Within three Business Days following the selection of the Title Arbitrator, the Parties shall submit one copy to the Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the other Party, (iii) the other Party’s written response to the Disputing Party’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to the Disputing Party, and (iv) the Title Arbitration Notice. The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions. Neither Purchaser nor Seller shall have the right to submit additional documentation to the Title Arbitrator nor to demand discovery on the other Party.

(e) The Title Arbitrator shall make its determination by written decision within 30 days following receipt of the Title Arbitration Notice by Purchaser or Seller, as applicable (the “Arbitration Decision”). The Arbitration Decision shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the provisions of this Article 4. The Title Arbitrator may consult with and engage disinterested Third Parties to advise the Title Arbitrator, provided that the Title Arbitrator shall disclose to the Parties the identities of such consultants and shall only use such Third Parties to the extent necessary to resolve the Final Disputed Title Matters. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five-year period preceding the arbitration nor have any financial interest in the dispute.

(f) The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.

(g) Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the fees, costs, and expenses of the Title Arbitrator pursuant to this Section 4.4.

(h) The Parties shall implement the Arbitration Decision as follows: (i) in the case of alleged Title Defects determined to be Title Defects, Seller shall remedy, at its sole election, such Title Defects pursuant to Section 4.2(c) within 10 Business Days following Seller’s receipt of the Arbitration Decision (with any amounts owed, as a result of such election, to be made and accounted for at the times set forth in Section 4.2(b)(iii) and such remedy and amounts shall be reflected in the calculation, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b)), and (ii) in the case of disputed Title Benefits and Title Benefit Amounts or Title Defect Amounts, any amounts determined to be owed by either Party shall be accounted for at the times set forth in Section 4.2(b)(iii) and such amounts shall be reflected in the calculation, and any further reconciliation, if necessary, shall be completed, under Section 9.4(b). Any alleged Title Defect or Title Benefit determined not to be a Title Defect or Title Benefit (as applicable) under the Arbitration Decision shall be final and binding as not being a Title Defect or Title Benefit, as applicable.

Section 4.5 Limitations on Applicability.

(a) Except for the Special Warranty of Defensible Title under the Conveyance, the right of Purchaser or Seller to assert a Title Defect or Title Benefit, respectively, under this Article 4 shall terminate on the Title Claim Date, except that until the alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any such alleged Title Defect or Title Benefit or Title Defect Amount or Title Benefit Amount properly submitted in accordance with Section 4.4 on or before the Title Claim Date. Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter that could also result in the breach of any representation or warranty of Seller as set forth in Article 5, Purchaser shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article 4 and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

(b) Notwithstanding anything to the contrary in this Agreement, except with respect to a Title Defect that would constitute a breach of Seller’s special warranty of Defensible Title (including any such claims asserted by Purchaser prior to Closing), in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Title Defects (including Title Defects constituting Environmental Defects) under this Article 4 (i) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed (A) $150,000 with respect to any Title Defect that is not an Environmental Defect, and (B) $250,000 with respect to any Title Defect that is an Environmental Defect (each an “Individual Defect Threshold”), and (ii) unless the amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the applicable Individual Defect Threshold) in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured or indemnified by Seller in accordance with this Article 4) exceeds 2.5% of the Unadjusted Purchase Price (the “Aggregate Defect Deductible”), after which point, subject to the applicable Individual Defect Threshold and Section 4.3(b), Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price or other remedies elected by Seller in accordance with Section 4.2(c) only with respect to Title Defect Amounts in excess of such Aggregate Defect Deductible and only to the extent that Title Defect Amounts exceed the Aggregate Defect Deductible.

(c) Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.14, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.6 Consents to Assignment and Preferential Rights to Purchase.

(a) No later than seven Business Days after the Execution Date, Seller shall prepare and send (i) notices to the holders of any Specified Consent Requirements that are set forth on Schedule 5.13 (and, as soon as reasonably practicable after the Execution Date, Seller shall also prepare and send notices to the holders of any other required consents to assignment) requesting consents to the Conveyance and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights (“Preferential Rights”) that are set forth on Schedule 5.13 in compliance with the terms of such rights and requesting waivers of such rights. Seller shall use Commercially Reasonable Efforts to cause such consents to assignment and waivers of Preferential Rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of Preferential Rights, and in connection with seeking the release of Seller and its

Affiliates under the Specified Midstream Contracts from and after the assignment thereof to Purchaser, provided that (x) in no event shall Purchaser be required to make any payments or undertake any obligations (including (but without limitation of Purchaser’s obligations set forth in Section 7.6 and Schedule 1.1(b)) to provide any bonds, letters of credit, guarantees, credit support or any other assurances as to financial capability, resources, and creditworthiness) in order for such counterparty to provide its consent to the transactions contemplated by this Agreement, (y) with respect to the Specified Midstream Contracts, Purchaser shall provide any bonds, letters of credit, guarantees, credit support or any other assurances as to financial capability, resources, and creditworthiness required pursuant to Section 7.6, and, without limitation of Purchaser’s obligations set forth in Section 7.6 and Schedule 1.1(b), Purchaser shall reasonably cooperate, and negotiate in good faith in respect of any request to provide any bonds, letters of credit, guarantees, credit support or any other assurances as to financial capability, resources, and creditworthiness otherwise reasonably requested by such counterparty in order for such counterparty to provide its consent to the transactions contemplated by this Agreement and its release of Seller and its Affiliates under such Specified Midstream Contract from and after the assignment thereof to Purchaser and (z) subject to clause (x) above, for all other midstream agreements that are Material Contracts (but not listed on Schedule 1.1(b) or Schedule 5.19 and for which Purchaser has the obligation to replace under Section 7.6), Purchaser shall use commercially reasonable efforts to obtain any consents to assignment set forth therein and the release of Seller and its Affiliates under such Material Contracts from and after the assignment thereof to Purchaser; provided that Purchaser shall not be obligated to provide any bonds, letters of credit, guarantees, credit support or any other assurances as to financial capability, resources, and creditworthiness. Subject to applicable Laws, Purchaser shall have the right to contact and have discussions with the applicable consent counterparties to the extent reasonably necessary for the Parties to obtain consent under this Section 4.6; provided that Purchaser shall provide Seller with reasonable advance notice of any such discussions and Seller shall be afforded the ability to participate in such discussions. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant Article 9 as to those Assets for which Preferential Rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 3.3. If, prior to the Closing Date, any Party discovers any required consents or Preferential Rights (in each case, applying to the Assets) for which notices have not been delivered pursuant to the first sentence of this Section 4.6(a), then (A) the Party making such discovery shall provide the other Party with written notification of such consents or Preferential Rights, as applicable, (B) Seller, following delivery or receipt of such written notification, will promptly send notices to the holders of the required consents requesting consents to the Conveyance and notices to the holders of Preferential Rights in compliance with the terms of such rights and requesting waivers of such rights, and (C) the terms and conditions of this Section 4.6 shall apply to the Assets subject to such consents or Preferential Rights, as applicable.

(b) In no event shall there be included in the Conveyance any Asset for which a Specified Consent Requirement has not been satisfied, including any Assets reasonably necessary for the use or operation of the Asset affected by the unobtained Specified Consent Requirement. In cases in which the Asset subject to a Specified Consent Requirement is a Contract and Purchaser is assigned the Property or Properties to which the Contract relates, but the Contract is not transferred to Purchaser or its Affiliate due to the unwaived Specified Consent Requirement, (i) Seller shall continue after Closing to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Contract can be transferred to Purchaser upon receipt of the Specified Consent Requirement, (ii) the Contract shall be held by Seller for the benefit of Purchaser until the Specified Consent Requirement is satisfied or the Contract has terminated, and (iii) Purchaser shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Seller against any Damages incurred or suffered by Seller as a consequence of remaining a party to such Contract until the Specified Consent Requirement is satisfied or the Contract has terminated. In cases in which the Asset subject to such a Specified Consent Requirement is a Property and such consent is not satisfied by Closing, (i) the affected Property and the Assets related to that Property shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Property and related Assets and (ii) Seller shall continue to use Commercially Reasonable Efforts to satisfy the Specified Consent Requirement so that such Property can be transferred to Purchaser upon receipt of such Specified Consent Requirement. If an unsatisfied Specified Consent Requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 3.3 is subsequently obtained within 180 days following Closing, a separate closing shall be held within five Business Days thereof at which (A) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (B) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets, adjusted in accordance with Section 3.3, to Seller. If such consent requirement is not obtained within 180 following Closing, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept, and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes.

(c) If any Preferential Right is exercised prior to Closing, the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement and shall thereafter constitute Excluded Assets for all purposes. Seller shall retain the consideration paid by the Third Party and shall have no further obligation with respect to such affected Assets under this Agreement. Should a Third Party fail to exercise or waive its Preferential Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired as of Closing, the affected Assets shall not be transferred at Closing and the Unadjusted Purchase Price shall be reduced by the Allocated Values of such Assets. In the event that such Third Party exercises its Preferential Right following the Closing, Seller shall have no further obligation to sell and convey the affected Assets and Purchaser shall have no further obligation to purchase, accept, and pay for such affected Assets, and the affected Assets shall be deemed to be deleted from the applicable Exhibits and Schedules to this Agreement for all purposes. If, on the other hand, the applicable Preferential Rights are waived or expire within 180 days following Closing, a separate closing shall be held within five Business Days thereof at which closing, (i) Seller shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Assets, adjusted in accordance with Section 3.3, to Seller.

Section 4.7 Casualty or Condemnation Loss. If, after the Execution Date, but prior to the Closing Date, any portion of the Assets is damaged, destroyed, or made unavailable or unusable for the intended purpose by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 8.2(e), Seller shall promptly notify Purchaser in writing thereof and Purchaser shall nevertheless be required to close and (a) there shall be no reduction of the Unadjusted Purchase Price in respect of such Casualty Loss unless the losses to the Assets as a result of all Casualty Losses equals or exceeds $2,000,000 (in which case (i) the Unadjusted Purchase Price will be adjusted downward by the amount of the costs and expenses reasonably estimated for repairing or restoring the Assets affected by such Casualty Losses (net of any insurance proceeds paid by Seller or its Affiliates to Purchaser), and (ii) Purchaser shall assume all risk and loss associated with such Casualty Losses as an Assumed Purchaser Obligation (and Seller and its Affiliates shall have no liability for such Casualty Losses)), and (b) upon Closing, except to the extent of any downward adjustment to the Unadjusted Purchaser Price pursuant to subsection (a) above, Purchaser shall be entitled to all rights of Seller to any insurance proceeds under insurance policies issued by Third Parties, to condemnation awards and to other claims against Third Parties with respect to the Casualty Loss; provided, however, that Seller shall reserve and retain (and Purchaser shall assign to Seller) all rights, title, interests, and claims against Third Parties for the recovery of Seller’s reasonable and documented out-of-pocket costs and expenses (if any) incurred by Seller prior to Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to such Casualty Loss.

Section 4.8 Claims. Notwithstanding anything contained in this Agreement to the contrary, Purchaser, in its discretion, may elect to retract any asserted Title Defects or Environmental Defects at any time prior to Closing and, upon such election, such applicable amounts shall not be taken into account for any purpose under this Agreement (including, for the avoidance of doubt, the calculations set forth in Section 8.1(e) and Section 8.2(e)).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified to the “knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1(a). As used herein, the term “Actual Knowledge” means information personally known by such individual, without a duty of inquiry or investigation, as of the Execution Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

(b) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, and the exceptions and matters set forth on the Schedules attached to this Agreement, Seller represents and warrants to Purchaser the matters set forth in Section 5.2 through Section 5.27 on the Execution Date (except for the representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 5.2 Existence and Qualification. Each of Comanche Holdings and SN EF Maverick is a limited liability company, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not been and would not reasonably be expected to be material to Comanche Holdings or SN EF Maverick, as applicable.

Section 5.3 Power. Seller has the requisite organizational power to enter into and perform this Agreement and each Transaction Document to which Seller is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 5.4 Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Seller at Closing and all other Transaction Documents to which Seller is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing and all other Transaction Documents will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts. Subject to compliance with the HSR Act, and assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of or compliance with all Preferential Rights applicable to the transfer of the Assets contemplated hereby, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Seller, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the organizational documents of Seller, (b) result in a material default (with or without due notice or lapse of time or both) or, except for Permitted Encumbrances) the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or that affects the Assets held by Seller, (c) violate any judgment, order, writ, injunction, ruling, or decree in any material respect applicable to Seller as a party in interest, or (d) violate any Laws in any material respect applicable to Seller or any of the Assets held by Seller, except any matters described in subsections (b) or (c) above that would not have a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees. Purchaser shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Seller or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation. Except as set forth on Schedule 5.7 and Schedule 5.8, as of the Execution Date, there are no actions, suits, arbitrations, or proceedings pending, or to Seller’s knowledge, any audits pending or any actions, suits, audits, arbitrations, or proceedings threatened in writing, before any Governmental Body or arbitrator, in each case (a) to which Seller, its Affiliates (in each case, with respect to the Assets), or the Assets are subject, or (b) against Seller or its Affiliates that would materially impair Seller’s ability to perform its obligations under this Agreement or any other Transaction Document. As of the Execution Date, there are no pending written claims to which Seller is a party to enjoin or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by Seller or its Affiliates. Notwithstanding the foregoing, Seller makes no representation or warranty as to any actions, suits, or proceedings (or any judgments, orders, writs, rules, injunctions, or decrees), including any state or federal rulemaking or similar proceedings by any Governmental Body, which are, or contain issues, of broad applicability to, or which broadly affect, the Hydrocarbon exploration and production industry, other than any such actions, suits or proceedings in which Seller is a named party.

Section 5.8 Taxes and Assessments.

(a) All material Asset Taxes that have become due and payable have been duly and timely paid in full prior to delinquency (including extensions), except for any Asset Taxes that are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP, and if so contested, are identified on Schedule 5.8.

(b) All material Tax Returns with respect to Asset Taxes required to be filed have been filed, and all such returns were correct and complete in all material respects.

(c) Except as set forth on Schedule 5.8, (i) no actions, suits, Governmental Body proceeding, or audit has commenced or is now in progress or pending with respect to any Asset Taxes, and (ii) Seller has not received written notice of any pending claim from any applicable Governmental Body for the assessment of Asset Taxes and, to Seller’s knowledge, no such claim has been threatened.

(d) There are no liens or encumbrances on any of the Assets attributable to Taxes other than any liens or encumbrances described in clause (iv) of the definition of Permitted Encumbrances.

(e) No written claim has been made by any Governmental Body in a jurisdiction in which Tax Returns related to Asset Taxes are not filed by or on behalf of Seller that Seller is or may be subject to taxation or required to file Tax Returns in that jurisdiction in respect of Asset Taxes, and to Seller’s knowledge, no such claim has been threatened.

(f) Except as set forth on Schedule 5.8, there is not in force any written waiver or agreement for any extension of time for the assessment or collection of any Asset Tax imposed with respect to Seller’s interests in the Assets.

(g) None of the Assets (i) is subject to any tax partnership agreement or (ii) is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(h) This Section 5.8 and Section 5.20 are, and shall be, the exclusive representations and warranties of Seller with respect to Tax matters, and no other representations and warranties are made with respect to such matters.

Section 5.9 Capital Commitments. Except as set forth on Schedule 5.9, as of the Execution Date there were no outstanding AFEs or other capital commitments to Third Parties that were binding on the Assets and could reasonably be expected to require expenditures by Seller or its Affiliates after the Effective Time in excess of $500,000, net to Seller’s interest.

Section 5.10 Compliance with Laws. Except as set forth on Schedule 5.10, Seller and its Affiliates (in each case, with respect to the Assets) are, and for the past two years have been, and the Assets that are being operated by Seller or its Affiliates (and to Seller’s knowledge with respect to any Assets operated by a Third Party operator) are, and for the past two years have been, in each case, in compliance with all applicable Laws in all material respects (other than Environmental Laws, which are exclusively addressed in Article 4 and Section 5.16, and Tax matters, which are exclusively addressed in Section 5.8 and Section 5.20).

Section 5.11 Material Contracts.

(a) Schedule 5.11(a) sets forth all Contracts as of the Execution Date of the type described below that, in each case, will be binding upon Purchaser after the Closing and to which Seller is a party (or is a successor or assign of a party) (collectively, the “Material Contracts”):

(i) any Contract that can reasonably be expected to result in aggregate payments by Seller of more than (A) $500,000, net to Seller’s interest, during the current or any subsequent calendar year or (B) $1,000,000, net to Seller’s interest, during the term of such Contract (in each case based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for any Contract that terminates or can be terminated by Seller on not greater than 60 days’ notice;

(ii) any Contract that can reasonably be expected to result in aggregate revenues to Seller of more than (A) $500,000, net to Seller’s interest, during the current or any subsequent calendar year or (B) $1,000,000, net to Seller’s interest, during the term of such Contract (in each case, based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues), except for any Contract that terminates or can be terminated by Seller on not greater than 60 days’ notice;

(iii) any Hydrocarbon purchase and sale, storage, marketing, transportation, processing, gathering, treatment, separation, compression, or similar Contract, except for any Contract that terminates or can be terminated by Seller on not greater than 60 days’ notice;

(iv) any indenture, mortgage, loan, credit, or sale-leaseback or similar Contract;

(v) any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property which lease involves an annual base rental of more than $250,000, except for any Contract that terminates or can be terminated by Seller on not greater than 60 days’ notice;

(vi) any (A) farmout or farmin agreement, participation agreement, exploration agreement, development agreement, agreement for purchase or sale or earning of any material asset, or similar Contract, in each case, under which Seller has any remaining material rights or obligations, and (B) joint operating agreement or unit agreement;

(vii) any Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions, non-solicitation obligations or other similar restrictions on doing business;

(viii) any Contract of Seller to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets (other than with respect to production of Hydrocarbons in the ordinary course) from and after the Effective Time, but excluding rights of reassignment upon intent to abandon an Asset;

(ix) any Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing;

(x) any Contract that is a drilling contract;

(xi) any Contract that contains a call on, or option to purchase, production of Hydrocarbons;

(xii) any Contract that is a seismic or other geophysical agreement or license;

(xiii) each Contract to which Seller is a party providing for (A) severance or a change in control, transaction, retention or any similar bonus to any Designated Business Employees or (B) annual compensation for any Designated Business Employees in excess of $100,000;

(xiv) any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(xv) any Contract that is a settlement, conciliation or similar agreement with any Governmental Body; and

(xvi) any Contract where the primary purpose thereof is to indemnify another Person.

(b) As of the Execution Date, the Material Contracts are in full force and effect as to Seller and, to Seller’s knowledge, each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 5.11(b), there exists no default in any material respect under any Material Contract by Seller or, to Seller’s knowledge, by any other Person that is a party to such Material Contract. No event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s knowledge, by any other Person who is a party to such Material Contract. Prior to the Execution Date, Seller has made available to Purchaser true, correct and complete copies of each Material Contract and all material amendments thereto. As of the Execution Date, Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination (excluding adjustments made pursuant to the terms of the applicable Contract (including inflation index based adjustments pursuant to the terms of the applicable Contract) or price changes in the ordinary course of business for new work orders with Third Party service providers), market out, curtailment or early termination with respect to any Material Contract.

Section 5.12 Payments for Production and Imbalances. Except as set forth on Schedule 5.12, (a) as of the Execution Date, Seller is not obligated by virtue of any take-or-pay payment, advance payment, or other similar payment (other than (i) royalties, overriding royalties, and similar arrangements reflected in the Net Revenue Interest figures set forth on Exhibit A-1 or Exhibit A-2, as applicable; (ii) rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered thereby; (iii) gas balancing arrangements; and (iv) non-consent provisions in the Contracts) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery, and (b) as of the date set forth on Schedule 5.12, there are not any Imbalances attributable to the Properties.

Section 5.13 Consents and Preferential Purchase Rights. Except as set forth on Schedule 5.13, and subject to compliance with the HSR Act, none of the Assets, or any portion thereof, is subject to any Preferential Right, tag right, drag right or consent requirements (including Specified Consent Requirements) that may be applicable to the transactions contemplated by this Agreement, except consents that are customarily obtained after Closing (including Customary Post-Closing Consents).

Section 5.14 Non-Consent Operations. Except as set forth on Schedule 5.14 or otherwise expressly reflected on Exhibit A-1 or Exhibit A-2, as applicable, as of the Execution Date, no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

Section 5.15 Plugging and Abandonment; Wells. Except as set forth on Schedule 5.15, as of the Execution Date, (a) neither Seller nor any of its Affiliates have received any notices or demands from Governmental Bodies to plug or abandon any Wells and (b) the Wells that are neither in use for purposes of production or injection, nor temporarily suspended or temporarily abandoned in accordance with applicable Law, have been plugged and abandoned to the extent required by, and in accordance with, applicable Law. No Well is subject to material penalties on allowable production after the Effective Time because of any overproduction and all Wells that have been drilled, completed and equipped by Seller have been drilled and completed within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements.

Section 5.16 Environmental Matters. Except as set forth on Schedule 5.16, as of the Execution Date, (a) Seller has not received any written notice of material violation of or material noncompliance with any Environmental Laws relating to the Assets where such violation or noncompliance has not been previously cured or otherwise resolved to the satisfaction of the relevant Governmental Body; and (b) there are no material Actions pending, or to Seller’s knowledge, threatened in writing, with respect to the Assets arising under Environmental Laws. Notwithstanding any provision in this Agreement to the contrary, Section 5.15 and this Section 5.16 are, and shall be, the exclusive representations and warranties of Seller with respect to Environmental Laws, Environmental Liabilities, and other environmental matters, and no other representations or warranties are made with respect to such matters.

Section 5.17 Suspense Funds; Royalties. Except as set forth on Schedule 5.17, as of the Execution Date, neither Seller nor any of its Affiliates holds any Third-Party funds in suspense with respect to production of Hydrocarbons from any of the Assets (collectively, “Suspense Funds”) other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment. Except for Suspense Funds, Seller or to Seller’s knowledge, the Third-Party operator, has paid, in all material respects, all royalties, overriding royalties, shut-in royalties, compensatory royalties, delay rentals or payments and other burdens on production due by Seller or such Third-Party operator with respect to the Assets.

Section 5.18 Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar proceedings pending against, being contemplated by, or, to Seller’s knowledge, threatened against Seller or any of its Affiliates, except that SN EF Maverick and certain of its Affiliates were debtors in chapter 11 cases in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, jointly administered as Case No. 19-34508 (and for which certain matters are still pending), but as to which a plan of reorganization has been confirmed and consummated.

Section 5.19 Credit Support. Schedule 5.19 contains a true and complete list of all surety bonds, letters of credit, guarantees, and other forms of credit support currently maintained, posted, or otherwise provided by Seller or any of its Affiliates with respect to the Assets.

Section 5.20 Employee Matters.

(a) Schedule 5.20(a)(i) contains a complete and correct list of each material Benefit Plan. Seller has provided to Purchaser a copy or summary of each Benefit Plan, and with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code, a copy of the current IRS determination or opinion letter from the Internal Revenue Service (“IRS”). Each Benefit Plan has been established, maintained and administered in compliance, in all material respects, with its terms and the applicable provisions of ERISA, the Code, and all other applicable Laws. None of the Benefit Plans is or was a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which Seller, Employer or any of their respective Affiliates would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA, or a plan that is or was subject to either Title IV of ERISA or Section 412 of the Code, and none of Seller, Employer or any of their respective Affiliates would reasonably be expected to have any current or contingent liability or obligation with respect to such plans, Title or Section that could become a liability to Purchaser or any Affiliate of Purchaser. Except as set forth on Schedule 5.20(a)(ii), neither Seller nor any of its Affiliates (including Employer) has any obligation to provide retiree or post-termination health or life benefits to any Designated Business Employee, except as required by COBRA and for which the covered individual pays the full cost of coverage. None of the Benefit Plans is subject to the Laws of any jurisdiction other than the United States. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely upon a favorable opinion letter from the IRS, that it is so qualified, and to the knowledge of Seller, nothing has occurred since the date of such favorable determination that could reasonably be expected to adversely affect its tax qualified status. All of the Designated Business Employees are, and for the past 18 months or such shorter period of time in which such Designated Business Employee has been employed by Seller or its Affiliates have been, directly employed by Mesquite Energy, Inc. (the “Employer”). Seller has made available to Purchaser a list of all Designated Business Employees, including, for each, the (i) name, (ii) job title, (iii) hourly rate or annual base salary (as applicable), (iv) hire date, (v) employment status as active or on Leave (including type of Leave), (vi) primary work location, (vii) classification as exempt or non-exempt under the Fair Labor Standards Act, (viii) target annual bonus opportunity, and (ix) visa status (if applicable).

(b) Neither Seller nor any of its Affiliates, with respect to the operation of the Assets, is a party to or bound by any Labor Agreement, and there is no Labor Agreement which otherwise impacts the operation of the Assets. No Designated Business Employees are covered by any Labor Agreement (nor is any such Labor Agreement being negotiated by or on behalf of Seller or any of its Affiliates) or represented by any labor union, works council, or other labor organization. There are no unfair labor practice charges, material grievances, strikes, lockouts, organized work stoppages, slowdowns, picketing, hand billing, other material labor disputes or labor arbitration proceedings pending before any Governmental Body or, to the knowledge of Seller, threatened in writing against or affecting Seller or any of its Affiliates with respect to any Designated Business Employees or the operation of the Assets and there has been no such event during the past three years. To the knowledge of Seller, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to any Designated Business Employee or the operation of the Assets, and there have been none in the past three years.

(c) With respect to the Designated Business Employees and the operation of the Assets (including with respect to current and former employees and service providers who provide or provided services to the Assets), Seller and its Affiliates are and for the past three years have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Laws (the “WARN Act”)), workers’ compensation, labor relations, employee leave issues, and unemployment insurance.

(d) Each Benefit Plan or other agreement or arrangement that is, in whole or in part, a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times since the adoption of Section 409A of the Code, been administered, maintained and operated in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, and no amount thereunder has been, is or is reasonably expected to be subject to Tax under Section 409A of the Code.

(e) Neither Seller nor any of its Affiliates has any obligation to gross-up, indemnify, reimburse or otherwise make whole any Designated Business Employee for any Tax, including under Sections 409A or 4999 of the Code.

Section 5.21 Liens. Except for the Permitted Encumbrances, the Assets that are not Leases or Wells are free and clear of all liens, security interests, mortgages, or similar encumbrances.

Section 5.22 Leases. Except as set forth on Schedule 5.22, during the two year period prior to the Execution Date, (a) no party to any Lease or any successor to the interest of such party has filed or threatened in writing to file any action to terminate, cancel, rescind or procure judicial reformation of any such Lease, and (b) Seller has not received any written notice from any party to any Lease or any successor to the interest of such party alleging any material default under any Lease which remains unresolved as of the Execution Date. Except as set forth on Schedule 5.22, and except for Leases that are currently held by production, none of the Leases have primary terms that expire within the 12-month period following the Execution Date.

Section 5.23 Payouts. To the knowledge of Seller, Schedule 5.23 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for all Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.24 No Transfer. Neither Seller nor any Affiliate of Seller has intentionally transferred, sold, mortgaged, or pledged any material portion of the Leases with respect to depths outside of the Target Formation to (i) any Affiliate within the one-year period prior to the Execution Date or (ii) any Third Party within the one-year period prior to the Execution Date.

Section 5.25 Condemnation. As of the Execution Date, there is no pending or, to Seller’s knowledge, threatened (in writing) taking (whether permanent, temporary, whole or partial) of any part of the Assets by any Governmental Body by reason of condemnation or the threat of condemnation.

Section 5.26 Permits. Except as set forth in Schedule 5.26, (i) with respect to Assets currently operated by Seller or its Affiliates, Seller or its Affiliates, as applicable, has acquired all material Permits from appropriate Governmental Bodies required to conduct operations as presently conducted on such Assets as of the Execution Date in material compliance with all applicable Law; (ii) all such Permits are in full force and effect in all material respects, and no proceeding is pending or, to Seller’s knowledge, threatened in writing, to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (iii) Seller and its applicable Affiliates, if applicable, is in compliance in all material respects with all such Permits.

Section 5.27 Operatorship. As of the Execution Date, Seller has not received written notice of any pending vote to have a Seller removed as the “operator” under any joint operating agreement or unit agreement applicable to the Assets for which Seller is currently designated as the “operator”.

Section 5.28 Affiliate Retained Assets. Except (a) as set forth on Schedule 5.28, (b) for any asset that would constitute an Excluded Asset, (c) any Assets that are excluded from the transactions contemplated hereby pursuant to the terms of this Agreement, (d) the Specified Vehicles, or (e) assets with a reasonable replacement cost of less than $750,000 in the aggregate, no Affiliate of Seller owns any material tangible assets or any material access rights that would be required for the Assets to be owned and operated in materially the same manner as currently owned and operated by Seller in the ordinary course of business consistent with past practices.

Section 5.29 Certain Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES PURSUANT TO SECTION 11.2(B)(I), SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (OR ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (v) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (vi) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (vii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (viii) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (ix) ANY OTHER RECORD, FILES, OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ACCOUNTING MATERIALS, LEASE OPERATING STATEMENTS, OR OTHER ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1, SECTION 7.12, OR SECTION 7.13, OR

OTHERWISE); AND SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCE AND PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT, SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES PURSUANT TO ARTICLE 4 AND SECTION 11.2(B), PURCHASER DOES NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE. PURCHASER ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLER GROUP SHALL HAVE ANY RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE ASSETS THAT IS NOT EXPRESSLY ADDRESSED BY THIS AGREEMENT.

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, SECTION 5.15 OR SECTION 5.16, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT, OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES, OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND EXCEPT AS SET FORTH IN SECTION 5.15 AND SECTION 5.16, NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION, WARRANTY, OR OTHER STATEMENT, AND, SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES PURSUANT TO ARTICLE 4 AND SECTION 11.2(B), PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND

ENVIRONMENTAL CONDITION. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT, EACH OTHER TRANSACTION DOCUMENT, AND ITS OWN INSPECTION OF THE ASSETS. AS OF CLOSING, PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

(c) PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS (INCLUDING ANY PRICING DIFFERENTIALS) FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EXECUTION DATE; AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

(d) SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1 Generally. Purchaser represents and warrants to Seller the matters set forth in Section 6.2 through Section 6.14 on the Execution Date (except for representations and warranties that refer to a specified date, which will be deemed made as of such date).

Section 6.2 Existence and Qualification. Purchaser is a limited partnership, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the Assets are located and has, or as of the Closing will have, complied with all necessary requirements of Governmental Bodies required for Purchaser’s (or its Affiliate’s) ownership and operation of the Assets.

Section 6.3 Power. Purchaser has the requisite power to enter into and perform this Agreement and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated by this Agreement and such other Transaction Documents.

Section 6.4 Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Purchaser at Closing and all other Transaction Documents to which Purchaser is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate, or partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing and all other Transaction Documents will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.5 No Conflicts. Subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the transactions contemplated hereby and thereby, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership, or other organizational documents of Purchaser, (b) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which Purchaser is a party, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in subsections (b) or (c) above that would not have a Material Adverse Effect (as described in subsection (b) of the definition of Material Adverse Effect) on Purchaser.

Section 6.6 Liability for Brokers’ Fees. Seller shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Purchaser or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.7 Litigation. As of the Execution Date, there are no actions, suits, arbitrations, audits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Purchaser that are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing. As used in this Section 6.7, “Purchaser’s knowledge” is limited to information personally known by one or more of the individuals listed in Schedule 6.7 without a duty of inquiry or investigation.

Section 6.8 Financing. Purchaser will have, as of the Closing Date, access to immediately available funds (through cash on hand, funds available under lines of credit, other sources of immediately available funds, including sources on account of any Debt Financing, or lines of equity) to enable it to pay the Closing Payment to Seller and the Defect Escrow Amount, if any, at the Closing (as such amounts become due and payable).

Section 6.9 Contracts. The execution, delivery, and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not result in a material default (with due notice or lapse of time or both) under any of the terms, conditions, or provisions of any contract to which Purchaser is a party.

Section 6.10 Securities Law Compliance. Purchaser is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, (the “Securities Act”) and is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. Purchaser has such knowledge and experience in business and financial matters so that Purchaser is capable of evaluating the merits and risks of an investment in the Assets being acquired hereunder.

Section 6.11 Opportunity to Verify Information. Subject to Seller’s compliance with Section 7.1(a), Purchaser and its Representatives have, or will have before Closing, (a) been permitted full and complete access to all materials relating to the Assets, (b) been afforded the opportunity to ask all questions of Seller (or one or more Persons acting on Seller’s behalf) concerning the Assets, (c) been afforded the opportunity to investigate the condition, including the subsurface condition, of the Assets, and (d) had the opportunity to take such other actions and make such other independent investigations as Purchaser deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy, and completeness of the materials, documents, and other information provided or made available to Purchaser (whether by Seller or otherwise). PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, WRITTEN OR ORAL, AS TO THE ACCURACY OR COMPLETENESS OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER (WHETHER OR NOT BY SELLER) (INCLUDING ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED PURSUANT TO SECTION 7.1, SECTION 7.12, OR SECTION 7.13, OR OTHERWISE). PURCHASER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER (WHETHER OR NOT BY SELLER) (INCLUDING ANY MATERIALS, DOCUMENTS, OR OTHER INFORMATION PROVIDED PURSUANT TO SECTION 7.1, SECTION 7.12, OR SECTION 7.13, OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE, OR OTHERWISE.

Section 6.12 Independent Evaluation.

(a) PURCHASER IS KNOWLEDGEABLE OF THE OIL AND GAS BUSINESS AND OF THE USUAL AND CUSTOMARY PRACTICES OF OIL AND GAS PRODUCERS, INCLUDING THOSE IN THE AREAS WHERE THE ASSETS ARE LOCATED.

(b) PURCHASER IS A PARTY CAPABLE OF MAKING SUCH INVESTIGATION, INSPECTION, REVIEW, AND EVALUATION OF THE ASSETS AS A PRUDENT PURCHASER WOULD DEEM APPROPRIATE UNDER THE CIRCUMSTANCES, INCLUDING WITH RESPECT TO ALL MATTERS RELATING TO THE ASSETS AND THEIR VALUE, OPERATION, AND SUITABILITY.

(c) IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, PURCHASER HAS RELIED SOLELY ON THE BASIS OF ITS OWN INDEPENDENT DUE DILIGENCE INVESTIGATION OF THE ASSETS AND THE TERMS AND CONDITIONS OF THIS AGREEMENT, AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION, WARRANTY, OR OTHER STATEMENT, EXPRESS, STATUTORY, OR IMPLIED, ORAL OR WRITTEN, OR ANY OTHER STATEMENT, ORAL OR WRITTEN, OTHER THAN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 AND CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), AND THEN ONLY TO THE EXTENT REPRESENTED AND WARRANTED (OR CONFIRMED) THEREIN.

(d) WITHOUT LIMITING THE FOREGOING, PURCHASER EXPRESSLY ACKNOWLEDGES THE PROVISIONS SET FORTH IN SECTION 5.29, SECTION 13.18, AND SECTION 13.19.

(e) EXCEPT TO THE EXTENT ATTRIBUTABLE TO SELLER’S FRAUD, PURCHASER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT THE SELLER GROUP SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO (i) THE PURCHASER GROUP OR (ii) THE PURCHASER GROUP’S RESPECTIVE EQUITY HOLDERS, FINANCING SOURCES, INVESTORS OR CONTROLLING PERSONS ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS (OR ANY USE BY THE PURCHASER GROUP OR ANY FINANCING SOURCES OR INVESTORS OF) ANY DUE DILIGENCE INFORMATION (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY INFORMATION MADE AVAILABLE TO PURCHASER PURSUANT TO SECTION 7.1, SECTION 7.12, OR SECTION 7.13, OR OTHERWISE BY OR ON BEHALF OF SELLER OR ITS REPRESENTATIVES).

(f) PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT NO FEDERAL, STATE OR FOREIGN AGENCY HAS PASSED UPON THE MERITS OF AN INVESTMENT IN (OR WITH RESPECT TO) THE ASSETS, OR MADE ANY FINDING OR DETERMINATION CONCERNING (i) THE FAIRNESS OR ADVISABILITY OF SUCH AN INVESTMENT OR (ii) THE ACCURACY OR ADEQUACY OF THE DISCLOSURES AND INFORMATION MADE TO PURCHASER UNDER THIS AGREEMENT.

Section 6.13 Consents, Approvals or Waivers. Subject to compliance with the HSR Act, Purchaser’s execution, delivery, and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.

Section 6.14 Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or threatened against Purchaser or any of its Affiliates.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Between the Execution Date and the Closing Date (or the earlier termination of this Agreement), Seller will, and will cause its Affiliates to (i) give Purchaser and its Representatives reasonable access, during normal business hours, to the Assets (subject to obtaining any required consents of Third Parties, including any Third Party operators of the Assets; provided that Seller shall use Commercially Reasonable Efforts to obtain consent from any Third Party operators), and reasonable access to and the right to copy, at Purchaser’s sole cost, risk, and expense, the physical Records (or originals thereof) in Seller’s possession, reasonable access to electronic copies of the Records (to the extent currently held in electronic form) and reasonable access to the employees of Seller and its Affiliates that are knowledgeable about (or whose duties include performing work on or with respect to) the Assets and (ii) use Commercially Reasonable Efforts to secure for Purchaser and its Representatives access to the Properties (to the extent requested by Purchaser) from applicable Third Party operators for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that Seller may do so, after using Commercially Reasonable Efforts, without violating any obligations to any Third Party. To the extent permitted by the Third-Party operator (if applicable) after Seller uses Commercially Reasonable Efforts to obtain access for Purchaser, Purchaser will be entitled to conduct a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws. However, Purchaser (and its Representatives) shall not operate any equipment or conduct any invasive testing, sampling, or other similar activity of soil, groundwater, or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons, or NORM) on or with respect to the Assets prior to the Closing as part of its Phase I Environmental Site Assessment. If a Phase I Environmental Site Assessment identifies in good faith any “Recognized Environmental Conditions,” as such conditions are defined or described under the current ASTM International Standard Practice Designation E1527-21, then Purchaser may request Seller’s consent (which consent may be withheld in Seller’s sole discretion) to conduct additional environmental property assessments on the affected Assets, including the collection and analysis of environmental samples (collectively, the “Phase II Environmental Site Assessment”). The Phase II Environmental Site Assessment scope of work concerning any additional investigation shall be submitted to Seller in writing and shall be reasonable based on the Recognized Environmental Conditions identified by the Phase I Environmental Site Assessment. If Seller denies such a request by Purchaser in accordance with the terms of this Section 7.1(a) to undertake such a Phase II Environmental Site Assessment on the affected Assets, Purchaser shall have the right to submit a Title Defect Notice with respect to such Assets pursuant to Article 4, and the lack of a Phase I Environmental Site Assessment or Phase II Environmental Site Assessment or other similar activity or data shall not, in and of itself, invalidate such Title Defect Notice with respect to Section 4.1(a). Purchaser shall abide by the safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of the Assets) of any applicable Third-Party operator while conducting its due diligence evaluation of the Assets to the extent provided in advance of or during such activities (or conspicuously posted on-site on the Assets).

(b) The access granted to Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes unreasonable interference with the operation of the Assets. Purchaser shall coordinate its access rights with Seller (and with applicable Third Party operators) to reasonably minimize any unreasonable inconvenience to or unreasonable interruption of the conduct of business by Seller. Purchaser shall provide Seller with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a description of the activities Purchaser intends to undertake, and Seller shall have the right to accompany Purchaser (and any Representatives of Purchaser) in connection with any physical inspection of the Assets.

(c) Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller and its Affiliates and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and Section 7.3(b) and any applicable privacy Laws regarding personal information.

(d) In connection with the rights of access, examination, and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS EACH MEMBER OF THE SELLER GROUP FROM AND AGAINST ANY AND ALL DAMAGES, INCLUDING THOSE ATTRIBUTABLE TO PERSONAL INJURY, DEATH, OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES THAT ARE PROVIDED TO PURCHASER AND ITS REPRESENTATIVES IN ADVANCE OF OR DURING PURCHASER’S INSPECTION, IN EACH CASE, ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT BY THE SELLER GROUP; EXCLUDING, HOWEVER, ANY LIABILITIES ARISING OUT OF SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, PURCHASER SHALL NOT BE LIABLE FOR, AND SHALL HAVE NO INDEMNITY OBLIGATIONS WITH RESPECT TO THE DISCOVERY OF ENVIRONMENTAL CONDITIONS TO THE EXTENT SUCH ENVIRONMENTAL CONDITIONS EXISTED PRIOR TO SUCH ACCESS AND WERE NOT EXACERBATED BY SUCH ACCESS.

Section 7.2 Government Reviews. In a timely manner, the Parties shall (a) make all required filings, prepare all required applications, and conduct negotiations with each Governmental Body as to which such filings, applications, or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications, and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Without limiting the foregoing, in the event the Parties determine that filings by the Parties are required under the HSR Act, then within 10 Business Days following the execution by Purchaser and Seller of this Agreement, Purchaser and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Purchaser and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Seller shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Seller’s compliance with the HSR Act. Purchaser and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Purchaser and Seller shall use their reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 7.2 shall be borne 50% by Purchaser and 50% by Seller.

Section 7.3 Public Announcements; Confidentiality.

(a) Neither Party (nor any of their respective Affiliates) shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of the other Party (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding Preferential Rights, rights of consent, or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (iii) made to Representatives or by Purchaser to the Debt Financing Sources, or (iv) that such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised. In the case of the disclosures described under subsections (i) and (ii) of this Section 7.3(a), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b) The Parties shall keep all information and data (i) relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby, or (ii) that is or was (at any point) subject to restrictions on disclosure pursuant to the terms and conditions of the Confidentiality Agreement (including, for the avoidance of doubt, any information made available to Purchaser pursuant to Section 7.1, Section 7.12, Section 7.13, or otherwise by or on behalf of Seller or its Representatives prior to Closing) strictly confidential, except (a) for disclosures to Representatives of the Parties or by Purchaser to the Debt Financing Sources (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential), (b) as required to perform this Agreement, (c) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (d) for disclosures that are required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates or necessary in connection with an offering pursuant to an exemption from the Securities Act, (e) for disclosures to Governmental Bodies as required by Law, (e) for disclosures made by Purchaser to Crescent Energy Company or KKR and its affiliated funds and their respective limited partners or other owners, solely to the extent such affiliated funds own an investment in Purchaser, who shall be required to keep such information confidential or (f) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 7.3(b); provided that, prior to making any disclosures permitted under subsection (ii)(a) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.

(c) To the extent that the foregoing provisions of this Section 7.3 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 7.3 shall prevail and control to the extent of such conflict. If Closing should occur, the Confidentiality Agreement and Section 7.3(b) as to Purchaser shall terminate as of the Closing, except as to (i) such portion of the Assets that are not conveyed to Purchaser pursuant to the provisions of this Agreement, and (ii) any assets or properties of Seller that are not “Assets” under this Agreement (including the Excluded Assets).

Section 7.4 Operation of Business. Except (i) for the operations set forth on Schedule 5.9, and any matters set forth on Schedule 7.4, (ii) as required in the event of an emergency to protect life, property, or the environment, (iii) as permitted or otherwise expressly contemplated by this Agreement, (iv) for Seller’s right to comply with applicable Law (including any Public Health Measures), or (v) as otherwise expressly approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned, or delayed, except with regard to subsections (b), (h) and (j) which may be withheld in Purchaser’s sole discretion), from the Execution Date until the Closing Date (or the earlier termination of this Agreement), Seller shall:

(a) conduct its business related to the Assets in a good and workmanlike manner and in the ordinary course consistent with Seller’s recent practices and as a reasonably prudent operator, subject to (i) Seller’s right to comply with the terms of the Leases and applicable Contracts, and (ii) interruptions resulting from force majeure, mechanical breakdown, or planned maintenance;

(b) not commit to any new operation reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $500,000, net to the interest of Seller;

(c) not voluntarily terminate, amend, execute, or extend any Material Contracts or enter into any contract that, if entered into on or prior to the Execution Date, would have constituted a Material Contract hereunder;

(d) (i) use commercially reasonable efforts to maintain in full force and effect all Leases, and (ii) not terminate (unless the term thereof expires pursuant to the provisions existing therein), amend, or modify any of the Leases;

(e) subject to Seller’s customary insurance practices (including annual adjustments, if applicable), maintain all material insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and of the types presently in force;

(f) use commercially reasonable efforts to maintain all material Permits, approvals, bonds, and guaranties affecting the Assets, and timely make or submit all reports and filings that Seller is required to make or submit under applicable Law (including Environmental Laws) with respect to the Assets (including any required reports and filings in respect of greenhouse gas emissions) necessary for the ownership or operation of the Assets as currently operated in a manner consistent with past practices;

(g) timely pay all Property Costs incurred with respect to the Assets prior to a determination that such payments are delinquent;

(h) not transfer, farmout, sell, hypothecate, encumber, or otherwise dispose of any Properties or material Equipment except for sales and dispositions of Equipment that are obsolete or for which replacements have been obtained or Hydrocarbons, in each case, made in the ordinary course of business consistent with past practices;

(i) promptly provide Purchaser with written notice of any claim or investigation by any Third Party (including Governmental Bodies) made against Seller after Seller receives written notice thereof that materially affects, or could reasonably be likely to materially affect, the Assets;

(j) not waive, release, assign, settle, or compromise any claim of Damages attributable to the Assets that would be an Assumed Purchaser Obligation after Closing, except for any settlement that (i) requires payment of less than $150,000, other than the Specified Matter, and (ii) would not impose any material obligations or restrictions on the Assets after the Closing;

(k) not grant or create any preferential right to purchase, right of first opportunity, right of first refusal or other transfer restriction or requirement with respect to the Assets;

(l) not voluntarily waive or release any material right that could reasonably be expected to materially and adversely affect Purchaser’s ownership of the Assets after Closing;

(m) subject to clause (b), not elect to non-consent any new operation (or fail to elect, the result of which is to non-consent an operation);

(n) not (i) change any material Tax election or Tax method of accounting with respect to the Assets, (ii) surrender any right to claim a refund of Asset Taxes, or (iii) settle or compromise any liability with respect to Asset Taxes, in each case, solely attributable to (A) the portion of any Current Tax Period beginning immediately after the Effective Time or (B) any Tax period beginning after the Effective Time;

(o) not voluntarily waive or release any material right that would reasonably be expected to materially and adversely affect Purchaser’s ownership of the Assets after Closing;

(p) not waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor who provides or provided services to the Assets;

(q) not reassign the duties of (i) a Designated Business Employee such that he or she is no longer a Designated Business Employee or (ii) any other employee of Seller or its Affiliates such that he or she would be a Designated Business Employee;

(r) not (i) hire or engage any Designated Business Employee or independent contractor who provides services to the Assets, in each case, with annual compensation in excess of $150,000 or (ii) terminate (without cause), furlough, or temporarily lay off any Designated Business Employee or independent contractor who provides services to the Assets, in each case, with annual compensation in excess of $75,000; and

(s) not agree or commit to do any of the foregoing.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to either of the following individuals by electronic correspondence (at the email addresses set forth below), each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser (such approval to be in accordance with this Section 7.4):

John Jacobi	Ernesto W. Alegria
(903) 530-1211	(903) 530-1211
Email: jjacobi@javelinep.com	Email: ealegria@javelinep.com

Purchaser’s approval of any action restricted by this Section 7.4 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. In the event of an emergency, Seller may take such action as a prudent owner or operator would take and shall notify Purchaser of such action promptly thereafter. In cases in which neither Seller nor its Affiliate is the operator of the affected Assets, to the extent that the actions described in this Section 7.4 may only be taken by (or are the primary responsibility of) the operator of such Assets, the provisions of this Section 7.4 shall be construed to require only that Seller use Commercially Reasonable Efforts to cause the operator(s) of such Assets to take such actions within the constraints of the applicable operating agreements and other applicable agreements, and Seller shall not be deemed in breach of the obligations set forth in this Section 7.4 on account of any operations proposed by Purchaser in its capacity as an existing non-operating owner of any Properties. For the avoidance of doubt, and notwithstanding anything in this Section 7.4 to the contrary, an election by Purchaser to participate in any new operations under Section 7.4(a)(ii) with respect to Purchaser’s existing working interest shall be deemed to be an approval for Seller to also participate in such new operation pursuant to this Section 7.4.

Section 7.5 Change of Name. Within 60 days after Closing, Purchaser shall eliminate the name “Mesquite,” “SN,” and any variants thereof, from the Assets and shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

Section 7.6 Replacement of Bonds, Letters of Credit, and Guaranties. The Parties understand that none of the bonds, letters of credit, and guaranties, if any, posted by Seller or its Affiliates with Governmental Bodies or Third Parties relating to the Assets will be transferred to Purchaser. On or prior to Closing, Purchaser or its Affiliate shall obtain, or cause to be obtained in the name of Purchaser or its Affiliate, replacements for such bonds, letters of credit, and guaranties, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit, and guaranties posted by Seller or its Affiliates or to consummate the transactions contemplated by this Agreement, in each case, to the extent and set forth on Schedule 5.19. From and after Closing, to the extent Purchaser or its Affiliate has not obtained, or caused to be obtained in the name of Purchaser or its Affiliate, replacements for any such bonds, letters of credit, and guaranties, Purchaser shall indemnify the Seller Group against all Damages and liabilities (including bond premiums) incurred by the Seller Group under any such bond, letters or credit or guaranties, as applicable, for which Purchaser or its Affiliate has not obtained replacements, or caused replacements to be obtained in the name of Purchaser or its Affiliate, to the extent such Damages and liabilities arise after Closing and relate to Purchaser’s ownership of the Assets after Closing or the Assumed Purchaser Obligations.

Section 7.7 Notification of Breaches. Between the Execution Date and the Closing Date:

(a) Purchaser shall notify Seller promptly after Purchaser obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; provided that the failure to provide such notice shall not itself constitute a breach of this Agreement.

(b) Seller shall notify Purchaser promptly after Seller obtains actual knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect; provided that the failure to provide such notice shall not itself constitute a breach of this Agreement.

(c) If any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the Scheduled Closing Date), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.8 Amendment to Schedules. As of the Closing Date, all Schedules to this Agreement, as applicable, shall be deemed amended and supplemented by Seller to include reference to any matter that results in an adjustment to the Adjusted Purchase Price pursuant to Section 3.3 as a result of the removal under the terms of this Agreement of any of the Assets. Until the date that is three Business Days prior to the Scheduled Closing Date, Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article 5 with respect to any matters first arising, or for which knowledge was obtained, subsequent to the Execution Date. All such supplements shall be disregarded solely for purposes of determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 8.2(a) has been satisfied; provided, however, that if (a) Purchaser has knowledge that any such information disclosed on such supplement after the Execution Date causes a condition to Closing set forth in Section 8.2(a) to fail to be satisfied and (b) Purchaser elects to close, then such amendments, modifications, and supplements will be incorporated into Seller’s disclosure Schedules and any claim related to such matters disclosed in the amendments, modifications, or supplements will be deemed waived and Purchaser will not be entitled to make a claim thereon under this Agreement or otherwise with respect to such matters.

Section 7.9 Further Assurances. After Closing, the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or any other Transaction Document, including to execute, acknowledge, and deliver assignments and other documents necessary to transfer title to the Assets to Purchaser (including taking all reasonable steps to correct any errors or omissions from the Conveyances).

Section 7.10 Operatorship. At Closing, SN EF Maverick shall send notices to co-owners of those Properties that SN EF Maverick currently operates indicating that SN EF Maverick is resigning as operator and recommending that Purchaser or its Affiliate be elected successor operator. Seller agrees, that as to the Properties that SN EF Maverick or any Affiliate of Seller currently operates, Seller shall use Commercially Reasonable Efforts after Closing to support Purchaser’s or its Affiliate efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement), including by casting Seller’s (or its Affiliate’s, as applicable) vote (if applicable) and executing mutually satisfactory letters requesting the votes of the other owners of working interests in the relevant Properties, in each case in favor of the designation of Purchaser or its Affiliate as successor operator of such Assets. Seller makes no representations or warranties to Purchaser as to the transferability of operatorship of any Properties that SN EF Maverick or any Affiliate of Seller currently operates. Purchaser acknowledges and agrees that Seller cannot and does not covenant or warrant that Purchaser or any Affiliate of Purchaser shall become successor operator since the rights and obligations associated with operatorship of the Properties may be governed by operating agreements or similar agreements, and operatorship would be determined in accordance with the terms of such agreements.

Section 7.11 Employee Matters.

(a) Schedule 7.11(a) sets forth a list of the Designated Business Employees who will be made available for Purchaser or its Affiliates (the “Purchaser Employer”) to hire (the “Available Employees”) in Purchaser’s sole discretion. The Purchaser Employer may make offers of employment, if any, to any such Available Employee of its choosing. Following the Execution Date, Seller shall reasonably assist and provide the Purchaser Employer with reasonable access to the Available Employees with respect to scheduling meetings or interviews with the Available Employees. For the avoidance of doubt, Purchaser and its Affiliates (including the Purchaser Employer) shall have no obligation to meet with, interview, make an offer of employment to or employ any Available Employee. All such offers of employment, if any, (i) shall be conditioned upon the Closing and delivered to the applicable Available Employees no fewer than 30 days prior to the Termination Date for the Operational Services, each as defined in the Transition Services Agreement, (the “Transfer Date”), shall be conditioned upon the Closing and effective as of the Transfer Date, (ii) shall be conditioned upon the Purchaser Employer’s standard pre-hire procedures and each such employee’s execution of standard documents required by Purchaser Employer, and (iii) shall provide that such offer may be accepted, if at all, no later than ten days following the delivery of such offer to such employee. Solely as it relates to field-level Designated Business Employees, each such offer shall (x) provide for an annual base salary or hourly wage rate, as applicable, that is no less favorable than the annual base salary or hourly wage rate provided to the Designated Business Employee by the Employer immediately prior to Transfer Date, (y) provide for a substantially comparable role, and (z) not require relocation of the Designated Business Employee’s primary work location by more than 50 miles. Notwithstanding any other provision of this Agreement, Seller or one or more of its Affiliates shall retain the employment of each Available Employee who is on Leave (each, an “Inactive Employee”), and Seller and its Affiliates shall be solely responsible for the provision of benefits and compensation to, and all costs and other liabilities incurred in respect of, any such Inactive Employee. Purchaser or its Affiliates may, in Purchaser’s sole discretion, offer employment to any Inactive Employee. Such offer, if any, shall not be effective unless and until such Inactive Employee notifies Purchaser or its Affiliate that he or she is able to commence active employment; provided such commencement date must occur within 6 months immediately following the Transfer Date. For the avoidance of doubt, no Inactive Employee shall be considered a Transferred Employee for purposes of this Agreement until such time, if any, that such employee commences active employment with Purchaser or its Affiliates. Available Employees who accept offers of employment made pursuant to this Section 7.11(a) and commence employment with Purchaser Employer are referred to herein as “Transferred Employees.” Solely with respect to field-level Designated Business Employees, Purchaser shall indemnify Seller and its Affiliates for any severance payments and benefits due under the Mesquite Energy, Inc. Employee Severance Plan (in accordance with its existing terms as in effect on the date hereof and in the form provided to Purchaser prior to the date hereof, without regard to any modifications made after the date hereof, unless such modifications are made with Purchaser’s advance written consent) paid to any field-level Designated Business Employee set forth on Schedule 7.11(a) to whom Purchaser and its Affiliates fails to extend an offer of employment in accordance with this Section 7.11(a).

(b) For a period commencing on the Transfer Date and ending on the first anniversary of the Transfer Date (or, if earlier, on the date on which the relevant Transferred Employee’s employment terminates (in which case, for the avoidance of doubt, Section 7.11(b)(ii) shall apply), and such period, as applicable, the “Relevant Period”), Purchaser shall and shall cause its Affiliates to take all actions necessary so that, during the Relevant Period:

(i) each Transferred Employee, while employed by Purchaser or one of its Affiliates, shall receive a base salary or base wage (as applicable), target annual bonus opportunity, and employee benefits (other than any equity or equity-based, change in control, severance, retention, nonqualified deferred compensation, defined benefit pension benefits, and retiree or post-termination health or welfare benefits) that are no less favorable, in each case, than those provided to similarly-situated employees of Purchaser or its Affiliates; provided that, with respect to the annual cash incentive bonuses to be paid to the Transferred Employees for the 2023 calendar year: (A) for the period preceding the Transfer Date, Seller shall, or shall cause its Affiliates to, pay each of the Transferred Employees a pro-rated portion (determined at the target level of performance) of the annual cash incentive bonus due to such Transferred Employee under the terms of the applicable annual cash incentive plan, as provided to Purchaser prior to the date hereof and set forth on Schedule 5.20(a)(i), in which such Transferred Employee participated prior to the Transfer Date (each, a “Pro Rata Seller Bonus”), and Seller and its Affiliates shall be solely responsible for payment of all of the Pro Rata Seller Bonuses and the employer portion of any Taxes due thereon; and (B) for the period following the Transfer Date and through December 31, 2023, Purchaser shall, or shall cause its Affiliates to, pay each Transferred Employee a pro-rated annual cash incentive bonus in an amount that is no less than the amount of the pro-rated annual cash incentive bonus (determined based on the actual level of performance achieved, as determined in Purchaser’s good faith discretion) that such Transferred Employees would have received under the terms of the applicable annual cash incentive plan, as provided to Purchaser prior to the date hereof and set forth on Schedule 5.20(a)(i), in which such Transferred Employee participated prior to the Transfer Date; provided, further, that, in the case of clause (B), (x) such Transferred Employee must be employed on the date of payment in order to receive such payment, and (y) such payments shall be made on or before March 15, 2024; and

(ii) Purchaser shall provide any Transferred Employee terminated by the Purchaser Employer (other than for “cause” or due to the Transferred Employee’s death or disability) with severance payments from Purchaser at levels substantially comparable in the aggregate to those provided for pursuant to the Mesquite Energy, Inc. Employee Severance Plan, as in effect immediately prior to the date hereof and in the form provided to Purchaser prior to the date hereof.

(c) Seller or its Affiliates shall timely pay all accrued and unused paid time off where required by applicable Law or company policy to be paid out upon termination of employment to any Designated Business Employees.

(d) Seller shall provide to Purchaser contact information for Third-Party service providers providing contingent personnel to the operation of the Assets and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by Purchaser.

(e) With respect to a Transferred Employee’s employment with Purchaser or any of its Affiliates on and following the Transfer Date, Seller and its Affiliates shall not enforce against Purchaser or any of its Affiliates or any Transferred Employee (and hereby waive such rights as applied to a Transferred Employee’s employment with Purchaser or any of its Affiliates on and following the Transfer Date) any restrictive covenants, including any (i) noncompetition provisions that would purport to prohibit such individual from working for Purchaser or any of its Affiliates; (ii) any confidentiality restrictions relating to a Transferred Employee’s, Purchaser’s or its Affiliates’ ability to use non-public, confidential, proprietary or trade secret information related to the Assets; or (iii) any customer or client nonsolicitation or noninterference obligations related to the Assets (collectively, the “Restrictive Covenant Obligations”). Seller hereby assigns all such Restrictive Covenant Obligations to Purchaser, and Purchaser has the right, but not the obligation, to enforce the Restrictive Covenant Obligations.

(f) Without limiting Section 7.11(c):

(i) Purchaser shall cause its Affiliates to cause each Transferred Employee to be credited under any benefit plan of Purchaser Employer under which the Transferred Employee is eligible to participate immediately following the Transfer Date, credit for service with Seller and its Affiliates before the Transfer Date, for purposes of eligibility to participate, level of paid time off and paid time off accruals, to the extent not paid out under Section 7.11(c), severance and vesting of retirement benefits (but not benefit accrual), to the same extent and for the same purpose as such service was recognized by Seller or its Affiliates immediately prior to the Transfer Date under the analogous Benefit Plan, except to the extent such credit would result in a duplication of benefits or coverage. Purchaser Employer shall cause its Affiliates to use commercially reasonable efforts to: (A) waive for each Transferred Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Purchaser Employer applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of the corresponding Benefit Plan that is a group health or welfare plan immediately prior to the Transfer Date; and (B) give full credit under the group health plans of Purchaser Employer applicable to each Transferred Employee and his or her dependents for co-payments, deductibles and other out-of-pocket amounts paid by the Transferred Employee and credited to such Person under the corresponding Benefit Plan prior to the Transfer Date in the same plan year as the Transfer Date as if there had been a single continuous employer, provided that Seller cause such information to be delivered to Purchaser within a reasonable time following the Transfer Date. Seller shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation §54.4980B-9.

(ii) No later than the first payroll date following Transfer Date, Seller or its Affiliates (including Employer) shall contribute, or cause to be contributed, the applicable employer contributions under any Benefit Plan intended to meet the requirements of Section 401(k) of the Code (the “Seller 401(k) Plan”) to the Transferred Employees’ Seller 401(k) Plan accounts for the entire portion of the plan year preceding such Transfer Date, regardless of any end-of-year employment requirements, and shall cause the Seller 401(k) Plan to fully vest the accounts of the Transferred Employees under the Seller 401(k) Plan, each such action to be effective no later than immediately prior to the Transfer Date. As of or within 30 days following the Transfer Date, Purchaser or Purchaser Employer (as applicable) shall have in effect one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Purchaser 401(k) Plan”) in which the Transferred Employees shall be eligible to participate to the extent they were eligible to participate in the Seller 401(k) Plan as of immediately prior to the Transfer Date. As soon as administratively feasible following the applicable Transfer Date, and in all events within 90 days following the Transfer Date, Purchaser shall permit, and shall cause the Purchaser 401(k) Plan to accept direct rollovers of distributable account balances (including, to the extent then permitted under the terms of the Seller and Purchaser 401(k) Plans, loan promissory notes) from the Seller 401(k) Plan with respect to Transferred Employees who participated in the Seller 401(k) Plan as of immediately prior to the Transfer Date and who elect such direct rollover in accordance with the terms of the Seller 401(k) Plan and the Code.

(g) From the Closing Date until the expiration or earlier termination of the Transition Services Agreement pursuant to the terms thereof, other than the Transferred Employees, Purchaser and its Affiliates shall not, directly or indirectly, solicit for employment or engagement any employee of Seller or its Affiliates, or otherwise induce, encourage or solicit such Persons to leave the employ of Seller or its Affiliates; provided, however, that this Section 7.11(h) shall not apply to (i) any general mass solicitations of employment not specifically directed toward employees of Seller or any of its Affiliates, and any subsequent hiring, or (ii) the hiring of any Person whose employment is terminated by Seller (or its Affiliates) or who seeks employment with Purchaser or its Affiliates without direct or indirect solicitation by Purchaser or its Affiliates. Notwithstanding anything contained herein to the contrary, (i) KKR, any member thereof and any of Affiliate of them (other than Crescent Energy Company (“Crescent”), ERA II Holdings LP (“ERA II”), Javelin VentureCo LLC and Javelin Oil & Gas LLC (together with Javelin VentureCo LLC, collectively referred to herein as “Javelin”) and any subsidiary of Crescent, ERA II or Javelin), including any fund managed by KKR or its Affiliates or any portfolio companies of any such funds, shall be deemed not to be an Affiliate of Purchaser for purposes of this Section 7.11(g).

(h) Nothing in this Section 7.11 shall (a) be construed as an amendment or other modification of, or the establishment or termination of, any Benefit Plan or other employee benefit plan, agreement or arrangement, (b) give any Third Party any right to enforce the provisions of this Agreement or any remedies under this Agreement, (c) give any Person (including any employee (or any dependent or beneficiary thereof) any right to continuation of employment or any other service relationship with Purchaser or Seller or any of their respective Affiliates, or (d) limit the right of any Party or any of their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or arrangement.

Section 7.12 Financing Cooperation.

(a) Notwithstanding anything contained in this Agreement to the contrary, (i) Purchaser expressly acknowledges and agrees that Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned in any manner whatsoever upon Purchaser obtaining any Debt Financing, and (ii) the condition set forth in Section 8.2(b), as it applies to Seller’s obligations under this Section 7.12, shall be deemed satisfied unless (A) Seller has knowingly and willfully breached any of its material obligations under this Section 7.12, and (B) such breach has been the primary cause of the Debt Financing not being obtained. As used in this Section 7.12, “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the undertaking of such act (or failure to act) would, or would be reasonably expected to, cause a material breach of this Section 7.12.

(b) Prior to the Closing, Seller shall provide, and shall cause the Seller Group to provide, and shall use commercially reasonable efforts to cause its and their respective officers, directors, employees, accountants, consultants, legal counsel, Affiliates and agents to provide such cooperation reasonably requested by Purchaser in connection with Purchaser’s efforts to obtain debt financing (“Debt Financing”) to fund any or part of the Adjusted Purchase Price from one or more current or potential debt financing sources (“Debt Financing Sources”) (provided, however, that with respect to any financial statements or other financial information, such assistance shall be limited to the provision of the Requisite Financial Statement Information) which have committed or that hereafter shall commit to provide or otherwise enter into agreements to provide any part of any such Debt Financing, which financing cooperation shall include, but not be limited to, the following:

(i) solely with respect to the Assets, providing commercially reasonable assistance with (and providing information related to the Assets for) the preparation of customary materials for bank information memoranda, lender presentations, marketing materials, rating agency presentations and similar documents in each case as customarily provided by companies of comparable size and comparable industry to Purchaser in debt financing transactions and provided that, to the extent Purchaser has requested Seller’s assistance with the items specified in this clause (i), Purchaser will give Seller reasonable advance notice of and time to review the foregoing;

(ii) at least five Business Days prior to the Closing Date, provided that request for such information is made at least ten Business Days prior to the Closing Date, providing documentation and other information with respect to Seller which any Debt Financing Source providing or arranging the Debt Financing has reasonably determined is required by regulatory authorities under applicable “know your customer”, “beneficial ownership” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iii) solely with respect to the Assets, commercially reasonable assistance to facilitate, in each case subject to Closing, the pledging, granting of security interests in, and otherwise granting of liens on, the Assets which are conditions to the availability of the Debt Financing pursuant to customary pledge and security agreements and mortgages, in each case effective as of and contingent upon Closing, and provided that, to the extent Purchaser has requested Seller’s assistance with items specified in this clause (iii), Purchaser will give Seller reasonable advance notice of and time to review the foregoing;

(iv) facilitating Purchaser’s preparation of disclosure schedules and other property exhibits necessary to pledge and mortgage the Assets that will be collateral under any Debt Financing, including by providing commercially reasonable assistance in the review of disclosure schedules or property exhibits related to the Assets for completeness and accuracy in all material respects;

(v) in each case solely to the extent already in the possession of Seller, providing customary title documents and other information (including drilling and title opinions), reserve reports and lease operating statements in respect of the Assets, and access to the Records, promptly after such information is requested provided that Purchaser will give Seller reasonable time to review such request;

(vi) obtaining and providing customary reserve engineers’, auditors’ or accountants’ comfort letters and consents solely with respect to any reserve information provided by Seller prior to the date hereof and the Requisite Financial Statement Information, as reasonably requested by Purchaser;

(vii) cooperating with the Debt Financing Sources, during normal business hours and with reasonable advance notice, with respect to due diligence, appraisals, or borrowing base investigation (to the extent customary and reasonable);

(viii) assistance with preparation of a customary borrowing base certificate with respect to the Assets and delivery of appliable supporting information and documentation in connection with such borrowing base certificate; and

(ix) reasonably cooperating with Purchaser and its Debt Financing Sources in providing its consent under this Agreement (to the extent required by this Agreement) to issue press releases, transaction announcements or marketing “tombstones” concurrently or following the Closing in respect of a Debt Financing in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary contained in this Section 7.12, nothing in this Section 7.12 shall require Seller, any of its Affiliates, or any of their respective equity holders or Affiliates of the same or its or their respective personnel and advisors to (i) incur any liability or obligation (including any indemnification obligation) in connection with any Debt Financing or pay any commitment or other fee in connection with any Debt Financing or take any similar action, (ii) provide any financial or other information that is (x) not produced in the ordinary course of business and (y) reasonably available to Seller or such Affiliate, (iii) take any action that would conflict with or violate such Person’s organizational documents, as applicable, or any applicable legal requirements or result in a violation or breach of, or default under, any Contract with a non-Affiliate to which such Person, as applicable, is a party (not created in contemplation hereof), (iv) take any action that could subject any director, manager, officer or employee of Seller to any actual or reasonably potential personal liability, (v) take any action that would unreasonably interfere in any material respect with the ongoing commercial operations of Seller and its Affiliates or (vi) take any action that would cause (or would be reasonably likely to cause) any representation or warranty in this Agreement to be breached, or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement.

(d) Purchaser shall promptly upon request by Seller, reimburse Seller and its Affiliates for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by Section 7.12.

(e) Purchaser shall indemnify, defend, and hold harmless Seller, its Affiliates, its and their respective equity holders and Representatives from and against any and all Damages and other liabilities imposed on, sustained, incurred or suffered by any of them, whether in respect of Third Party claims, direct claims or otherwise, in connection with the arrangement and preparation of the Debt Financing and any information used in connection therewith, in each case, except to the extent resulting from the gross negligence or willful misconduct of Seller, its Affiliates, or their respective representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction.

Section 7.13 Financial Information.

(a) Seller acknowledges that Purchaser or its Affiliates may be required to include financial information relating to the Assets of Seller, including statements of revenues and direct operating expenses and reserve information (together with any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves as of, and a reconciliation of proved oil and gas reserves for, each of the dates and fiscal years required to be presented, and the standardized measure of discounted future net cash flows as of, and a reconciliation of the standardized measure of future discounted cash flows for, each of the dates and fiscal years required to be presented), not to exceed two fiscal years plus, on an unaudited basis, the interim period ending on or prior to the Closing Date (the “Requisite Financial Statement Information”) to comply with Purchaser’s financial reporting and securities Laws reporting requirements pursuant to Regulation S-X (17 CFR Part 210) and Regulation S-K (17 CFR Part 229) in connection with the filing of periodic or current reports or proxy statements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing of one or more registration statements under the Securities Act or pursuant to an exemption therefrom (including under a “Rule 144A Offering”) or in connection with any direct or indirect equity investment in, public or private placement of, or debt financing of, Purchaser. At Purchaser’s request, from and after the date of this Agreement and for up to 12 months after Closing, Seller shall, and shall cause its officers, directors, managers, employees, and agents to, at Purchaser’s sole cost and expense (i) provide Purchaser (or its applicable Affiliate or assignee) and its auditor or reserve engineers reasonable access during normal business hours to such financial information and records (to the extent that such information is available) and personnel of Seller and use commercially reasonable efforts to provide reasonable access during normal business hours to Seller’s accounting firm and reserve engineers, in each case, as Purchaser (or its applicable Affiliate or assignee) may reasonably request to enable Purchaser (or its applicable Affiliate or assignee) and its auditor, reserve engineers, and its representatives, to obtain or create and audit or review, as applicable, the Requisite Financial Statement Information; and (ii) use commercially reasonable efforts to cause its or its applicable Affiliate’s reserve engineers and accountants to issue customary reserve engineers’ and accountants’ reports, comfort letters and consents with respect to the Requisite Financial Statement Information and use commercially reasonable efforts to assist in obtaining such reports, comfort letters or consents (including by issuing any customary representation letters in connection therewith). Notwithstanding anything to the contrary, the access to be provided to Purchaser shall not interfere with Seller’s or any of their Affiliates’ ability to prepare their own financial statements or Seller’s regular conduct of business and shall be made available during Seller’s normal business hours. Such cooperation shall not require Seller to take any action that it reasonably believes could result in a violation of applicable Law, any material agreement or any confidentiality arrangement or the waiver of any legal or other applicable privilege.

(b) Seller agrees to provide written consent and to use its commercially reasonable efforts, at Purchaser’s sole cost and expense, to cause its or its applicable Affiliate’s auditors and reserve engineers to provide their written consent, for the inclusion or incorporation by reference of the Requisite Financial Statement Information in any filing with the U.S. Securities and Exchange Commission (“SEC”) of Purchaser or any of its Affiliates in which the Requisite Financial Statement Information is required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request by Purchaser, Seller shall use its commercially reasonable efforts to, at Purchaser’s sole cost and expense, provide Purchaser and Purchaser’s independent accountants with access to (i) audit work papers of Seller’s (or its applicable Affiliate’s) independent accountants and (ii) management representation letters delivered by or on behalf of Seller (or its applicable Affiliate) to its independent accountants.

(c) All of the information provided by Seller pursuant to this Section 7.13 is given without any representation or warranty, express or implied, and no member of the Seller Group shall have any liability or responsibility with respect thereto, in each case, except to the extent resulting from the gross negligence or willful misconduct by Seller, its Affiliates, or their respective representatives. Purchaser shall promptly reimburse Seller for all reasonable, documented and invoiced out-of-pocket costs and expenses (including reasonable, documented and invoiced out-of-pocket attorneys’ fees) incurred by such Persons in connection with any cooperation contemplated by this Section 7.13.

(d) Purchaser shall indemnify, defend, and hold harmless Seller, its Affiliates, and their respective equity holders and Representatives from and against any and all Damages and other liabilities imposed on, sustained, incurred or suffered by any of them, whether in respect of Third Party claims, direct claims or otherwise, in connection with the cooperation or information provided by such Persons pursuant to this Section 7.13, in each case, except to the extent resulting from the gross negligence or willful misconduct by Seller, its Affiliates, or their respective representatives as determined in a final, non-appealable judgment of a court of competent jurisdiction.

Section 7.14 FCC Licenses. Promptly after Closing, Purchaser and Seller shall, and Seller shall cause its Affiliates to, as applicable, execute and deliver the forms and documents required by the applicable Governmental Body to transfer the licenses granted by the Federal Communications Commission that are described on Exhibit A-7 (the “FCC Licenses”). The Parties shall provide such information as each may reasonably request to make such filings and prepare such applications, and each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings and applications. Any fees associated with the transfer of the FCC Licenses or payable to the Federal Communications Commission with respect to the transactions contemplated under this Agreement shall be borne by Purchaser, and Purchaser shall reimburse Seller for any such fees incurred by Seller or its Affiliates.

Section 7.15 Certain Indemnifiable Matters. From and after the Execution Date, Seller agrees to indemnify the Purchaser Group in accordance with Schedule 7.15.

Section 7.16 Remediation of Specified Environmental Conditions.

(a) Remediation of the Specified Environmental Conditions shall be considered complete upon the earlier of the following: (i) receipt of a “No Further Action” letter, “Certificate of Completion” or similar regulatory approval or closure with respect to the remediation; or (ii) the expiration of 120 days from submittal of a written closure report to the Texas Railroad Commission with a request for an expedited review and issuance of a “No Further Action” letter, “Certificate of Completion” or similar regulatory approval or closure with respect to the remediation, in the event the Texas Railroad Commission does not provide any written response to such submittal and request for review and closure (“Remediation Limits”). Subject to Section 4.2(b)(i), if Seller has not completed the remediation of the Specified Environmental Conditions prior to Closing in accordance with the Remediation Limits, Seller shall use best efforts to diligently pursue such completion post-Closing until the Termination Date for the Operational Services (each as defined under the Transition Services Agreement) (the “Remediation Transition Date”).

(b) Until the Remediation Transition Date (or earlier termination of this Agreement), Seller shall keep Purchaser reasonably apprised of the status of such remediation, and Purchaser shall have the right to monitor any such remediation and consult with Seller in connection with such remediation, including the right of Purchaser to (i) receive copies of and a reasonable opportunity to review and comment on drafts of any documents materially bearing upon such remediation, including workplans, environmental reports, notices, and submissions to and material correspondence with the applicable Governmental Body, (ii) consult with Seller and its remediation consultant in connection with such remediation, (iii) participate in meetings that Seller or its remediation consultant may have with the applicable Governmental Body in connection with such remediation, and (iv) coordinate with respect to any external communications regarding the Specified Environmental Conditions and the remediation.

(c) Notwithstanding anything to the contrary in this Agreement, if the Specified Environmental Conditions has not been remediated to the Remediation Limits before the Remediation Transition Date, then Purchaser shall assume and take control of such remediation with respect to the Specified Environmental Conditions without affecting its indemnity rights or other rights under this Agreement. From and after the Remediation Transition Date, (i) Seller shall promptly reimburse Purchaser for Seller’s proportionate share of the costs and expenses (based upon Seller’s interest in the affected Assets as of the Execution Date, and, for the avoidance of doubt, Seller shall not be responsible for any liabilities or costs and expenses attributable to the interest of any other co-owner of the affected Assets (including Purchaser or any of its Affiliates)) paid by Purchaser to remediate the Specified Environmental Conditions to the Remediation Limits; (ii) Seller shall have the right to review, approve (which approval shall not be unreasonably withheld, conditioned, or delayed), and consult with Purchaser regarding any proposed material changes to the remediation plan in effect as of the Remediation Transition Date. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller’s aggregate liability to Purchaser with respect to the Specified Environmental Conditions exceed the Indemnity Escrow Amount. Seller shall be entitled to retain any insurance proceeds (other than amounts payable to a co-owner of the affected Assets as an additional insured, if any) received by Seller or its Affiliates under any insurance policies issued by Third Parties, and to any other amount received by Seller in connection with claims of Seller or any of this Affiliates against Third Parties in connection with the Specified Environmental Conditions; and (iii) promptly upon completion of remediation activities, Purchaser shall submit a written closure report to the Texas Railroad Commission with a request for an expedited review and issuance of a “No Further Action” letter, “Certificate of Completion” or similar regulatory approval or closure with respect to the remediation from the Texas Railroad Commission.

(d) Once the Specified Environmental Conditions has been finally resolved in accordance with Section 11.4, Seller shall have no further obligations or liabilities associated with the Specified Environmental Conditions, including without limitation any post-remediation monitoring or reporting. If the Parties are unable to agree as to whether the Specified Environmental Conditions have been remediated to the Remediation Limits (whether prior to or after Closing), then either Party may submit such dispute to the Title Arbitrator in accordance with Section 4.4, which shall apply mutatis mutandis.

Section 7.17 Master Service Agreements and Vendor Contracts. Purchaser shall use its commercially reasonable efforts to, on or before three days prior to Closing, enter into blanket agreements, master service agreements or similar agreements, as applicable, with the counterparties to the Blanket Agreements (such counterparties, the “Blanket Agreement Counterparties”, and such new blanket agreements, master service agreements or similar agreements, the “Purchaser Blanket Agreements”). Such Purchaser Blanket Agreements shall (a) allow Seller to assign to Purchaser the confirmations described in Schedule 7.17 (the “Blanket Agreement Confirmations”) applicable to the corresponding Blanket Agreements, and (b) provide that Seller shall have no liability relating to matters arising after the Effective Time under such Blanket Agreement Confirmations. Purchaser agrees that it shall enter into any such Purchaser Blanket Agreement if the applicable Blanket Agreement Counterparty offers Purchaser terms that are commercially acceptable to Purchaser in its reasonable opinion. If Purchaser enters into any Purchaser Blanket Agreement in accordance with the terms set forth above, Seller shall, at Closing, assign to Purchaser those Blanket Agreement Confirmations related to such Purchaser Blanket Agreement.

Section 7.18 Specified Contracts. As soon as reasonably practicable after the Execution Date, Seller shall (or shall cause its applicable Affiliate to) prepare and send notices to the holders of any required consents to assignment requesting consents to the assignment of the Specified Contracts to Purchaser. Seller shall use Commercially Reasonable Efforts to cause such consents to assignment to be obtained and delivered prior to Closing, provided that Seller (and its Affiliates) shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment; provided, further, that notwithstanding the foregoing, Purchaser is not required to make payments or undertake obligations in order to obtain such required consents and waivers. To the extent assignable, and not subject to an unobtained Specified Consent Requirement, the Specified Contracts will be assigned to Purchaser (or its Affiliate designee) at Closing by Seller’s applicable Affiliate pursuant to the Specified Contract Assignment and Assumption Agreement.

Section 7.19 Remaining Payments. Until the Closing Date, Seller agrees to timely pay all remaining minimum volume commitment or deficiency payments that have become (or will become) due under the Retained Marketing Contracts, Retained Midstream Contracts and NET Agreements (as referenced and further described in that certain: (a) Retained Marketing Contracts Services Agreement, by and among SN EF Maverick, LLC, SN Catarina, LLC, Anadarko E&P Onshore LLC, Kerr-McGee Oil & Gas Onshore LP, Anadarko Energy Services Company, and and Mesquite Energy Inc., (f/k/a Sanchez Energy Corporation) dated June 1, 2017, as amended (including for the avoidance of doubt, under that certain Third Amendment to Retained Marketing Contracts Services Agreement dated December 17, 2021) and (b) Retained Midstream Contracts Services Agreement, by and among SN EF Maverick, LLC, Anadarko E&P Onshore LLC, Kerr-McGee Oil & Gas Onshore LP, and Mesquite Energy Inc., (f/k/a Sanchez Energy Corporation), dated on or about June 1, 2017, as amended (including for the avoidance of doubt, under that certain Amendment to Retained Midstream Contracts Services Agreement dated December 17, 2021) (collectively, the “Remaining Payments”)). If Seller does not timely make a Remaining Payments, then Purchaser may elect to make any such Remaining Payment on behalf of Seller, in which case, the Purchase Price shall be deemed reduced by the amounts of such Remaining Payments made hereunder.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller in writing) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for the representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) No Law or Litigation. (i) No Law, injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall (x) have been issued by any Governmental Body having jurisdiction over any Party and (y) remain in force; (ii) no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the consummation of the transactions contemplated by this Agreement or (iii) no action, proceeding, or litigation shall have been instituted or commenced and shall be continuing or shall be threatened in writing, in each case, by any Governmental Body that would or is reasonably likely to restrain, enjoin, prevent or make the transactions contemplated by this Agreement hereby illegal or that is seeking substantial Damages from Seller in connection therewith;

(d) Governmental Consents. (i) All material consents and approvals of any Governmental Body required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted or received, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted, and (ii) any HSR Act waiting period (and any extension thereof) applicable to the transactions contemplated under the terms of this Agreement, and any extensions to such waiting periods, shall have expired or shall have been terminated;

(e) Impairments. Subject to Section 4.8, the sum of (without duplication of any amounts) (i) the aggregate adjustments to the Unadjusted Purchase Price under Section 4.2 prior to Closing with respect to Title Defects (including Environmental Defects) less any adjustments to the Unadjusted Purchase Price under Section 4.3 prior to Closing with respect to Title Benefits, plus (ii) the aggregate sum of all Allocated Values of the Assets excluded from the transactions contemplated herein pursuant to Section 4.6 (but excluding any Properties excluded due to a failure to obtain the Material Consents), plus (iii) the aggregate amount of Casualty Losses, does not equal or exceed 15% of the Unadjusted Purchase Price;

(f) Material Consents. Each of the Specified Consent Requirements more particularly described on Schedule 8.1(f) (the “Material Consents”) shall have been obtained; and

(g) Deliveries. Purchaser shall deliver (or be ready, willing, and able to deliver at Closing) to Seller duly executed counterparts of the documents and certificates to be delivered by Purchaser under Section 9.3.

Section 8.2 Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser in writing) on or prior to Closing of each of the following conditions precedent:

(a) Representations. The representations and warranties of Seller set forth in Article 5 (i) other than Seller’s Fundamental Representations shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality), and (ii) that are Seller’s Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date, excluding for the avoidance of doubt, the reference to the Execution Date in Section 5.1);

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Seller under this Agreement prior to or on the Closing Date;

(c) No Law or Litigation. (i) No Law, injunction, order, or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall (x) have been issued by any Governmental Body having jurisdiction over any Party and (y) remain in force; (ii) no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the consummation of the transactions contemplated by this Agreement or (iii) no action, proceeding, or litigation shall have been instituted or commenced and shall be continuing or shall be threatened in writing, in each case, by any Governmental Body that would or is reasonably likely to restrain, enjoin, prevent or make the transactions contemplated by this Agreement hereby illegal or that is seeking substantial Damages from Purchaser in connection therewith;

(d) Governmental Consents; HSR Act. (i) All material consents and approvals of any Governmental Body required for the transactions contemplated in this Agreement, except consents and approvals by Governmental Bodies that are customarily obtained after closing (including Customary Post-Closing Consents), shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted, and (ii) any HSR Act waiting period (and any extension thereof) applicable to the transactions contemplated under the terms of this Agreement, and any extensions to such waiting periods, shall have expired or shall have been terminated;

(e) Impairments. Subject to Section 4.8, the sum of (without duplication of any amounts) (i) the aggregate adjustments to the Unadjusted Purchase Price under Section 4.2 prior to Closing with respect to Title Defects (including Environmental Defects) less any adjustments to the Unadjusted Purchase Price under Section 4.3 prior to Closing with respect to Title Benefits, plus (ii) the aggregate sum of all Allocated Values of the Assets excluded from the transactions contemplated herein pursuant to Section 4.6 (but excluding any Properties excluded due to a failure to obtain the Material Consents), plus (iii) the aggregate amount of Casualty Losses, does not equal or exceed 15% of the Unadjusted Purchase Price;

(f) Material Consents. Each of the Material Consents shall have been obtained; and

(g) Deliveries. Seller shall deliver (or be ready, willing, and able to deliver at Closing) to Purchaser duly executed counterparts of the documents and certificates to be delivered by Seller under Section 9.2.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of GIBSON, DUNN & CRUTCHER LLP, counsel to Seller, located at 811 Main Street, Suite 3000, Houston, Texas 77002, at 10:00 a.m., Central Time, on July 3, 2023 (“Scheduled Closing Date”), or if all conditions in Article 8 to be satisfied prior to Closing have not yet been satisfied or waived on the Scheduled Closing Date, within five Business Days of such conditions having been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), subject to the rights of the Parties under Article 10. The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a) Counterparts of the Conveyance of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public, together with all special federal, state, and tribal assignment forms as may be required by Law to be executed in connection with the assignment of the Assets; provided that the terms and conditions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms;

(b) A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(c) An IRS Form W-9 (or applicable successor form) from each Seller entity (or, if any Seller entity is disregarded for U.S. federal income tax purposes, its regarded owner);

(d) Where approvals are received by Seller pursuant to a filing or application under Section 7.2, copies of those approvals;

(e) Counterparts of a sufficient number of letters-in-lieu of division or transfer orders, on forms provided by Seller and reasonably acceptable to Purchaser, directing producers or purchasers of production, as the case may be, to make payment to Purchaser or its Affiliate for all production attributable to the Assets from and after the Effective Time (“Letters in Lieu”), duly executed by Seller;

(f) (i) Recordable (in a sufficient number of originals to allow recording in all appropriate jurisdictions and offices) releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, liens, and other recorded encumbrances, in each case, burdening the Assets and securing borrowed monies or other substantially similar indebtedness incurred by Seller or any of its Affiliates, including under any debt or other similar instrument that is burdening the Assets and in a form reasonably acceptable to Purchaser, (ii) evidence of release in respect of any secured indenture, loan, credit or sale-leaseback or similar Contract, in each case, to the extent affecting the Assets and in a customary form reasonably acceptable to the Purchaser, and (iii) authorizations to file the documents described in clauses (i) and (ii) of this Section 9.2(f) as well as UCC-3 termination statements releases in all applicable jurisdictions to evidence the release of all such liens on the Assets securing obligations, including under any debt or other similar instrument and in a form reasonably acceptable to the Purchaser;

(g) Appropriate change of operator forms (including Texas Railroad Commission Form P-4s) for the Assets operated by Seller or its Affiliates, and non-operator election ballots on forms prepared by Seller (with assistance from Purchaser) as is necessary to designate Purchaser or its Affiliate as operator of such Assets, duly executed by Seller or its applicable Affiliate;

(h) Counterparts of the Transition Services Agreement, duly executed by SN EF Maverick;

(i) Executed title transfer documentation as may be required to transfer title of the Specified Vehicles to Purchaser or its Affiliate;

(j) Seller shall deliver evidence to Purchaser of all of the Specified Consent Requirements that have been obtained;

(k) Counterparts of the Specified Contract Assignment and Assumption Agreement, duly executed by the applicable Seller Affiliate, in each case, to the extent any of the Specified Contracts are transferable; and

(l) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller the following:

(a) A wire transfer of (i) the Closing Payment to the accounts designated by Seller in immediately available funds, and (ii) the Defect Escrow Amount (if applicable) and Additional Escrow Amount to the Escrow Agent in immediately available funds;

(b) Counterparts of the Conveyance of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c) A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(d) Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals;

(e) Counterparts of a sufficient number of Letters in Lieu, duly executed by Purchaser or its Affiliate;

(f) Evidence of replacement bonds, guaranties, and letters of credit pursuant to Section 7.6;

(g) Appropriate change of operator forms (including Texas Railroad Commission Form P-4s) for the Assets operated by Seller or its Affiliates, and non-operator election ballots on forms prepared by Seller (with assistance from Seller) as is necessary to designate Purchaser or its Affiliate as operator of such Assets, duly executed by Seller or its applicable Affiliate;

(h) Counterparts of the Transition Services Agreement, duly executed by Purchaser;

(i) Counterparts of the Specified Contract Assignment and Assumption Agreement, duly executed by Purchaser (or its Affiliate designee) to the extent any of the Specified Contracts are transferable; and

(j) All other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Section 9.4 Closing Payment and Post-Closing Purchase Price Adjustments.

(a) Not later than five Business Days prior to the Scheduled Closing Date (or, if the Closing will not occur on the Scheduled Closing Date, the Closing Date), Seller shall prepare in good faith and deliver to Purchaser, determined on an accrual basis in conjunction with this Section 9.4, in accordance with the accrual method of accounting and COPAS, consistent with Seller’s past accounting practices, and based upon the best information then available to Seller, a preliminary settlement statement (i) estimating the initial Adjusted Purchase Price after giving effect to all adjustments to the Unadjusted Purchase Price set forth in Section 3.3 and the Defect Escrow Amount, (ii) setting forth the calculations for each adjustment, and (iii) enclosing reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. The estimate delivered in accordance with this Section 9.4(a) less the Deposit, less the Defect Escrow Amount (if any) and less the Additional Escrow Amount, shall constitute the Dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). Purchaser shall have the opportunity to object to any adjustments or items included or not included in the preliminary settlement statement and Seller shall consider such objections in good faith. The Parties shall use Commercially Reasonable Efforts to agree on the Closing Payment prior to Closing; provided that if the Parties are unable to agree prior to Closing, then Seller’s good faith estimate of the Closing Payment shall control.

(b) Seller shall prepare in good faith and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time no later than the later of (i) the 90th day following the Closing Date and (ii) the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4. Seller shall, at Purchaser’s request, supply reasonable documentation available to support any credit, charge, receipt, or other item included in such statement. Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to Seller’s statement no later than the 30th day following Purchaser’s receipt thereof. Seller may deliver a written report to Purchaser during this same period reflecting any changes that Seller proposes to be made to such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 150 days after the Closing Date. However, if the date on which the Parties or the Title Arbitrator, as applicable, finally determines all Title Defect Amounts and Title Benefit Amounts under Section 4.4 is later than the 90th day following the Closing Date, such 150-day period shall be extended the same number of days that such final determination occurs beyond the 90th day following the

Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to the Houston office of Grant Thornton LLP, or such other independent nationally recognized accounting firm mutually agreed upon by the Parties, for review and final determination by arbitration. The accounting firm shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section. The accounting firm’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Unadjusted Purchase Price, the accounting firm shall not increase the Unadjusted Purchase Price more than the increase proposed by Seller nor decrease the Unadjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award damages or penalties to the Parties with respect to any matter. The Parties shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm. Within 10 days after the earlier of (A) the expiration of Purchaser’s 30-day review period without delivery of any written report or (B) the date on which the Parties finally determine the Adjusted Purchase Price or the accounting firm finally determines the disputed matters, as applicable, (x) Purchaser shall pay to Seller the amount by which the Adjusted Purchase Price (after deducting the Deposit and Defect Escrow Amount) exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price (after deducting the Deposit and Defect Escrow Amount), as applicable.

(c) Purchaser shall assist Seller in the preparation of the final statement of the Adjusted Purchase Price under Section 9.4(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to the accounts designated by Seller. All payments made or to be made hereunder to Purchaser shall be by electronic transfer or immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual prior written consent of the Parties;

(b) by Seller if the Closing does not occur on the Scheduled Closing Date due to a Funding Failure;

(c) (i) by either Party if the Closing does not occur on the Scheduled Closing Date as a result of the closing conditions described in Section 8.1(e) and Section 8.2(e) not being satisfied as of such date; provided, however, that (A) neither Party shall have the right to terminate this Agreement under this Section 10.1(b) if the Title Arbitrator is resolving one or more disputes under Section 4.4 that must be resolved in order to determine whether the conditions described in Section 8.1(e) and Section 8.2(e) are not satisfied, (B) the Outside Date shall be extended until the date that is five Business Days following the resolution of such dispute, and (C) no Party may terminate this Agreement pursuant to this Section 10.1(c) on account of any such closing condition not being satisfied unless, based on the Title Arbitrator’s resolution of such dispute or the written agreement of the Parties, the applicable condition(s) are not satisfied, or (ii) by either Party if the Closing does not occur by the Outside Date, as a result of the closing conditions described in Section 8.1(f) and Section 8.2(f) not being satisfied as of such date;

(d) by Purchaser if Seller is in breach of this Agreement that results in a failure of a condition set forth in Section 8.2 (other than the conditions set forth in Section 8.2(c), Section 8.2(d), Section 8.2(e), or Section 8.2(f)), for which Seller has not been able to fulfill or otherwise satisfy based on Purchaser’s failure to perform or observe its covenants and agreements hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and, following written notice from Purchaser to Seller specifying the reason such condition is unsatisfied, such condition remains unsatisfied for a period of ten Business Days after Seller’s receipt of written notice thereof from Purchaser; provided, however, if (i) Seller’s conditions to Closing have been satisfied or waived in full, and (ii) all of Purchaser’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Seller to timely close shall constitute a material breach of this Agreement;

(e) by Seller if Purchaser is in breach of this Agreement that results in a failure of a condition set forth in Section 8.1 (other than the conditions set forth in Section 8.1(c), Section 8.1(d), Section 8.1(e), or Section 8.1(f)) for which Purchaser has not been able to fulfill or otherwise satisfy based on Seller’s failure to perform or observe its covenants and agreements hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and, following written notice from Seller to Purchaser specifying the reason such condition is unsatisfied, such condition remains unsatisfied for a period of ten Business Days after Purchaser’s receipt of written notice thereof from Seller; provided, however, if (i) Purchaser’s conditions to Closing have been satisfied or waived in full, and (ii) all of Seller’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Purchaser to timely close shall constitute a material breach of this Agreement;

(f) subject to Section 10.1(c) (if applicable), by either Party if Closing has not occurred on or before two Business Days after the Scheduled Closing Date (the “Outside Date”); provided, however, that if the applicable waiting period (and any extensions thereof) under the HSR Act has not expired or otherwise been terminated on or prior to such date, but all other conditions precedent to Closing set forth in Section 8.1 and Section 8.2 have been satisfied or waived (except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing), then, with the mutual prior written consent of the Parties, the Outside Date will automatically be extended to the date that is 90 days after the Execution Date;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1(c), Section 10.1(d), Section 10.1(e), or Section 10.1(f) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants or agreements hereunder; provided, further, however, with respect to Seller’s obligations under Section 7.12, Seller shall be deemed to have performed and observed its covenants and agreements thereunder unless the Debt Financing has not been obtained as a direct result of Seller’s knowing and intentional breach of any material obligation under Section 7.12. As used in this Section 10.1, “knowing and intentional breach” means a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the undertaking of such act (or failure to act) would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 10.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.6, Section 6.6, Section 7.1(d), Section 7.3, Section 7.12(e), Section 7.13(d), Article 10, Article 13 (other than Section 13.12 and 13.15) and Appendix A, which shall continue in full force and effect) and, without prejudice to its rights under Section 10.2(c) (if applicable), Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)) and (ii) the Closing has not occurred solely as a result of the material breach or failure of Seller’s representations, warranties, or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, if Purchaser terminates this Agreement pursuant to Section 10.1(f) and at the time of termination, such a material breach or failure has occurred and is continuing), then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) exercise its right to specific performance of this Agreement pursuant to Section 13.17, or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchaser), and seek actual, direct damages (subject to Section 13.11) up to an aggregate amount not greater than an amount equal to the amount of the Deposit; provided that, for the avoidance of doubt, Purchaser shall not be precluded from pursuing the remedies under clause (B) if it first seeks the remedies under clause (A) and is unsuccessful.

(c) In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2 have been satisfied or waived by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing (but which are capable of being satisfied at or in connection with the occurrence of Closing)) and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing (including, for the avoidance of doubt, a Funding Failure or if Seller terminates this Agreement pursuant to Section 10.1(f) and at the time of termination, such a material breach or failure has occurred and is continuing), then Seller shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing to terminate this Agreement and receive the entirety of the Deposit (and the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Seller) for the sole account and use of Seller as liquidated damages hereunder.

(d) If this Agreement is terminated under Section 10.1 and Seller is not entitled to the Deposit under Section 10.2(c), the Parties shall promptly provide joint written instructions to the Escrow Agent to deliver the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto.

(e) SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT IF SELLER RECEIVES THE DEPOSIT AS LIQUIDATED DAMAGES, (i) ACTUAL DAMAGES UPON THE EVENT OF A TERMINATION ARE DIFFICULT TO ASCERTAIN WITH ANY CERTAINTY, (ii) THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE BY THE PARTIES OF SUCH AGGREGATE ACTUAL DAMAGES, AND (iii) SUCH LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY.

(f) Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that if the Closing fails to occur for any reason, such Party’s sole and exclusive remedy against the other Party shall be to exercise an applicable remedy set forth in this Article 10.

ARTICLE 11

ASSUMPTION; INDEMNIFICATION

Section 11.1 Assumption. Without limiting Purchaser’s rights under Article 4 or Purchaser’s right to indemnity under Section 11.2(b), from and after the Closing, Purchaser shall assume and fulfill, perform, pay, and discharge all of the Assumed Purchaser Obligations.

Section 11.2 Indemnification.

(a) From and after Closing, Purchaser shall indemnify, defend, and hold harmless the Seller Group from and against all Damages incurred by, suffered by, or asserted against such Persons to the extent caused by or arising out of or resulting from:

(i) Purchaser’s breach of any representation or warranty made by Purchaser contained in this Agreement or confirmed in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(c).

(ii) Purchaser’s breach of any covenant or agreement made by Purchaser contained in this Agreement; or

(iii) the Assumed Purchaser Obligations (including Environmental Liabilities under CERCLA, but only to the extent constituting Assumed Purchaser Obligations);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE SELLER GROUP, EXCLUDING, HOWEVER ANY DAMAGES TO THE EXTENT RESULTING FROM SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) From and after Closing, subject to the limitations set forth in Section 11.4, Seller shall indemnify, defend, and hold harmless the Purchaser Group from and against all Damages incurred by, suffered by, or asserted against such Persons to the extent caused by or arising out of or resulting from:

(i) Seller’s breach of any representation or warranty made by Seller contained in Article 5, or (expressly without regard to the Material Adverse Effect qualifier contained in such certificate, but subject to the materiality qualifiers contained within the representations and warranties themselves (if any)), any representation or warranty confirmed in the certificate delivered by Seller at Closing pursuant to Section 9.2(b);

(ii) Seller’s breach of covenant or agreement made by Seller contained in this Agreement;

(iii) the Retained Liabilities;

(iv) the Excluded Assets (including any Assets excluded from the transaction pursuant to this Agreement); or

(v) Seller Taxes.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE PURCHASER GROUP, EXCLUDING, HOWEVER ANY DAMAGES TO THE EXTENT RESULTING FROM PURCHASER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Notwithstanding anything to the contrary contained in this Agreement, subject to, and without limitation of, the special warranty of Defensible Title set forth in the Conveyance, Article 4, Section 7.1(d), Section 7.12(e), Section 7.13(d), Article 10, and Section 13.17, from and after the Closing, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby (except with respect to Fraud), including any breaches of the representations, warranties, covenants, and agreements of the Parties in this Agreement or any of the other Transaction Documents. Except for the remedies contained in this Section 11.2, Article 4, Section 7.1(d), Section 7.12(e), Section 7.13(d),

Article 10, and Section 13.17, and, subject to, and without limitation of, the special warranty of Defensible Title set forth in the Conveyance, SELLER (ON BEHALF OF ITSELF AND ON BEHALF OF THE SELLER GROUP) AND PURCHASER (ON BEHALF OF ITSELF AND ON BEHALF OF THE PURCHASER GROUP) EACH RELEASE, REMISE, AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO, OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE, OR OPERATION OF THE ASSETS, OR (iii) THE CONDITION, QUALITY, STATUS, OR NATURE OF THE ASSETS, INCLUDING, IN EACH SUCH CASE, RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, EXCLUDING, HOWEVER, ANY LIABILITIES AND DAMAGES TO THE EXTENT RESULTING FROM THE RELEASED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT THE FOREGOING PROVISIONS OF THIS SECTION 11.2(C) SHALL NOT LIMIT ANY PARTY’S RIGHTS TO PURSUE CLAIMS FOR FRAUD (AS DEFINED HEREIN).

(d) The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable. Any claim for indemnity under this Section 11.2 by any Third Party must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than the Parties shall have any rights against Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d). The Parties may elect to exercise or not exercise indemnification rights under this Section 11.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2.

Section 11.3 Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a) For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b) To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a covenant or agreement, the Claim Notice shall specify the covenant or agreement that was inaccurate or breached.

(c) In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder) with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f) In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.

Section 11.4 Limitations on Actions.

(a) The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (i) the Fundamental Representations shall survive indefinitely, (ii) the special warranty of title set forth in the Conveyance shall survive 15 months after Closing, (iii) the representations and warranties in Section 5.8 shall survive Closing for the applicable statute of limitations, plus 60 days, (iv) all other representations and warranties of Seller contained in this Agreement and any certificate delivered pursuant hereto shall survive for (and only until the date that is) 12 months after Closing, (v) any covenant or agreement of Seller that by its terms requires performance prior to Closing will terminate 12 months after Closing, (vi) any covenant or agreement of Seller that by its terms requires performance after the Closing shall survive until fully satisfied or performed, in accordance with the terms hereof, and (vii) all representations, warranties, acknowledgements and covenants of Purchaser contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing indefinitely. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration. The indemnities in Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(b)(i) and Section 11.2(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. Except with respect to clauses (ix), (x), and (xi) in the definition of “Retained Liabilities”, the indemnity in Section 11.2(b)(iii) shall terminate on the date that is 15 months after the Closing Date. The indemnity in Section 11.2(b)(iii) with respect to clauses (ix), (x), and (xi) in the definition of “Retained Liabilities” shall survive Closing until the final resolution of such matters, respectively; provided that the final resolution of (A) the liabilities described in clause (ix) of the definition of “Retained Liabilities” shall be deemed to occur upon the completion of the remediation of the Specified Environmental Conditions pursuant to Section 7.16(a), (B) the Specified Matters described in clause (x) of the definition of “Retained Liabilities” shall be deemed to occur upon a final, non-appealable decision from a Governmental Body or by final settlement, and (C) the matters described in clause (xi) of the definition of “Retained Liabilities” shall be deemed to occur upon a final, non-appealable decision from a Governmental Body or by final settlement. The indemnities in Section 11.2(b)(v) shall survive the closing for the applicable statute of limitations plus 60 days. The indemnity described in Section 7.15 shall survive Closing in accordance with the terms set forth on Schedule 7.15. All other indemnities shall continue without time limit unless expressly agreed otherwise.

(b) Except with respect to the Fundamental Representations and the representations and warranties in Section 5.8, if the Closing occurs, Seller shall have no liability under Section 11.2(b)(i): (i) with respect to any indemnified matter (or series of indemnified matters) unless the Damages attributable thereto exceeds $250,000 (the “Individual Claim Threshold”); and (ii) unless and until Seller’s aggregate liability under Section 11.2(b)(i) with respect to all indemnified matters for Damages in excess of the Individual Claim Threshold exceed an amount equal to 2.0% of the Unadjusted Purchase Price (the “Deductible”), after which point Seller shall only be liable for, and Purchaser shall be entitled to, such Damages that are in excess of the Deductible. Except with respect to the Fundamental Representations or the representations and warranties in Section 5.8, in no event will Seller be liable for any Damages under Section 11.2(b)(i) to the extent such aggregate Damages exceed an amount equal to 10% of the Unadjusted Purchase Price. Seller will not be liable for any Damages under Section 11.2(b) for Damages in excess of the Unadjusted Purchase Price.

(c) Except as expressly provided in this Agreement, including Article 4 and Section 11.2(b), Purchaser knowingly, willingly, irrevocably, and expressly acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against the Seller Group relating to the Assets (including the operation or condition thereof), or relating to the subject matter of this Agreement or any other document contemplated hereby, and the transactions contemplated by this Agreement (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing pursuant to Section 11.4(a)), whether or not arising under, or based upon, any Law (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 11.4, from and after the Closing, Purchaser will not be entitled to rescind this Agreement or, subject to Article 10, treat this Agreement as terminated by reason of any breach of this Agreement, and Purchaser knowingly, willingly, irrevocably, and expressly waives any and all rights of rescission it may have in respect of any such matter.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement:

(i) recovery from the Indemnity Escrow Amount pursuant to Section 11.5 shall be the sole and exclusive source of recovery by the Purchaser Group with respect to the indemnification obligations of Seller pursuant to Section 11.2(b) specifically excluding the following indemnification obligations of Seller (the “Subject Liabilities”): under (A) Section 11.2(b)(i) to the extent arising out of or relating to breaches of Seller’s Fundamental Representations or the representation and warranty in Section 5.8, (B) Section 11.2(b)(ii) to the extent arising out of or resulting from Seller’s breach of any covenant or agreement contained in this Agreement, (C) Section 11.2(b)(iii) to the extent arising out of or relating to matters in clauses (iv), (vii), (viii), (x) or (xi) of the definition of Retained Liabilities, (D) Section 11.2(b)(iv), (E) Section 11.2(b)(v), or (F) the special warranty of Defensible Title in the Conveyance; and

(ii) other than with respect to the Subject Liabilities, in no event shall Seller be required to indemnify Purchaser under this Agreement for aggregate Damages in excess of the Indemnity Escrow Amount.

(e) Notwithstanding anything to the contrary in this Agreement, from and after Closing, any materiality qualifiers in any representations or warranties of Seller set forth in Article 5 (other than the Fundamental Representations or the representations and warranties in Section 5.28) shall be disregarded in connection with (i) the calculation of any Damages for which Seller is responsible under this Article 11 and (ii) for the purposes of determining whether a representation or warranty of Seller in Article 5 (other than the Fundamental Representations or the representations and warranties in Section 5.28) has been breached; provided, however, notwithstanding the foregoing, in no event shall dollar thresholds referred to in this Agreement be disregarded pursuant to the foregoing clause (ii) (and, for the avoidance of doubt, the use of the word “Material” as used in the defined term “Material Adverse Effect” or “Material Contract” shall not be disregarded (and in no event shall “Material Contract” be read to mean “Contract”)).

(f) The foregoing provisions of this Section 11.4 shall not limit any Party’s rights to pursue claims for Fraud; provided that in no event shall Seller be liable for any amount under this Agreement in excess of the Unadjusted Purchase Price.

(g) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(h) Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award, or judgment, in each case, to the extent attributable to or arising out of the actions of Purchaser.

(i) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement and the Transaction Documents.

(j) Each Indemnified Person shall take all reasonable steps to mitigate all Damages or other liabilities, losses, costs, and expenses after becoming actually aware of any event that could reasonably be expected to give rise to any Damages or other liabilities, losses, costs, or expenses that are indemnifiable or recoverable under this Agreement. If an Indemnified Person fails to so mitigate pursuant to the preceding sentence, the Indemnifying Person shall have no liability for any portion of such Damages or other liabilities, losses, costs, or expenses that reasonably could have been avoided had the Indemnified Person made such efforts.

Section 11.5 Indemnity Escrow.

(a) In the event Closing occurs, on the Closing Date, the Deposit shall remain in the Escrow Account and Purchaser shall deposit an additional amount equal to the Additional Escrow Amount in order to provide security for Seller’s indemnification and other obligations under this Agreement and the special warranty of Defensible Title in the Conveyance. At any time after Closing, the amount of the Deposit and the Additional Escrow Amount remaining in the Escrow Account, if any, shall be the “Indemnity Escrow Amount” as of such specified time. The Indemnity Escrow Amount shall be held by the Escrow Agent and disbursed by Escrow Agent after the Closing in accordance with this Section 11.5 and the Escrow Agreement.

(b) With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to the terms of this Agreement or special warranty claim asserted by Purchaser pursuant to the Conveyance during the period from and after the Closing Date, and subject to and without limiting Section 11.5(d), up to the date that is 15 months following the Closing Date (the “Indemnity Escrow Termination Date”), upon final resolution or determination of such an indemnity or special warranty claim by the Parties or in accordance with Section 11.3, as applicable, or other determination that an amount is payable to Purchaser pursuant to this Article 11 or the special warranty of Defensible Title in the Conveyance, Purchaser and Seller shall jointly instruct Escrow Agent to disburse to Purchaser the amount set forth in such joint instruction, which will be that portion of the Indemnity Escrow Amount being held in the Escrow Account as would satisfy such finally resolved or determined indemnity, special warranty claim, or other claim. On the Indemnity Escrow Termination Date, and subject to and without limiting Section 11.5(d), Seller shall be entitled to receive the Indemnity Escrow Amount balance as of such time less the sum of (i) any amounts necessary to satisfy claims made by Purchaser in accordance with Article 11 prior to the Indemnity Escrow Termination Date, (ii) the amount of the Disputed Claims (as defined below), and (iii) the applicable Remaining Indemnity Matters Amounts with respect to any Remaining Indemnity Matters as of such date and, in each case, such amounts shall be distributed to Seller pursuant to the terms of the Escrow Agreement (and Purchaser and Seller shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing on the Indemnity Escrow Termination Date); provided that any amounts (including any Remaining Indemnity Matters Amounts) retained in escrow pending resolution of any claims (or pending the final resolution of the applicable Remaining Indemnity Matter) shall be released to Seller or Purchaser, as applicable, as soon as any such claims (or any such Remaining Indemnity Matters) are finally resolved (and Purchaser and Seller shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing within 3 Business Days following such resolution). If there are remaining amounts due by Seller to Purchaser pursuant to the indemnity or other obligations under this Article 11 after the Indemnity Escrow Amount balance is exhausted, then such amount shall be the sole and exclusive recourse of the Purchaser Group for any breach of any representation, warranty, covenant or agreement of Seller pursuant to this Agreement or any other post-Closing liability of Seller pursuant to this Agreement (including any indemnity obligation) or the Conveyance (other than, in each case, any Subject Liability), and shall be promptly paid to Purchaser by Seller as they are agreed by the Parties or finally determined in accordance with the terms of this Agreement. To the extent that Purchaser asserts any Damages for which it believes it is entitled to indemnification pursuant to this Article 11 or any special warranty claims pursuant to the Conveyance, Purchaser shall pursue such claims against the Indemnity Escrow Amount first, and Seller shall not have any personal liability for such claims unless and until the Indemnity Escrow Amount is exhausted, and then only as further limited in accordance with the terms of this Agreement.

(c) Subject to and without limiting Section 11.5(d), on the first Business Day that is six months after the Closing Date (the “Interim Release Date”), Seller and Purchaser shall jointly instruct the Escrow Agent to release to Seller 50% of any remaining Indemnity Escrow Amount as of such time less the sum of (i) any amounts necessary to satisfy claims made by Purchaser in accordance with Article 11 prior to the Interim Release Date, (ii) an amount equal to the aggregate amount of all outstanding claims for indemnification for which Purchaser has provided notice to Seller and that have not been previously satisfied (which amount will remain part of the Indemnity Escrow Amount until final resolution of such outstanding indemnity claims (the “Disputed Claims”)), and (iii) the applicable Remaining Indemnity Matters Amounts with respect to any Remaining Indemnity Matters as of such date; provided that upon the final resolution of any such Disputed Claims or any such Remaining Indemnity Matters, such amounts shall be distributed to Seller pursuant to the terms of the Escrow Agreement (and Purchaser and Seller shall jointly instruct Escrow Agent to take any necessary actions in order to accomplish the foregoing within 3 Business Days following such final resolution).

(d) Notwithstanding anything contained in this Agreement to the contrary, the entirety of the Indemnity Escrow Amount (except with respect to any amounts to be disbursed to Purchaser in connection with an indemnity claim made under this Article 11 or in accordance with the remainder of this Section 11.5(d)) shall remain in the Escrow Account until the final resolution of the matters described in clause (x) of the definition of “Retained Liabilities” is deemed to occur pursuant to Section 11.4(a) (the “Resolution Date”). After the Resolution Date, distributions shall be made to Seller pursuant to clauses (i), (ii), and (iii) below:

(i) In the event the Resolution Date occurs prior to the Interim Release Date, then distributions of the Indemnity Escrow Amount shall be made pursuant to Section 11.5(b) and Section 11.5(c) as of the dates set forth therein.

(ii) In the event the Resolution Date occurs after the Interim Release Date but prior to the Indemnity Escrow Termination Date, the Interim Release Date will be deemed to be the Resolution Date for purposes of this Section 11.5, and distributions shall be made (A) pursuant to Section 11.5(c) as of the Resolution Date, and (B) pursuant to Section 11.5(b) as of the Indemnity Escrow Termination Date.

(iii) In the event the Resolution Date occurs after the Indemnity Escrow Termination Date, then the Indemnity Escrow Termination Date will be deemed to be the same date as the Resolution Date for purposes of this Section 11.5, and distributions shall be made pursuant to Section 11.5(b) as of the Resolution Date.

ARTICLE 12

TAX MATTERS

Section 12.1 Asset Tax Filings. Subject to the Transition Services Agreement, after the Closing Date, Purchaser shall (a) be responsible for paying any Asset Taxes for any (i) Tax period that ends before the Effective Time or (ii) Current Tax Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) submit each such Tax Return to Seller Representative for its review and comment reasonably in advance of the due date therefor (but, if an applicable due date is more than thirty days subsequent to the Closing Date, no less than fifteen days prior to the due date therefor), and (c) timely file any such Tax Return, incorporating any reasonable comments received from Seller Representative prior to the due date therefor. The Parties agree that (i) this Section 12.1 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 12.1 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

Section 12.2 Asset Taxes.

(a) Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Current Tax Period ending immediately prior to the Effective Time. Purchaser shall be allocated and bear all Asset Taxes attributable to (1) any Tax period beginning at or after the Effective Time and (2) the portion of any Current Tax Period beginning at the Effective Time.

(b) For purposes of determining the allocations described in Section 12.2(a), (i) Asset Taxes assessed against the Assets with respect to a Tax period in which the Effective Time occurs (a “Current Tax Period”), but excluding any such Asset Taxes that are imposed on a transaction basis or that are based on quantity of or the value of production or severance of Hydrocarbons, shall be allocated between pre-Effective Time and post-Effective Time periods as follows: (1) the portion attributable to the pre-Effective Time portion of the Current Tax Period shall equal the proportionate share of the amount of such Asset Taxes for the Current Tax Period determined by multiplying such Asset Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the date on which the Effective Time occurs and the denominator of which is the total number of days in the Current Tax Period, and (2) the portion attributable to the post-Effective Time portion of the Current Tax Period shall equal the proportionate share of the amount of such Asset Taxes for the Current Tax Period determined by multiplying such Asset Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the date on which the Effective Time occurs and the denominator of which is the total number of days in the Current Tax Period, (ii) Asset Taxes that are severance or production taxes that are based on quantity of or the value of production of Hydrocarbons shall be allocated between the pre-Effective Time and post-Effective Time periods (or portions thereof) based on the number of units or value of actual production or severance, as applicable, before, and at or after, the Effective Time, as applicable, and (iii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (ii) above), shall be allocated between the pre-Effective Time and post-Effective Time periods (or portions thereof) based on when the transaction giving rise to such Asset Taxes occurred.

(c) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.3 or Section 9.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Adjusted Purchase Price as finally determined pursuant to Section 9.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 12.2.

Section 12.3 Characterization of Certain Payments. The Parties agree that any payments made pursuant to this Article 12, Article 11, Section 2.4, or Section 9.4 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price unless otherwise required by Law.

Section 12.4 Amended Tax Returns; Tax Elections. In each case to the extent doing so would cause Seller or any of its Affiliates to be liable for any Asset Taxes (including amounts for which Seller is liable under this Agreement), Purchaser shall not, and shall not cause or permit any of its Affiliates to (a) file or amend or otherwise modify any Tax Return that relates in whole or in part to any Tax period, or portion thereof, ending on or before the Effective Time (other than to file Tax Returns in accordance with Section 12.1), (b) make, revoke, or change any election for, or that has retroactive effect to, any Tax period, or portion thereof, ending on or before the Effective Time, (c) voluntarily approach any Tax authority with respect to any Taxes attributable to any Tax period, or portion thereof, ending on or before the Effective Time, or (d) file any ruling request (or other similar request) with any Tax authority with respect to any Taxes attributable to any Tax period, or portion thereof, ending on or before the Effective Time, in each case (i.e., with respect to each of the foregoing clauses (a) through (d) in this Section 12.4), without the express prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 12.5 Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Body.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2 Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email if sent during normal business hours of the recipient or on the next day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to Seller:

SN EF MAVERICK, LLC

c/o Mesquite Energy, Inc.

700 Milam Street, Suite 600

Houston, TX 77002

Attn: Legal Department

Email: gkopel@mesquite-energy.com

With a copy to (which shall not constitute notice):

GIBSON, DUNN & CRUTCHER LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attn: James S. Robertson

Email: JRobertson@gibsondunn.com

If to Purchaser:

JAVELIN EF L.P.

5221 N. O’Connor Blvd, Ste 1100

Irving, TX 75039

Attention: Ernesto W. Alegria

Email Address: ealegria@javelinep.com

CRESCENT ENERGY COMPANY

600 Travis Street, Suite 7200

Houston, TX 77002

Attention: Bo Shi

Email Address: bo.shi@crescentenergyco.com

With a copy to (which shall not constitute notice):

KIRKLAND & ELLIS LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attn: David M. Castro, Jr., P.C.

Email: david.castro@kirkland.com

401 Congress Avenue

Austin, TX 68701

Attn: Christopher S.C. Heasley, P.C.

Email: christopher.heasley@kirkland.com

Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 13.3 Tax, Recording Fees, Similar Taxes & Fees. All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Purchaser shall be borne by Purchaser. Any and all sales, use, transfer, stamp, documentary, registration or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”) shall be borne 50% by Purchaser, on the one hand, and 50% by Seller, on the other hand.

Section 13.4 Governing Law; Jurisdiction.

(a) THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN TORT, CONTRACT, OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (INCLUDING ITS STATUTES OF LIMITATIONS) WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT (EXCEPT TO THE EXTENT A DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THE RESOLUTION OF ANY DISPUTED TITLE OR

ENVIRONMENTAL DEFECTS, OR TITLE BENEFITS PURSUANT TO SECTION 4.4, OR THE DETERMINATION OF PURCHASE PRICE ADJUSTMENTS PURSUANT TO SECTION 9.4(b) IS REFERRED TO AN EXPERT PURSUANT TO THOSE SECTIONS), AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 13.2 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c) EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(d) EACH PARTY, FOR ITSELF OR ANY OF ITS ASSETS, HEREBY WAIVES ANY IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF ANY APPLICABLE JURISDICTION. THIS WAIVER INCLUDES IMMUNITY FROM: (i) JURISDICTION; (ii) SERVICE OF PROCESS; (iii) ANY LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION PROCEEDING COMMENCED UNDER THIS AGREEMENT; (iv) ANY JUDICIAL, ADMINISTRATIVE, OR OTHER PROCEEDINGS THAT ARE PART OF, OR IN AID OF, THE LITIGATION, EXPERT DETERMINATION, MEDIATION, OR ARBITRATION COMMENCED UNDER THIS AGREEMENT; AND (v) ANY EFFORT TO CONFIRM, ENFORCE, OR EXECUTE ANY DECISION, SETTLEMENT, AWARD, JUDGMENT, SERVICE OF PROCESS, EXECUTION ORDER, OR ATTACHMENT (INCLUDING PRE-JUDGMENT ATTACHMENT) THAT RESULTS FROM LITIGATION, EXPERT DETERMINATION, MEDIATION, ARBITRATION, OR ANY JUDICIAL OR ADMINISTRATIVE PROCEEDINGS COMMENCED UNDER THIS AGREEMENT. FOR THE PURPOSES OF THIS WAIVER, PURCHASER ACKNOWLEDGES THAT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

Section 13.5 Waivers. Any failure by either Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.6 Assignment. Neither Party shall assign all or any part of this Agreement, and shall not assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld in such Party’s sole discretion) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 13.7 Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits, and Schedules attached hereto), the documents to be executed hereunder, the Confidentiality Agreement, the Escrow Agreement and the Transition Services Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.8 Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.9 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 7.1(d), Section 7.12(e), Section 7.13(d), Section 11.2(d), and Section 13.19 to the Persons described therein.

Section 13.10 Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.11 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.12 Recording. As soon as practicable after Closing, Purchaser shall record the Conveyance and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate Governmental Bodies and provide Seller with copies of all recorded or approved instruments.

Section 13.13 Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.14 Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action (including any payment required hereunder) is not a Business Day (or if the period during which any notice is required or permitted to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required or permitted to be given or action taken) shall be the next day that is a Business Day.

Section 13.15 Delivery of Records. Seller, at Purchaser’s cost and expense, shall deliver electronic copies of the Records (to the extent available in electronic form as of Closing) and physical copies of the Records to Purchaser, in each case, within 30 days following Closing; provided that the Records available in electronic form as of the Closing shall be delivered by Seller via access to a web link or ftp site. Seller may retain copies of the Records.

Section 13.16 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 13.17 Specific Performance. The Parties agree that, (a) prior to Closing, with respect to Purchaser, and (b) after Closing, with respect to the Parties, in each case, if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist, and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, in addition to any other remedy available at Law or in equity. Each of the Parties hereby further waives (x) any defense in any action for specific performance that a remedy at Law would be adequate and (y) any requirement under any Law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller or any of its or their Affiliates or Representatives be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or Purchaser’s or its Affiliate’s respective rights under any agreements with any Debt Financing Source relating to the Debt Financing.

Section 13.18 Reliance on Own Judgment; Disclaimer of Reliance. THE PARTIES AGREE THAT THE TERMS OF THIS AGREEMENT ARE NEGOTIATED TERMS AND NOT BOILERPLATE. PRIOR TO SIGNING THIS AGREEMENT, ALL TERMS WERE OPEN FOR NEGOTIATION. THE PARTIES ACKNOWLEDGE THAT THEY WERE EACH REPRESENTED BY COUNSEL AND RELIED UPON SUCH COUNSEL TO ADVISE THEM IN CONNECTION WITH THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE EACH SOPHISTICATED AND KNOWLEDGEABLE IN BUSINESS MATTERS AND HAVE DEALT WITH EACH OTHER AT ARM’S LENGTH IN NEGOTIATING THIS AGREEMENT. BY SIGNING BELOW, EACH PARTY REPRESENTS THAT IT HAS CAREFULLY REVIEWED THIS AGREEMENT, UNDERSTANDS ITS TERMS, HAS SOUGHT AND OBTAINED INDEPENDENT LEGAL ADVICE WITH RESPECT TO THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT, HAS RELIED WHOLLY UPON ITS OWN JUDGMENT, KNOWLEDGE, AND INVESTIGATION, AND THE ADVICE OF ITS RESPECTIVE COUNSEL, AND THAT IT HAS NOT RELIED UPON OR BEEN INFLUENCED TO ANY EXTENT IN MAKING OR ENTERING INTO THIS AGREEMENT BY ANY REPRESENTATIONS OR STATEMENTS MADE BY ANY OTHER PARTY, OR BY ANYONE ACTING ON BEHALF OF ANY OTHER PARTY, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE). THE PARTIES ALSO ACKNOWLEDGE AND AGREE THAT THE OTHER PARTY HAS NO DUTY TO MAKE ANY DISCLOSURES TO ANY OTHER PERSON IN CONNECTION WITH MAKING OR ENTERING INTO THIS AGREEMENT. THE PARTIES EXPRESSLY DISCLAIM RELIANCE ON ANY REPRESENTATION OR STATEMENT NOT MADE IN THIS AGREEMENT IN DECIDING TO ENTER INTO THIS AGREEMENT OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(b), OR IN ANY OTHER TRANSACTION DOCUMENT (INCLUDING SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCE). IT IS UNDERSTOOD AND AGREED THAT, IN ENTERING INTO THIS AGREEMENT, EACH OF THE PARTIES EXPRESSLY ASSUMES THE RISK THAT A FACT NOW BELIEVED TO BE TRUE MAY HEREAFTER BE FOUND TO BE OTHER THAN TRUE, OR FOUND TO BE DIFFERENT IN MATERIAL OR IMMATERIAL RESPECTS FROM THAT WHICH IS NOW BELIEVED, AND THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THIS AGREEMENT SHALL BE AND WILL REMAIN EFFECTIVE WITHOUT REGARD FOR ANY DIFFERENCES IN FACT, OR DIFFERENCES IN THE PERCEPTION OF FACTS, THAT MAY HEREAFTER BE FOUND. THE PARTIES WAIVE AND DISCLAIM ANY RIGHT OR ABILITY TO SEEK TO REVOKE, RESCIND, VACATE, OR OTHERWISE AVOID THE OPERATION AND EFFECT OF THIS AGREEMENT ON THE BASIS OF AN ALLEGED FRAUDULENT INDUCEMENT, MISREPRESENTATION, OR MATERIAL OMISSION, OR ON THE BASIS OF A MUTUAL OR UNILATERAL MISTAKE OF FACT OR LAW, OR NEWLY DISCOVERED INFORMATION.

Section 13.19 Limitation on Recourse. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO PAST, PRESENT, OR FUTURE DIRECTOR, MANAGER, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER, STOCKHOLDER, AGENT, ATTORNEY, REPRESENTATIVE, AFFILIATE, OR FINANCING SOURCE AND THEIR RESPECTIVE PAST, PRESENT, OR FUTURE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS, PARTNERS, STOCKHOLDERS, AGENTS, ATTORNEYS, REPRESENTATIVES, AFFILIATES (OTHER THAN ANY OF THE PARTIES), OR FINANCING SOURCES OF ANY OF THE PARTIES (EACH, A “NON-RECOURSE PERSON” FOR PURPOSES OF THIS PROVISION), IN SUCH CAPACITY, SHALL HAVE ANY LIABILITY OR RESPONSIBILITY (IN CONTRACT, TORT, OR OTHERWISE) FOR ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH ARE ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THE NEGOTIATION, PERFORMANCE, AND CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREUNDER. THIS AGREEMENT MAY ONLY BE ENFORCED AGAINST, AND ANY DISPUTE, CONTROVERSY, MATTER, OR CLAIM ARISING FROM, BASED UPON, RELATED TO, OR ASSOCIATED WITH THIS AGREEMENT, OR THE NEGOTIATION, PERFORMANCE, OR CONSUMMATION OF THIS AGREEMENT, MAY ONLY BE BROUGHT AGAINST THE ENTITIES THAT ARE EXPRESSLY NAMED AS PARTIES, AND THEN ONLY WITH RESPECT TO THE SPECIFIC OBLIGATIONS SET FORTH HEREIN WITH RESPECT TO SUCH PARTY. EACH NON-RECOURSE PERSON IS EXPRESSLY INTENDED AS A THIRD PARTY BENEFICIARY OF THIS SECTION AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY, SHALL HAVE THE RIGHT TO ENFORCE THIS PROVISION.

Section 13.20 Schedules. Neither the Schedules, any disclosure made in or by virtue of the Schedules, nor the inclusion of any matter or information on a Schedule, (a) constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in this Agreement, (b) has the effect of, or may be construed as, adding to, broadening, deleting from, or revising the scope of any of the representations, warranties, or covenants of Seller in this Agreement, (c) is not an admission of liability under any applicable Law and does not mean that such information is required to be disclosed by this Agreement, that such information is material, or that such information does, or may, have a Material Adverse Effect, and (d) shall not be deemed an indication that such matter necessarily would, or may, breach a representation, warranty, or covenant absent its inclusion on such Schedule; rather, the Schedules, any disclosure made in or by virtue of the Schedules, and the inclusion of any matter or information on a Schedule are intended only to qualify the representations, warranties, and covenants in this Agreement and to set forth other information as may be required by this Agreement. Matters reflected in the Schedules are not limited to matters required by this Agreement to be reflected in the Schedules, and may be set forth on a Schedule for information purposes only. Neither the specification of any Dollar amount, item, or matter in any representation, warranty, or covenant contained in this

Agreement, nor the inclusion of any specific item or matter in any Schedule, is intended to imply that such amount, or a higher or lower amount, or the item or matter so included, or any other item or matter, is or is not material or in the ordinary course of business, and no Person shall use the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item, or matter described or not described therein or included or not included in the Schedules is or is not material or in the ordinary course of business for purposes of this Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in this Agreement. The disclosure of any matter in any Schedule shall be deemed to be a disclosure under any other Schedule to the extent that the relevance of such matter to such other Schedule is readily apparent on its face. Headings have been inserted in the Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement.

Section 13.21 Seller Representative. For purposes of this Agreement, Seller, without any further action, shall be deemed to have appointed, and does hereby appoint, SN EF Maverick as its representative (in such capacity, the “Seller Representative”), as the attorney-in-fact for and on behalf of Seller (collectively), with respect to the exercise of any decision, right, consent, election or other action that Seller is required or permitted to make or take under the terms of this Agreement (the “Delegated Matters”), and Purchaser may rely on the decisions of Seller Representative with respect to all Delegated Matters. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, Seller will be treated as a single party for purposes of any notice, election, exercise of a right, consent or similar action to be made by Seller under this Agreement. The Parties further acknowledge that Purchaser shall have no responsibility to determine the portion of the Adjusted Purchase Price to be paid to Seller and shall be entitled to rely on the preliminary settlement statement and the final settlement statement, as well as instructions by the Seller Representative as to the portion of the Adjusted Purchase Price payable to each Seller entity.

Section 13.22 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any Action, involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the definitive agreements entered into in connection with the Debt Financing (the “Debt Financing Documents”) or any of the transactions contemplated hereby or thereby, in each case involving the Debt Financing Sources, or the performance of any services under the Debt Financing Documents, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party hereto irrevocably submits itself and its property with respect to any such dispute to the exclusive jurisdiction of such court and agrees that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, any Action that relates to (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any “Company Representation” (as such term or similar term is defined in the Debt Financing Documents) and whether as a result of any inaccuracy thereof Purchaser or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 10.1 or decline to consummate the Closing as a result thereof pursuant to Section 10.1 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the law of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its Affiliates to bring or support any Action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such Subject Court, (d) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action involving any Debt Financing Source involving the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (e) agrees (x) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 13.22 (or the definitions of any terms used in this Section 13.22) and (y) to the extent any amendments to any provision of this Section 13.22 (or, solely as they relate to such Section, the definitions of any terms used in this Section 13.22) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 13.22 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party, including the Debt Financing Documents.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLER:

MESQUITE COMANCHE HOLDINGS, LLC

By:	/s/ Cameron W. George
Name:	Cameron W. George
Title:	Chief Executive Officer

SN EF MAVERICK, LLC

By:	/s/ B. Scott Wike
Name:	B. Scott Wike
Title:	Authorized Signatory

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

PURCHASER:

JAVELIN EF L.P.,
By: Javelin EF GP LLC, its general partner

By:	/s/ John D. Jacobi
Name:	John D. Jacobi
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX A

ATTACHED TO AND MADE A PART OF

THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF THE EXECUTION

DATE, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“Action” means any action, cause of action, claim, demand, litigation, suit, citation, summons, subpoena, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Additional Escrow Amount” means the sum of (a) the Specified Remediation Amounts (as of Closing), and (b) if the matters described in clause (xi) of the definition of “Retained Liabilities” are not resolved prior to Closing, $12,000,000.

“Adjusted Purchase Price” has the meaning set forth in Section 3.3.

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person; provided, that, in the case of Seller, the terms “Affiliate” and “Affiliates” shall be limited to Mesquite Energy, Inc. and its subsidiaries for purposes of Section 7.12 and Section 13.22.

“Aggregate Defect Deductible” has the meaning set forth in Section 4.5(b).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.4.

“Arbitration Decision” has the meaning set forth in Section 4.4(e).

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use or similar Taxes (including any interest, fine, penalty, or additions to tax imposed by a Governmental Body in connection with such taxes) based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom; but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assigned Area” means any and all lands located within the boundaries of Dimmit, La Salle, Maverick, Webb and Zavala Counties, Texas.

“Assumed Purchaser Obligations” means, subject to and excluding the Retained Liabilities, all obligations and liabilities of every kind and character (including, subject to Article 4,

Appendix A-1

Environmental Liabilities and funds held in suspense), known or unknown, with respect to or arising from or in connection with (i) the Assets, regardless of whether such obligations or liabilities arose prior to, at or after the Effective Time, including obligations and liabilities relating in any manner to the condition, use, ownership, or operation of the Assets, including obligations to (a) furnish makeup gas and settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (b) pay working interests, royalties, overriding royalties, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, (c) properly plug and abandon any and all Wells, including temporarily abandoned Wells, (d) dismantle or decommission and remove any property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) subject to Article 4, abandon, clean up, restore, and remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, and (f) subject to Article 4, perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Contracts, or as required by any Law, including the payment of all Asset Taxes for which Purchaser is responsible hereunder (determined in accordance with Section 12.1 and Section 12.2) and (ii) the matters set forth on Schedule 11.1; but excluding, in all such instances, (A) prior to the Cut-off Date, matters that are the bases for the downward adjustments set forth in Section 3.3(b), which will be exclusively settled and accounted for pursuant to the terms of Section 3.3(b) and Section 9.4, (B) Damages to the extent caused by, arising out of, or resulting from the Excluded Assets, (C) subject to the other terms and conditions hereof, from and after the date that is 15 months following the Closing Date, all Damages, liabilities and obligations arising out of clauses (i) and (iii) of the definition of Retained Liabilities (which shall no longer be Retained Liabilities and shall be deemed Assumed Purchaser Obligations from and after such date), and (D) any Seller Taxes.

“Available Employees” has the meaning set forth in Section 7.11(a).

“Benefit Plan” means: (i) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not tax-qualified, subject to ERISA or written), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); (ii) each benefit or compensation arrangement, agreement, plan, policy, or program, whether written or unwritten or funded or unfunded; and (iii) any other pension, benefit, retirement, employment, profit-sharing, bonus, incentive compensation, performance award, deferred compensation, vacation, sick pay, paid time off, equity purchase, equity option, equity appreciation, phantom equity, equity or other equity-based award, plan or benefit, unemployment, hospitalization or other medical, life insurance, long- or short-term disability, change of control, retention, severance, or fringe benefit agreement, arrangement, plan, policy or program, including any employment agreements, in each case, that is established, maintained, contributed to or required to be contributed to or sponsored by Seller or any Affiliate of Seller (including Employer) for the benefit of any Designated Business Employee (or dependent or beneficiary thereof), or with respect to which Seller or any Affiliate of Seller (including Employer) has or could reasonably be expected to have any liability with respect to any Designated Business Employee.

“Blanket Agreement” means any of those blanket agreements, master service agreements or similar contracts referenced in a Blanket Agreement Confirmation described in Schedule 7.17.

Appendix A-2

“Blanket Agreement Confirmations” has the meaning set forth in Section 7.17.

“Blanket Agreement Counterparties” has the meaning set forth in Section 7.17.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Casualty Loss” has the meaning set forth in Section 4.7.

“Central Time” means the central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.4(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Comanche Holdings” has the meaning set forth in Preamble of this Agreement.

“Commercially Reasonable Efforts” means reasonable efforts of a Party under existing circumstances; provided, however, that such efforts shall not include the incurring of any liability or obligation or the payment of any money (unless the other Party has agreed in writing to pay such costs).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated July 13, 2022, between Mesquite Energy, Inc. and KKR.

“Contracts” has the meaning set forth in Section 2.2(c).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Assignment, Bill of Sale, and Conveyance attached hereto as Exhibit B.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Crescent” has the meaning set forth in Section 7.11(g).

Appendix A-3

“Cure Period” has the meaning set forth in Section 4.2(b)(i).

“Current Tax Period” has the meaning set forth in Section 12.2(b).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-off Date” means the day that is 180 days after Closing.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, statutory or common law claims or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include (i) consequential damages or loss of profits suffered by the Party claiming indemnification, or any punitive damages (except as otherwise provided herein), and (ii) any liability, loss, cost, expense, claim, award, or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.

“Debt Financing” has the meaning set forth in Section 7.12(b).

“Debt Financing Documents” has the meaning set forth in Section 13.22.

“Debt Financing Sources” has the meaning set forth in Section 7.12(b).

“Deductible” has the meaning set forth in Section 3.3.

“Deemed Defect Amount” has the meaning set forth in Section 4.2(b)(ii).

“Defect Escrow Amount” has the meaning set forth in Section 4.2(b)(iii).

“Defensible Title” means that title of Seller with respect to each Well and Lease (as applicable) that, as of the Effective Time and as of the applicable Title Claim Date, is deducible of record or created or caused by a joint operating agreement, a pooling agreement, a unitization agreement, a farmout agreement, or any similar agreement, subject to the Permitted Encumbrances and that:

(i) with respect only to the Target Formation of each Lease or Well, as applicable, entitles Seller to receive Hydrocarbons within, produced, saved, and marketed from the Target Formation of such Lease or Well, as applicable, throughout the duration of the productive life of such Lease or Well, of not less than the Net Revenue Interest shown on in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well, except for (a) decreases in connection with those operations in which Seller may, from and after the Execution Date and in accordance with Section 7.4, elect to be a nonconsenting co-owner, (b) decreases resulting from the reversion

Appendix A-4

of interests to co-owners in connection with operations in which such co-owners elected not to consent after the Execution Date, (c) decreases resulting from the establishment or amendment of pools or units from and after the Execution Date (if and to the extent permitted by this Agreement), (d) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (e) as otherwise expressly shown on Exhibit A-1 or Exhibit A-2, as applicable;

(ii) with respect only to the Target Formation of each Lease or Well, obligates Seller to bear a percentage of the costs and expenses for the ownership, operation, maintenance, and development of, and operations relating to, such Lease or Well not greater than the working interest shown in Exhibit A-1 or Exhibit A-2, as applicable, for such Lease or Well without increase throughout the productive life of such Well, except for (a) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to the Target Formation of the affected Lease or Well, (b) increases resulting from contribution requirements with respect to defaults by co-owners under the applicable operating agreement from and after the Execution Date, and (c) as otherwise expressly shown on Exhibit A-1 or Exhibit A-2, as applicable;

(iii) with respect only to the Target Formation of each Lease, entitles Seller to Net Acres for such Lease not less than as set forth on Exhibit A-2 throughout the productive life thereof; and

(iv) is free and clear of liens or similar encumbrances.

“Delegated Matters” has the meaning set forth in Section 13.21.

“Deposit” has the meaning set forth in Section 3.1.

“Designated Business Employees” means (i) each employee of Seller or its Affiliates that is designated on Schedule 7.11(a), (ii) each employee hired by Seller or its Affiliates on or after the date hereof and prior to the Closing, in accordance with the terms of this Agreement, to provide services substantially similar to those performed by the employees identified in the preceding clause (i), and (iii) any employee otherwise designated by mutual agreement of Purchaser and Seller to satisfy this “Designated Business Employees” definition.

“Dispute Notice” has the meaning set forth in Section 4.2(b)(ii).

“Disputed Claims” has the meaning set forth in Section 11.5(c).

“Disputed Defect” has the meaning set forth in Section 4.2(b)(ii).

“Disputed Title Matters” has the meaning set forth in Section 4.4(a).

“Disputing Party” has the meaning set forth in Section 4.4(a).

“DOJ” means the Department of Justice.

“Dollars” means U.S. Dollars.

Appendix A-5

“Eagle Ford Formation” means the stratigraphic equivalent of that certain interval located between a measured depth of 7,150 feet and 7,533 feet from Kelly Bushing as seen on the log of the Briscoe Catarina West 1 Well, API No. 42127334210000, located in Dimmit County, Texas.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Employer” has the meaning set forth in Section 5.20.

“Environmental Defect” means (i) any written notice from a Governmental Body asserting or alleging a violation of or noncompliance with any Environmental Law attributable to the use, ownership or operation of the Assets, (ii) a condition on or affecting any Asset or Property that constitutes a violation of or noncompliance with any Environmental Law, or (iii) a condition on or otherwise affecting or arising from any Asset or Property with respect to which remedial, response, or corrective action is required under Environmental Law; provided, however, that the Specified Environmental Conditions and any matter listed on Schedule 5.16 shall not be considered Environmental Defects for any purpose of this Agreement.

“Environmental Laws” means, as the same have been amended as of or prior to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws addressing pollution or protection of human health and safety (to the extent related to exposure to Hazardous Substances), the environment, natural resources and the management of Hazardous Substances, and all regulations implementing the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation, or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.

“Equipment” has the meaning set forth in Section 2.2(b).

“ERA II” has the meaning set forth in Section 7.11(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, at any relevant time, would be deemed a “single employer” under Section 414 of the Code.

Appendix A-6

“Escrow Account” means the escrow account established and maintained pursuant to the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement, dated as of the Execution Date, executed by SN EF Maverick, Purchaser, and the Escrow Agent, in respect of the receipt, holding, and distribution, as the case may be, of the Deposit and, if applicable, the Defect Escrow Amount.

“Exchange Act” has the meaning set forth in Section 7.13(a).

“Excluded Assets” means: (a) the Excluded Records; (b) until the Cut-off Date, except for Imbalances, all trade credits, accounts receivable, and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims, audit rights, and causes of action of Seller arising under or with respect to any Contract that are attributable to the period of time prior to the Effective Time (including claims for adjustments or refunds) to the extent not attributable to any Assumed Purchaser Obligations for which Purchaser is otherwise required to provide indemnification to Seller hereunder; (d) all claims, rights, and interests of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Effective Time or matters for which Seller is otherwise required to provide indemnification to Purchaser hereunder; (e) any Tax refunds, Tax credits, Tax benefits, or Tax carry-forward amounts attributable to Asset Taxes prior to the Effective Time, to Seller’s businesses generally, or to the direct or indirect owners of Seller; (f) solely to the extent not transferable without payment of a fee or other penalty to any Third Party under any Contract (unless Purchaser has separately agreed in writing to pay such fee or other penalty), all geophysical and other seismic and related technical data and information relating to the Assets (including all interpretive data and analyses thereof), (g) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property; (h) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller uses Commercially Reasonable Efforts to obtain a waiver of any such confidentiality restriction); (i) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.6 or otherwise excluded under this Agreement; (j) any properties (including personal property), expressly excluded under this Agreement; (k) subject to Section 7.17, whether or not relating to the Assets, all master service agreements, procurement agreements, engineering, and procurement contracts or similar service contracts and any work orders thereunder or relating thereto; (l) all right, title, and interest to the properties (including personal property) or other assets (including contractual rights) set forth on Exhibit A-6; (m) Hedges; (n) the sponsorship of, and all assets, rights and interests associated with, any Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement at any time established, maintained, sponsored or contributed to by Seller, Employer or any ERISA Affiliate or with respect to which Seller, Employer or any ERISA Affiliate has (or has had) any liability or obligation; (o) subject to Section 7.17, other than the Specified Vehicles, all vehicles and other rolling stock; (p) all desktop and laptop computers, printers, copiers,

Appendix A-7

information technology equipment and associated peripherals, telephone equipment (including all cell phones, pagers, and voicemail systems), networks, servers (other than servers used primarily in connection with the SCADA Equipment), modems, routers, hubs, circuits, and switches; (q) all payments in favor of “Shipper” pertaining to linefill or other storage under (i) that certain Transportation Services Agreement dated March 1, 2012, by and between Anadarko Energy Services Company, as Carrier, and Enterprise Products Operating LLC, as Shipper, and (ii) that certain Purchase Agreement, dated as of March 1, 2012, by and between Anadarko Energy Services Company and Enterprise Products Operating LLC, as Shipper; and (r) solely to the extent the applicable consent to assign is not obtained, the Field Office Lease.

“Excluded Defect” has the meaning set forth in the definition of “Title Defect” in this Appendix A.

“Excluded Records” means (i) all corporate, financial, income, franchise and other Income Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) any records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement, or applicable Law (provided that Seller used Commercially Reasonable Efforts to obtain a waiver of any such transfer restriction), (iii) computer software, (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions and (b) Contracts), (v) personnel records (other than the Transferred Employees’ Records), (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties, (vii) except for interpretive seismic records, all interpretive data and analyses, including any information reflecting Seller’s or its Affiliates interpretive techniques, processes, valuations, reserve reports, estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Assets, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, or economic projections with respect to Assets, (viii) all emails on Seller’s or its Affiliates’ servers or networks, and (ix) any records solely to the extent relating to the Excluded Assets or any assets or properties of Seller or its Affiliates that are not Assets under this Agreement (including any assets or properties of Seller and its Affiliates which have been sold, exchanged, or otherwise disposed of prior to the Execution Date).

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“FCC Licenses” has the meaning set forth in Section 7.14.

“Field Office Lease” means that certain office lease described on Exhibit A-5.

“Final Disputed Title Matters” has the meaning set forth in Section 4.4(b).

“Fraud” means an actual, intentional and knowing misrepresentation by a Person with respect to the making of any representation or warranty set forth in Article 5 or Article 6 of this Agreement or any certificate required to be delivered by any Person pursuant to the terms hereof, on which Party to this Agreement relies to its material detriment, as applicable; provided that (a) the Person making such representation or warranty had actual knowledge that the applicable representation or warranty, as may be qualified in this Agreement, was false at the time it was

Appendix A-8

made, (b) the representation or warranty was made with the intention that the other Party rely thereon to its detriment, (c) the representation or warranty was relied upon by the other Party to such other Party’s material detriment, and (d) “Fraud” does not include constructive fraud or other claims based upon constructive knowledge, negligent misrepresentation, recklessness, or other similar theories.

“FTC” means the Federal Trade Commission.

“Funding Failure” means Purchaser’s inability or failure for any reason to make (or obtain funds sufficient to make) the Closing Payment if (a) all conditions of Purchaser to Closing have been fulfilled (other than the conditions for which Seller has not been able to fulfill or otherwise satisfy based on Purchaser’s failure to perform or observe its covenants and agreements hereunder and except for any such conditions that by their nature may only be satisfied at or in connection with the occurrence of Closing) and (b) Seller is ready, willing, and able to close (subject to the preceding parenthetical).

“Fundamental Representations” means with respect to Seller, the representations and warranties in Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6, and Section 5.18.

“GAAP” means U.S. generally accepted accounting principles as in effect on the Execution Date.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official, or other authority of the United States or any other country or any state, province, prefect, municipality, locality, tribal, or other government or political subdivision thereof, or any quasi-governmental or private body or arbitral body (public or private) exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing, tribal, or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials, Hydrocarbons, NORM, polychlorinated biphenyls and per- and polyfluoroalkyl substances.

“Hedges” means any future, hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates, or the Properties are bound.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and the shares of production from the relevant Well to which Seller was entitled, or at the pipeline flange (or inlet flange at a processing plant or similar location) between the amount of Hydrocarbons nominated by or allocated to Seller and the Hydrocarbons actually delivered on behalf of Seller at that point.

Appendix A-9

“Inactive Employee” has the meaning set forth in Section 7.11(a).

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Indemnity Escrow Amount” has the meaning set forth Section 11.5.

“Indemnity Escrow Termination Date” has the meaning set forth Section 11.5.

“Individual Claim Threshold” has the meaning set forth in Section 11.4(b).

“Individual Defect Threshold” has the meaning set forth in Section 4.5(b).

“Interest Reduction” has the meaning set forth in the definition of “Permitted Encumbrances”.

“IRS” has the meaning set forth in Section 5.20(a).

“Javelin” has the meaning set forth in Section 7.11(g).

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“Labor Agreement” has the meaning set forth in Section 5.11(a)(xiv).

“Laws” means all laws (including common law), acts, Permits, statutes, rules, judgments, injunctions, rulings, awards, decrees or writs, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 2.2(a).

“Leave” means any absence from active employment (other than due to vacation or jury duty) under any type of leave for which the Designated Business Employee is entitled to reinstatement upon completion of the leave under the applicable leave policies of Seller or an Affiliate thereof.

“Letters in Lieu” has the meaning set forth in Section 9.2(e).

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect, or condition that, individually or in the aggregate, (a) has been, or would reasonably likely to be materially adverse to any of the Assets, in each case, taken as a whole and as currently owned and operated (including, in the case of a breach of a Party’s representations or warranties set forth in Article 5 or Article 6 of this Agreement (other than Fundamental Representations) where such breach would be reasonably likely to result in Damages to a Party equal to or greater than 15% of

Appendix A-10

the Unadjusted Purchase Price), or (b) materially and adversely affects the ability of the applicable Party to consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that in the case of subsection (a) above, none of the following, either alone or in combination, shall be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or is existing: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof (unless disproportionately affecting the Assets as compared to assets of other Persons engaged in the oil and gas industry in the geographic area in which the Assets are located); (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices, or fuel costs (unless disproportionately affecting the Assets as compared to assets of other Persons engaged in the oil and gas industry in the geographic area in which the Assets are located); (iii) any legal, regulatory, or other change generally affecting the industries, industry sectors, or geographic sectors of the Assets, including any change in the prices of oil, natural gas, or other Hydrocarbon products or the demand for related gathering, processing, transportation, and storage services (unless disproportionately affecting the Assets as compared to assets of other Persons engaged in the oil and gas industry in the geographic area in which the Assets are located); (iv) any change resulting or arising from the execution or delivery of this Agreement or the other Transaction Documents, the consummation of the transactions contemplated hereby, or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, or regulators); (v) any change resulting or arising from political, geopolitical, social, or regulatory conditions, including any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, terrorism, civil unrest, public demonstrations, or acts of foreign or domestic terrorism or sabotage (including any cyber-attack or hacking), or the escalation of any of the foregoing; (vi) any epidemic, pandemic, or outbreak of disease (including, for the avoidance of doubt, COVID-19), or the escalation of any of the foregoing; (vii) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person; (viii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes, and wild fires, or other force majeure events, or the escalation of any of the foregoing; or (ix) any change resulting or arising from the taking of, or the failure to take, any action by Seller or any of its Affiliates, required or otherwise expressly contemplated by this Agreement or consented to or requested by Purchaser. For the avoidance of doubt, a Material Adverse Effect shall not be measured against any forward-looking statements, financial projections, or forecasts applicable to the Assets.

“Material Consents” has the meaning set forth in Section 8.1(f).

“Material Contracts” has the meaning set forth in Section 5.11.

“Net Acres” means, as computed separately with respect to each Lease identified on Exhibit A-1, (a) the number of gross acres in the land covered by such Lease, multiplied by (ii) the lessor’s undivided mineral interest in the Hydrocarbons in the Target Formation in such lands covered by such Lease, multiplied by (b) Seller’s working interest in such Lease; provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such area.

Appendix A-11

“Net Revenue Interest” means, with respect to each Lease or Well (limited, however to the Target Formation with respect to each such Lease or Well, as applicable), the interest in and to all Hydrocarbons produced and saved or sold from or allocated to the Target Formation of such Lease or Well, in each case, after giving effect to all royalties, overriding royalties, net profits interests, or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons.

“Non-Recourse Person” has the meaning set forth in Section 13.19.

“NORM” means naturally occurring radioactive material.

“Other Indemnity Cap Amount” has the meaning set forth on Schedule 7.15.

“Outside Date” has the meaning set forth in Section 10.1(f).

“Overhead Costs” means an amount equal to $1,250,000 per month.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(i) royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests, and other similar burdens on production to the extent that the net cumulative effect of such burdens does not (A) reduce Seller’s Net Revenue Interest with respect to the Target Formation for any Lease or Well below that shown in Exhibit A-1 or Exhibit A-2, as applicable, as applicable, (B) increase Seller’s Working Interest with respect to the Target Formation for any Lease or Well above that shown in Exhibit A-1 or Exhibit A-2, as applicable without, in each case, a proportionate increase in the Net Revenue Interest of Seller with respect to the Target Formation, (C) decrease Seller’s Net Acres with respect to the Target Formation in any Lease below that shown in Exhibit A-2 (clauses (A) through (C), individually or collectively, an “Interest Reduction”), or (D) prevent or adversely affect the use or operations of the Properties as currently conducted;

(ii) all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders, and other contracts, agreements, and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not (A) result in an Interest Reduction, or (B) prevent or adversely affect the use or operations of the Properties as currently conducted;

(iii) Preferential Rights, Third Party consents to assignment and similar transfer restrictions;

(iv) liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and set forth on Schedule 5.8

Appendix A-12

(v) any (a) inchoate liens or charges constituting or securing the payment of expenses incurred incidental to maintenance, development, production, or operation of the Leases and Wells or for the purpose of developing, producing, or processing Hydrocarbons therefrom or therein, and (b) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and included on Schedule 1.1(a);

(vi) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the transactions contemplated hereby, if they are not required or customarily obtained in the region where the Assets are located prior to sale or conveyance, including Customary Post-Closing Consents;

(vii) excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(viii) easements, rights-of-way, restrictions, covenants, servitudes, Permits, surface leases, rights in respect of surface operations, and other encumbrances or rights that do not (A) result in an Interest Reduction or (B) prevent or adversely affect the use or operations of the Properties as currently conducted;

(ix) calls on production under existing Contracts which are set forth on Schedule 5.11;

(x) gas balancing and other production balancing obligations, and obligations to balance or furnish make up Hydrocarbons under Hydrocarbon sales, gathering, processing, or transportation contracts, to the extent listed on Schedule 5.11;

(xi) all rights reserved to or vested in any Governmental Bodies (a) to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any right, franchise, grant, license, or Permit issued or afforded by any Governmental Body, or (b) to terminate any right, franchise, grant, license, or Permit issued or afforded by such Governmental Body;

(xii) any lien, charge, or other encumbrance on or affecting the Assets that is expressly waived in writing by Purchaser, or that is discharged by Seller at or prior to Closing;

(xiii) the terms and conditions of the Leases, including any depth limitations or similar limitations that may be set forth therein, that do not (A) result in an Interest Reduction or (B) prevent or adversely affect the use or operations of the Properties as currently conducted;

(xiv) the terms and conditions of the Contracts to the extent that the net cumulative effect of such instruments does not (A) result in an Interest Reduction or (B) prevent or adversely affect the use or operations of the Properties as currently conducted;

(xv) any lien, mortgage, security interest, pledge, charge, or similar encumbrance resulting from Seller’s conduct of business in compliance with this Agreement;

Appendix A-13

(xvi) any Excluded Defects (or matters forming the basis thereof);

(xvii) any matters set forth on Schedule 1.1(a); and

(xviii) any other liens, charges, encumbrances, defects, or irregularities that (in each case, other than liens, charges, encumbrances, defects or irregularities related to Taxes) (a) do not, individually or in the aggregate, materially detract from the value of or prevent or adversely affect the use or operations of the Properties as currently conducted, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not result in an Interest Reduction.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body, or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials ASTM-1527-13 or -21, and any similar visual environmental assessment or environmental regulatory compliance review.

“Phase II Environmental Site Assessment” has the meaning set forth in Section 7.1(a).

“Preferential Rights” has the meaning set forth in Section 4.6(a).

“Properties” has the meaning set forth in Section 2.2(b).

“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; and gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Properties) and capital expenditures (including bonuses and broker fees, costs of drilling and completing wells, and costs of acquiring equipment), in each case, incurred in the ownership or operation of the Assets in the ordinary course of business, and (ii) overhead costs charged to the Assets by Third Party operators under the applicable operating agreement; provided, however, “Property Costs” shall not include any costs relating to lease acquisitions, renewals, extensions, shut-in royalty payments, title examination and curative actions, and obligations and liabilities attributable to (a) personal injury or death, property damage, or violation of Law, (b) the remediation of any Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Laws, pursuant to Section 4.2(b), (c) the costs to correct, cure, and remedy any Title Defect timely submitted to Seller as provided in this Agreement, (d) obligations to pay royalties, overriding royalties, net profits interests, or other similar burdens paid to Third Parties on or measured by production of Hydrocarbons relating to the Assets, including those held in suspense, (e) obligations with respect to any Imbalances associated with the Assets, (f) obligations with respect to Hedges; (g) obligations to plug wells and dismantle or decommission facilities, (h) general and administrative costs and expenses (including those associated with corporate general and administrative costs and expenses) of Seller and its Affiliates with respect to the ownership and operation of the Assets, as well as any overhead expenses (including the Overhead Costs), (i) costs for obtaining Specified Consent Requirements and (i) claims for indemnification or reimbursement from Third Parties for costs of the types described in the preceding clauses (a) through (h), and (j) Taxes.

Appendix A-14

“Pro Rata Seller Bonus” has the meaning set forth in Section 7.11(b)(ii).

“Public Announcement Restrictions” has the meaning set forth in Section 7.3(a).

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Body, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser 401(k) Plan” has the meaning set forth in Section 7.11(f)(ii).

“Purchaser Blanket Agreements” has the meaning set forth in Section 7.17.

“Purchaser Employer” has the meaning set forth in Section 7.11(a).

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors, and other Representatives.

“Records” means copies of any files, records, maps, information, and data in Seller’s or its Affiliates’ possession or control, whether written or electronically stored, relating solely to the Assets, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) Contract files; (iii) operations, environmental, production, Asset Tax and accounting records; (iv) production, facility, and well records and data; and (v) Transferred Employees’ Records; provided, however, that the term “Records” shall not include any of the foregoing items that are Excluded Records and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information, and data related to the Excluded Assets.

“Relevant Period” has the meaning set forth in Section 7.11(b).

“Remaining Indemnity Matters” means (a) the matters described in clause (ix) of the definition of “Retained Liabilities” until the final resolution thereof is deemed to occur pursuant to Section 11.4(a), (b) if not resolved prior to Closing, the matters described in clause (xi) of the definition of “Retained Liabilities” until the final resolution thereof is deemed to occur pursuant to Section 11.4(a), and (c) the final resolution of the matters described on Schedule 7.15.

Appendix A-15

“Remaining Indemnity Matters Amount” means (a) the Specified Remediation Amount with respect to the matters described in clause (a) of the definition of “Remaining Indemnity Matters”, (b) $12,000,000 with respect to the matters described in clause (b) of the definition of “Remaining Indemnity Matters”, and (c) the Other Indemnity Cap Amount with respect to the matters described in clause (c) of the definition of “Remaining Indemnity Matters”.

“Remaining Payments” has the meaning set forth in Section 7.19.

“Remediation Limits” has the meaning set forth in Section 7.16(a).

“Remediation Transition Date” has the meaning set forth in Section 7.16(a).

“Remedy Notice” has the meaning set forth in Section 4.2(b)(ii).

“Representatives” means (i) any prospective purchaser of a Party or an interest in a Party; (ii) partners, employees, officers, directors, members, equity and debt owners, and counsel of a Party or any of its Affiliates or of any of the parties listed in subsection (i) above; (iii) any consultant or agent retained by a Party or the parties listed in subsection (i) or (ii) above; and (iv) any bank, investors, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution, or entity.

“Requisite Financial Statement Information” has the meaning set forth in Section 7.13(a).

“Resolution Date” has the meaning set forth in Section 11.5(d).

“Retained Liabilities” means, for the period beginning at Closing and, except with respect to clauses (ix) and (x) which shall survive until final resolution of such matters in accordance with Section 11.4, ending on the date that is 15 months after Closing, and only for such period, liabilities arising, incurred, or accrued related to the Assets to the extent constituting: (i) Third Party claims for pre-Effective Time royalty and working interest revenue payment obligations (including escheat obligations), including with respect to Suspense Funds as of the Effective Time (except for any Suspense Funds paid to Purchaser or otherwise included in the adjustments to the Unadjusted Purchase Price made pursuant to Section 3.3), (ii) liabilities for personal injuries or death occurring on the Assets or in the operation thereof prior to the Effective Time, (iii) liabilities for the disposal from the Assets to any location that is not an Asset prior to Closing of any Hazardous Substances generated or used by or on behalf of Seller or its Affiliates in connection with the ownership or operation of the Assets, (iv) except as specifically set forth in Section 7.11, all liabilities relating to or arising out of the (A) employment, or termination of employment, of any Transferred Employee prior to or on the Closing Date and (B) employment or engagement of any director, officer, employee (including the Designated Business Employees), consultant, or independent contractor of Seller or its Affiliates who is not a Transferred Employee, including any liabilities for any actual or prospective work relationship or the termination thereof, (v) any penalties or fines imposed by any Governmental Body to the extent related to pre-Closing violations of applicable Law by Seller or Seller’s Affiliates, (vi) any Third Party claim related to the litigation matters set forth on Schedule 5.7 or that should have been set forth on Schedule 5.7; (vii) any Seller Taxes; (viii) all liabilities at any time arising under or with respect to or in connection with any Benefit Plan, or other benefit or compensation plan, program, policy, agreement or arrangement at any time established, maintained, sponsored or contributed to by

Appendix A-16

Seller, Employer or any ERISA Affiliate or with respect to which Seller, Employer or any ERISA Affiliate has (or has had) any liability or obligation, (ix) liabilities arising from the remediation of the Specified Environmental Conditions in accordance with Section 7.16, limited to Seller’s proportionate share thereof (based upon Seller’s interest in the affected Assets as of the Execution Date, and, for the avoidance of doubt, Seller shall not be responsible for any liabilities or costs and expenses attributable to the interest of any other co-owner of the affected Assets (including Purchaser or any of its Affiliates)) (x) liabilities arising from the Specified Matters, or (xi) if not resolved prior to Closing, liabilities, if any, arising from the audit by and among Seller and certain working interest owners ongoing as of the Execution Date, covering the period from January 1, 2017 to December 31, 2019 (limited to Seller’s liability to other co-owners of the affected Assets). Notwithstanding anything contained herein to the contrary, except with respect to any bona fide claims timely asserted by Purchaser, from and after the date that is 15 months following the Closing Date, all such Damages, liabilities and obligations arising out of clauses (i) and (iii) above shall no longer be Retained Liabilities and shall be deemed Assumed Purchaser Obligations.

“SCADA Equipment” shall mean all SCADA equipment (including any servers used primarily in connection with the SCADA equipment), fixtures and personal property to the extent located at the Leases or Wells; provided, however, the foregoing shall not include any Third Party software licenses or proprietary software.

“Scheduled Closing Date” has the meaning set forth in Section 9.1.

“SEC” has the meaning set forth in Section 7.13(b).

“Securities Act” has the meaning set forth in Section 6.10.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors, and other Representatives.

“Seller Representative” has the meaning set forth in Section 13.21.

“Seller Taxes” means all (a) Income Taxes imposed by any applicable Laws on a Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 12.2 (taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of (i) the adjustments to the Unadjusted Purchase Price made pursuant to Section 3.3 and Section 9.4, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 12.2(c)), and (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets.

“SN EF Maverick” has the meaning set forth in Preamble of this Agreement.

“Specified Agency Agreement Amount” means the monthly amount set forth on Schedule 1.1(c) for each Monthly Agency Payment remaining under the Specified Agency Agreements as of the Closing Date.

Appendix A-17

“Specified Agency Agreements” means the agreements on Schedule 1.1(c).

“Specified Agency Agreement Receivables” means all amounts received by Seller or its Affiliates prior to Closing pursuant to Section 3.7 of the Specified Agency Agreements.

“Specified Environmental Conditions” means the matters set forth on Schedule 1.1(d).

“Specified Consent Requirement” means a requirement to obtain a lessor’s or other Person’s prior consent to assignment of an interest in any Asset that (i) provides that such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (ii) expressly provides that (A) any purported assignment in the absence of such consent first having been obtained is void, invalid, or unenforceable against such lessor or other Person, (B) the Person holding the right may terminate the applicable Lease, Permit, Contract, or other instrument creating Seller’s rights in the affected Asset, or (C) the Person holding the right may impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security, or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Asset, or (iii) is expressly denied in writing.

“Specified Contracts” means the contracts set forth on Schedule 1.1(f), which, to the extent assignable (and not subject to an unobtained Specified Consent Requirement), will be assigned to Purchaser (or its Affiliate designee) at Closing by Seller’s applicable Affiliate pursuant to the Specified Contract Assignment and Assumption Agreement.

“Specified Contract Assignment and Assumption Agreement” means the assignment and assumption agreement pursuant to which certain Specified Contracts will be assigned Purchaser (or its Affiliate designee) at Closing, in substantially the form attached hereto as Exhibit D.

“Specified Matters” means the matters set forth on Schedule 1.1(e).

“Specified Matters Disbursement Date” has the meaning set forth in Section 11.5(d).

“Specified Midstream Contracts” means the Contracts set forth on Schedule 1.1(b).

“Specified Remediation Amounts” means an amount equal to $4,000,000, less the reasonable and documented costs actually paid by Seller or its Affiliates or reimbursed to Purchaser or its Affiliate in connection with remediating the Specified Environmental Conditions.

“Specified Vehicles” means the vehicles and rolling stock described on Exhibit A-4.

“Subject Courts” has the meaning set forth in Section 13.22.

“Subject Liabilities” has the meaning set forth in Section 11.4(d)(ii).

“Surface Interests” has the meaning set forth in Section 2.2(e).

“Suspense Funds” has the meaning set forth in Section 5.17.

Appendix A-18

“SWT Claim Date” has the meaning set forth in Section 4.1(b)(ii).

“Target Formation” means with respect to each (a) Well, the currently producing formation of such Well and (b) each Lease, the Eagle Ford Formation.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, declaration, estimated Tax filing, claim for refund, or other document (including any schedules and attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means (a) all taxes, assessments, duties, levies, imposts or other similar charges in the nature of a tax imposed by a Governmental Body (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, franchise, profits, capital gains, capital stock, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, production, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, alternative minimum, add-on, value-added, withholding (including backup withholding) and estimated taxes, and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with any item described in clause (a) above.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(b).

“Title Arbitrator” has the meaning set forth in Section 4.4(c).

“Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of Seller in the Target Formation of any Lease or Well as set forth on Exhibit A-1 or Exhibit A-2, as applicable, above that shown on Exhibit A-1 or Exhibit A-2, as applicable, without a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 or Exhibit A-2, as applicable for the applicable Lease or Well, or (ii) in the case of any Lease, increase the Net Acres for such Lease in the Target Formation as set forth in Exhibit A-2 above that shown on Exhibit A-2 as a result of an increase in (a) the number of gross acres in the lands covered by such Lease or (b) the undivided percentage interest in oil, gas, and other minerals covered by the Lease in such lands.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Claim Date” has the meaning set forth in Section 4.2(a).

Appendix A-19

“Title Defect” means (i) an Environmental Defect or (ii) any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Properties, as of the Effective Time and the Title Claim Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement (each an “Excluded Defect”):

(a) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Properties;

(b) defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c) defects based on a gap in Seller’s chain of title in the federal records as to federal Leases, the state’s records as to state Leases, or in the county records as to other Leases, unless, in the case of any of the foregoing, such gap is affirmatively shown to exist in the county records by an abstract of title, title opinion, or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(d) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized, or unitized therewith, except to the extent Purchaser provides evidence that such cessation of production, insufficient production or failure to conduct operations has (or may reasonably be expected to have) (i) given the applicable lessor the right to terminate (or partially terminate) all or a portion of the applicable Lease or (ii) resulted in the expiration or termination (or partial expiration or termination) of the applicable Lease pursuant to its terms;

(e) defects based solely on the lack of information in Seller’s files, the lack of Third Party records, or the unavailability of information from regulatory agencies; provided that Seller has not relied on such missing documents to vest Seller with title to the applicable Property;

(f) defects based on references to a document because such document is not in Seller’s files;

(g) defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records), if the net cumulative effect does not result in an Interest Reduction;

(h) defects arising out of (i) lack of corporate or other entity authorization or (ii) failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, in each case, unless such lack of authorization or failure to demonstrate of record proper authority is reasonably expected to result in a Third Party’s superior claim of title to the relevant Properties;

(i) defects that have been cured by the passage of time or such other means that would render such defect invalid according to applicable Law, or as to which the applicable Laws of limitations or prescription would bar any attack or claim;

Appendix A-20

(j) defects, encumbrances, or loss of title affecting ownership interests in formations other than the relevant Target Formation;

(k) defects that affect only which person has the right to receive royalty (or similar) payments (rather than the amount or the proper payment of such royalty payment) if the net cumulative effect does not result in an Interest Reduction;

(l) defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless Purchaser affirmatively demonstrates that such prior oil and gas leases had not expired prior to the creation of the Asset in question;

(m) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf, unless evidence exists (and is provided) that the action was not authorized and is reasonably expected to result in a Person’s superior claim of title to the relevant Properties;

(n) defects or irregularities resulting from the failure to record releases of liens, mortgages, security interests, pledges, charges, or similar encumbrances that have expired by their own terms; and

(o) defects based on or arising out of the failure of Seller or any Third Party to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, declaration or order, production sharing agreement, production allocation agreement, production handling agreement, or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract, to the extent that (i) Seller has not received written notice that such failure is being contested by any Third Party, and (ii) (A) such Well has been permitted by the applicable Governmental Body, or (iii) the allocation of Hydrocarbons produced from such Well among such Leases or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, take points, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Lease or tract its share of such production.

“Title Defect Amount” has the meaning set forth in Section 4.2(c).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Transaction Documents” means this Agreement and any other documents executed in connection with this Agreement.

“Transfer Date” has the meaning set forth in Section 7.11(a).

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Transferred Employees” has the meaning set forth in Section 7.11(a).

Appendix A-21

“Transferred Employees’ Records” means the following current employment and current personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary, job description, variable compensation targets, and business and personal mailing addresses and telephone numbers, including as applicable, any employment-related agreements related to such Transferred Employee; provided that Transferred Employees’ Records shall not include any medical, performance documentation, and employee development plan records.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between SN EF Maverick and Purchaser, in substantially the form attached hereto as Exhibit C.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Units” has the meaning set forth in Section 2.2(a).

“WARN Act” has the meaning set forth in Section 5.20(c).

“Wells” has the meaning set forth in Section 2.2(b).

Appendix A-22